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TABLE OF CONTENTS 3

As filed with the Securities and Exchange Commission on September 9, 2004

Registration No. 333-116394

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM SB-2

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MedicalCV, Inc.
(Name of Small Business Issuer in its Charter)

Minnesota (State or Other Jurisdiction of Incorporation)	3842 (Primary Standard Industrial Classification Code Number)	41-1717208 (I.R.S. Employer Identification Number)

9725 South Robert Trail
Inver Grove Heights, Minnesota 55077
(651) 452-3000
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

John H. Jungbauer
Chief Financial Officer
MedicalCV, Inc.
9725 South Robert Trail
Inver Grove Heights, Minnesota 55077
(651) 452-3000
(Name, Address, and Telephone Number of Agent for Service)

COPIES TO:
 Avron L. Gordon, Esq.
Brett D. Anderson, Esq.
David H. Mason, Esq.
Briggs and Morgan, P.A.
2200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
(612) 977-8400 (phone)
(612) 977-8650 (fax)

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

        If any securities being offered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the related registration statement filed with the Securities and Exchange Commission or any applicable state securities commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 2004

Prospectus

8,634,387 Shares

Common Stock

        The shareholders of MedicalCV, Inc. identified on pages 55 to 68 are offering and selling 8,634,387 shares of common stock, including shares issuable upon the exercise of warrants, under this prospectus. We issued such securities in our recently completed private placement as well as certain other private transactions. We will receive none of the proceeds from the sale of the shares by the selling shareholders, except for the exercise price of the warrants, if and when such warrants are exercised by the selling shareholders.

        Our publicly traded units, each consisting of one share of common stock and one Class A Warrant, are quoted on the OTC Bulletin Board and trade under the ticker symbol "MDCVU." On September 7, 2004, the closing price of one such unit on the OTC Bulletin Board was $1.15.

        The shares offered under this prospectus involve risks. See "Risk Factors" beginning on page 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION

We have used, and therefore claim common law rights in, the following trademarks:
GLIDETHRU, ULTRAPURE and ATRILAZE.

We also have federal registration for the marks:
MEDICALCV, OMNICARBON and INTERFACE.

PROSPECTUS SUMMARY

        This summary highlights some of the important information regarding our business. It is qualified in its entirety by, and should be read in conjunction with, the more detailed information, financial statements and accompanying notes appearing elsewhere in this prospectus. We urge you to read the entire prospectus carefully, especially the risks of investing in our securities discussed under Risk Factors, before you decide to buy our securities.

MedicalCV, Inc.

Our Business

        Our primary objective is to develop cardiac products for improved patient outcomes by early treatment of cardiac disorders. Historically, we have developed, marketed and sold mechanical heart valves known as the Omnicarbon® 3000 and 4000 heart valves. Our long-range strategy, however, is to achieve profitability by diversifying into high growth markets in cardiothoracic surgery.

        In August 2003, to reduce our dependence on sales of heart valves, we acquired a technology platform for the treatment of atrial fibrillation from LightWave Ablation Systems, Inc., a private research-based corporation focused on new devices for the treatment of cardiovascular diseases. Atrial fibrillation is a common irregular heart rhythm condition among the U.S. population and is a significant, worldwide healthcare challenge. Near-term, we plan to develop and introduce products targeting treatment of atrial fibrillation. We believe these and other products we may acquire or develop are critical to increasing revenues and reducing losses and ultimately achieving profitability.

        Our company was incorporated in Minnesota on March 30, 1992, under the name CV Dynamics, Inc. In April 1992, we acquired all of the tangible and intangible assets of Omnicor, Inc. Omnicor resulted from the corporate and financial restructuring of a predecessor company called Medical Incorporated, which was organized in 1971 to develop and market the Lillehei-Kaster heart valve, licensed from the University of Minnesota. Our company changed its name to MedicalCV, Inc. in February 2000. Our corporate headquarters is located at 9725 South Robert Trail, Inver Grove Heights, MN 55077.

SUMMARY CONSOLIDATED FINANCIAL DATA

	Years Ended April 30,
	2003	2004
Statement of Operations Data:
Net sales	$2,578,063	$3,410,975
Cost of goods sold	1,807,402	2,204,993
Gross profit	770,661	1,205,902
Total operating expenses	5,018,873	5,302,114
Net loss	(4,667,709)	(6,238,990)
Basic and diluted net loss per share	(.60)	(.78)
Weighted average number of shares outstanding, basic and diluted	7,843,834	8,046,736

	April 30, 2004
	Actual	Pro Forma
Balance Sheet Data:
Total current assets	$4,885,771	$6,901,730
Total current liabilities	2,540,222	2,540,222
Working capital	2,345,549	4,361,508
Total assets	6,095,994	8,111,953
Long-term debt and related party lease obligation, less current portion	6,609,758	6,609,758
Total shareholders' equity (deficit)	(3,053,986)	(1,038,027)

        The balance sheet data listed above sets forth summary consolidated financial data:

  •
  on an actual basis, and

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  on a pro forma basis to reflect the sale of 1,540,900 shares of common stock and warrants to purchase the same number of shares in May 2004.

RISK FACTORS

        Investment in the shares offered under this prospectus is speculative, involves substantial risk and is suitable only for persons or entities of substantial means who have no need for immediate liquidity with respect to this investment and can bear the risks, including the risk of losing their investment. In addition to the information set forth elsewhere in this prospectus, prospective investors should carefully consider the following risk factors.

        Some of the information in this prospectus contains forward-looking statements. You can identify such statements by noting the use of forward-looking terms such as "believes," "expects," "plans," "estimates" and other similar words. Certain risks, uncertainties or assumptions that are difficult to predict may affect such statements. The risk factors described herein could cause our actual operating results to differ materially from those expressed in any forward-looking statement. We caution you to keep in mind such risk factors and to refrain from placing undue reliance on any forward-looking statements, which speak only as of the date of this prospectus.

        We anticipate future losses and negative cash flows, which may limit or delay our ability to become profitable.    We have incurred losses in each of the last eight fiscal years. We had net losses of $6,238,990 in the fiscal year ended April 30, 2004, and $4,667,709 for the fiscal year ended April 30, 2003. As of April 30, 2004, we had an accumulated deficit of $23,312,085. If we fail to obtain additional financing when required, we may not be able to develop or enhance our existing and proposed products, including the development and introduction of our atrial fibrillation products. Additional financing will be needed to gain market share for our heart valve products and to respond to competitive pressures or unanticipated requirements, which could seriously harm our business, financial position and results of operations. We expect to incur additional net losses until we are able to generate and sustain substantially higher revenues while maintaining reasonable expense levels, both of which involve uncertainty. We cannot assure you that our revenues will grow in future periods or that we will ever become profitable. If we do achieve profitability, we cannot assure you that we would be able to sustain or increase profitability on a quarterly or annual basis in the future. In addition, the report of our independent registered public accounting firm for fiscal year 2004 includes an explanatory paragraph expressing doubt about our ability to continue as a going concern.

        Substantially all of our assets are pledged to lenders and subject to risk of loss.    In connection with various bridge loan transactions entered into during 2003, substantially all of our assets were pledged to secure our indebtedness to PKM, an entity controlled by Paul K. Miller, one of our directors and the largest beneficial owner of our securities, and Peter L. Hauser, who following the transaction in which he participated became the beneficial owner of over 10 percent of our securities. As of August 31, 2004, we were indebted to these lenders in the principal amount of $3,443,333. We cannot assure you that we will be able to obtain any additional financing, or that any financing obtained will be on terms favorable to us. If we default under the terms of our agreements with the lenders, or if we are unable to repay our indebtedness to them when it becomes due on June 30, 2005, the lenders may elect to exercise their rights as secured creditors, which may include foreclosing upon and causing the sale of our assets. If such event should occur, it would likely result in the termination of all of our business operations.

        If we are unable to fund our significant capital needs, we may be required to cease operations.    Our ability to continue as a going concern depends upon our ability to obtain additional debt and/or equity financing in the fall of calendar year 2004. We are required to pay approximately $500,000 in interest to holders of outstanding debt during fiscal year 2005. The terms of any future equity financing are expected to be highly dilutive to our existing security holders. The delisting of our securities from the Nasdaq SmallCap Market that occurred in March 2003 negatively affects our ability to raise capital. We expect to face substantial difficulty in raising funds in the current market environment and we cannot provide any assurance that such additional financing will be available on terms acceptable to us or at all. If we are unable to obtain adequate financing on acceptable terms, we will be unable to continue operations.

        We rely upon sales of our Omnicarbon heart valves for substantially all of our revenue and we will need regulatory approval to sell our atrial fibrillation technology or other products.    Our results of operations materially depend on the success of the OC 3000 and OC 4000 heart valves, which accounted for substantially all of our operating revenue for the fiscal years ended April 30, 2003 and 2004. A significant reduction in sales of Omnicarbon heart valves for any reason, including the introduction of additional competing products, would have a material adverse effect on us. We need to obtain regulatory approval before we can sell our atrial fibrillation technology or other products. Given the time-consuming and technical nature of the regulatory clearance process, we cannot be certain when, or whether, we will be permitted to sell such products. We also anticipate that research and development and clinical and regulatory expenses will continue to rise in future periods.

        We may be unsuccessful in our efforts to shift our business model to target high growth markets in cardiothoracic surgery.    We may be unsuccessful in our efforts to diversify, prompting continued reliance on financing activities to fund operations. Unless the level of U.S. market acceptance of our heart valves increases and the FDA approves our pyrolytic carbon process, we anticipate that we will continue to depend upon cash provided by financing activities to address our working capital requirements. By broadening our portfolio of cardiothoracic surgery products, we hope to reduce our dependence on sales of heart valves and reduce our reliance upon financing transactions, which may not be available to us. We cannot, however, assure you that our efforts to diversify our product offerings will:

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  be attainable;

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  be profitable;

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  reduce our reliance upon financing transactions; or

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  enable us to continue operations.

        We cannot assure you that our efforts to introduce our atrial fibrillation technology or other products will be successful.    We seek to broaden our product offerings to the cardiothoracic surgery market. We cannot assure you that we will succeed in introducing our new products, that such new products will gain market acceptance, or that such products will significantly contribute to our operating results; nor can we assure you that we will be able to recover the cost of investing in the development and introduction of such products. Further, we may determine not to pursue development of any product lines being manufactured or currently under development. For example, we recently determined to suspend development of our annuloplasty product in an effort to reallocate our capital resources.

        We cannot assure you that our atrial fibrillation technology will gain physician acceptance.    A limited number of cardiovascular surgeons and cardiologists can influence medical device selection and purchase decisions for a large portion of the target cardiovascular surgery patient population. We cannot assure you that our cardiovascular surgery devices will gain any significant degree of physician acceptance, or that users will accept our systems as preferable to alternative products or methods of treatment. Physician acceptance of our products depends upon our ability to demonstrate the clinical advantages of such systems.

        We cannot assure you that minimally invasive techniques for the ablation of atrial fibrillation will gain wide acceptance.    Subject to successful product development and regulatory approval, we plan to introduce our laser-based technology in two stages. The first stage will involve a product for open heart procedures. The second stage will focus on a much larger patient population which will be accessible using minimally invasive techniques. Minimally invasive surgical techniques for tissue ablation on a beating heart are relatively new procedures. If surgeons do not succeed in the further development of such techniques, our second stage atrial fibrillation treatment will not be successful.

        Our business is vulnerable to risks resulting from international political and economic conditions.    Most of our revenue is derived from customers in Europe, South Asia, the Middle East and the Far East. Our ability to continue to do business with current customers for our heart valves as well as our ability to introduce new products and secure distribution channels may be adversely affected by political turmoil, terrorism and economic instability in those regions.

        Because we do not have FDA clearance to market our Omnicarbon heart valves manufactured with our proprietary pyrolytic carbon process for sale in the U.S., we depend upon a third party supplier for critical components.    We market our OC 3000 heart valves, which we sell in the U.S., with pyrolytic carbon components produced by Snia S.p.A. Carbomedics, a third party supplier which sells competing heart valves. Although we believe we have sufficient OC 3000 heart valves to carry us through FDA premarket approval of our OC 4000 heart valves for sale in the U.S., the supply contract pursuant to which we had purchased such components from Snia S.p.A. Carbomedics expired in December 2003. Given the absence of FDA-cleared alternative sources for pyrolytic carbon components for our OC 3000 heart valves, any disruption of our supply would have a material adverse effect on our continued ability to sell OC 3000 heart valves. Further, we cannot assure you that we will be able to obtain FDA clearance to manufacture Omnicarbon heart valves for sale in the U.S. using our own pyrolytic carbon process. Our future success will depend, in part, on obtaining FDA clearance to manufacture carbon components for heart valves for sale in the U.S.

        We may need to fund multiple research studies throughout the lifecycle of each of our products, providing statistically significant scientific data to regulatory agencies and cost effectiveness data to third party payers.    The FDA, foreign regulatory agencies and third party health care payers may require scientific clinical outcomes data and cost effectiveness data. We will need to provide this data throughout our products' lifecycles. Payers and governmental agencies may change the frequency and breadth of clinical research required, potentially significantly increasing our costs. Without adequate positive outcomes data that demonstrate advantages from the use of our Omnicarbon heart valves, we may not achieve any significant market penetration. We cannot assure you that our outcomes data will be adequate to meet present or future medical device utility requirements. If our outcomes data does not meet such requirements, we may be unable to sell our products or obtain third party reimbursement for the costs of our products.

        Intense competition in the prosthetic heart valve industry could prevent us from successfully marketing our products or render our products obsolete.    We compete in mature, highly competitive markets in which substantially all of our competitors have well-known and established products. To compete successfully in these markets, we must maintain competitive pricing and demonstrate the advantages of our Omnicarbon heart valves in terms of post-surgical complications. Several companies are currently pursuing new mechanical heart valve designs, blood compatible coatings for mechanical heart valves, longer lasting tissue heart valves and surgical alternatives to implanting prosthetic heart valves. It is possible that technological advances by our competitors, or advances in surgical procedures that delay the need for replacing heart valves, could render our Omnicarbon heart valves noncompetitive or obsolete.

        Our primary competitors, St. Jude Medical, Inc., Medtronic, Inc. and Snia S.p.A. Carbomedics, dominate the market and control most of the mechanical heart valve market worldwide. Our competitors have extensive clinical data demonstrating the performance of their heart valves and internal carbon manufacturing capabilities. Our atrial fibrillation technology and our soft tissue ablation system are also likely to experience competition from the product offerings of these and other companies. The companies with which we compete have many additional competitive advantages over us, including:

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  greater name recognition and product market acceptance;

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  more established physician relationships;

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  broader product lines;

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  greater distribution capabilities;

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  greater regulatory compliance capabilities;

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  larger marketing, research and development staffs and facilities; and

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  greater financial resources.

        We cannot assure you that we will be able to compete against such competitors or their products.

        The small number of distributors operating in foreign markets that currently generate substantially all of our revenues pose a concentration of credit risk and could leave us at any time, impairing our business.    Substantially all of our sales originate from approximately 37 distributors who market our OC 4000 heart valves in Europe, South Asia, the Middle East and the Far East. Because we do not control the amount or timing of the resources such parties allocate to sales of our product, any revenues we derive from such relationships depend upon the efforts of such distributors. If we could not locate a replacement on a timely basis, the loss of an international distributor could adversely affect us.

        Mercé v. Electromedicina, S.L. is one of our significant international distributors. Salvador Mercé Cervelló, Managing and General Director of Mercé v. Electromedicina, is one of our board members. This distributor made net purchases of product from our company, equal to approximately 29.6 percent of our net sales in the fiscal year ended April 30, 2003. During the fiscal year ended April 30, 2004, such distributor made net purchases of product from our company equal to approximately 29.4 percent of our net sales. Our accounts receivable with this distributor accounted for approximately 37.9 and 33.4 percent of our accounts receivable at and April 30, 2003 and 2004, respectively. Obligations to us from our distributors are unsecured. Distributors could fail to pay receivables or cease distributing our products at any time, thereby materially and adversely affecting our business, financial condition, operating results and cash flows.

        We depend upon sales outside the U.S., which are subject to a number of risks that could harm our ability to successfully commercialize our products and could harm our business.    We face several risks as a result of doing business in foreign markets, including:

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  unforeseen changes in regulatory requirements and government health programs;

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  potentially adverse tax consequences;

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  political and economic instability; and

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  greater difficulty in collecting payments from product sales.

        In addition, the value of the U.S. dollar in relation to other currencies may also harm our sales to customers outside the U.S. because we require substantially all of our customers to pay for our products in U.S. currency.

        Substantial government regulation in the U.S. and abroad may restrict our ability to sell our heart valves, our atrial fibrillation technology or other products.    The FDA and comparable regulatory authorities in foreign countries extensively and rigorously regulate our products, product development activities and manufacturing processes. In the U.S., the FDA regulates the introduction of medical devices as well as the manufacturing, labeling and record-keeping procedures for such products. We are required to:

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  obtain clearance before we can market and sell medical devices;

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  satisfy content requirements applicable to our labeling, sales and promotional materials;

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  comply with manufacturing and reporting requirements; and

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  undergo rigorous inspections.

        The process of obtaining marketing clearance for new medical devices from the FDA can be costly and time consuming. For example, the premarket clearance process, which our heart valves and certain other medical devices must undergo, can require numerous years to complete. Although we have obtained FDA clearance for our OC 3000 heart valve, we cannot assure you that our future products will obtain FDA clearance on a timely basis, or at all. Our products must also comply with laws and regulations of foreign countries in which we market such products. In general, the extent and complexity of medical device regulation is increasing worldwide. This trend may continue, and the cost and time required to obtain marketing clearance in any given country may increase as a result. We cannot assure you that our products will obtain any necessary foreign clearances on a timely basis, or at all.

        Once medical devices are cleared for sale, regulatory authorities may still limit the use of such products, restrict sales to certain models or sizes, prevent the sale or manufacture of such products or require a recall or withdrawal of such products from the marketplace.    Following initial clearance from regulatory authorities, we continue to be subject to extensive regulatory requirements. Government authorities can withdraw marketing clearance due to our failure to comply with regulatory standards or due to the occurrence of unforeseen problems following initial clearance. Ongoing regulatory requirements are wide-ranging and govern, among other things:

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  annual inspections to retain CE mark for sale of products in the European Union;

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  product manufacturing;

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  supplier substitution;

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  product changes;

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  process modifications;

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  medical device reporting; and

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  product sales and distribution.

        The FDA and various government agencies inspect our facilities from time to time to determine whether we are in compliance with applicable laws and regulations. If we fail to comply or maintain compliance with medical device laws or regulations, regulatory authorities may fine us and bar us from selling our products. If the FDA believes we are not in compliance with such laws or regulations, it can:

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  seize our products;

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  require a recall;

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  withdraw previously granted market clearances;

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  implement procedures to stop future violations; and/or

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  seek civil and criminal penalties against us.

        The uncertainty of third party reimbursements and possible health care reforms may adversely affect us.    Our ability to market products successfully in the U.S. will depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health insurers, health maintenance organizations and other third party payers. Payers may challenge the need for, and prices of, medical products and services. Payers may deny reimbursement for procedures that they deem experimental or for devices used in ways other than as cleared by the FDA or stated in their indications for use. With respect to our products, some payers could deny coverage until the devices become generally accepted by the medical profession. The inability of hospitals and other providers to obtain reimbursement from third party payers for our products would have a material adverse impact on our business, financial condition, operating results and cash flows.

        Health care reform may also impact sales of new products in the U.S. Reforms may include:

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  mandated basic health care benefits;

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  controls on health care spending through limiting the growth of private health insurance premiums and Medicare and Medicaid spending; and

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  fundamental changes to the health care delivery system.

        We anticipate that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methodologies, and that public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, we cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on our ability to market our current and future products. Laws resulting from such reform initiatives could adversely impact our business, financial condition, operating results and cash flows.

        Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to use information that we regard as proprietary. We also run the risk of infringing the proprietary rights of third parties.    We do not have patent protection for the design of our Omnicarbon heart valves. We rely upon a combination of trade secrets, know-how and confidentiality agreements to protect the proprietary aspects of our technology, including aspects of manufacturing. We have one U.S. patent on our pyrolytic carbon coating apparatus and two foreign patent applications. Our atrial fibrillation technology has one U.S. patent application. We expect to seek patent protection for additional products in the future. Our success will depend, in part, on our ability to protect our products and to manufacture and sell them without infringing the rights of third parties. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions and, therefore, are highly uncertain. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the U.S. We cannot assure you that:

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  any pending patent applications or any future patent applications will result in the issuance of patents;

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  the scope of any patent protection will be effective to exclude competitors or to provide competitive advantages to us;

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  we will be able to commercially exploit any issued patents before they expire;

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  any of our patents will be held valid if subsequently challenged;

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  others will not claim rights in, or ownership of, the patents and other proprietary rights we hold;

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  our products and processes will not infringe, or be alleged to infringe, the proprietary rights of others; or

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  we will be able to protect meaningful rights in proprietary technology over which we do not hold patents.

        Furthermore, we cannot assure you that others have not developed or will not develop products which may duplicate any of our products or manufacturing processes, or that others will not design around our patents. Other parties may independently develop or otherwise acquire substantially equivalent techniques, gain access to our proprietary technology or disclose such technology. In addition, whether or not we obtain additional patents, others may hold or receive patents covering components of products we independently develop in the future. We cannot assure you that third parties will not claim infringement by us, and seek substantial damages, with respect to current or future products. If we were to become involved in a dispute regarding intellectual property, whether ours or that of another company, we may become involved in material legal proceedings. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays and require us to:

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  cease manufacturing and selling the product in question, which could seriously harm us;

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  enter into royalty or licensing agreements; or

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  design commercially acceptable non-infringing alternative products.

        We cannot assure you that we would be able to obtain royalty or licensing agreements, if required, on terms acceptable to us or at all, or that we would be able to develop commercially acceptable non-infringing alternative products. Our failure to do so could have a material adverse effect upon our business, financial condition, operating results and cash flows.

        If patients allege that the use of our cardiovascular surgery devices adversely affected them, we may face substantial product liability claims.    Substantial product liability litigation exists within

the medical device industry. Our products are life-sustaining devices, and their failure may result in patient death. We have had product liability claims in the past, which have been resolved without material financial cost to us. We cannot assure you, however, that future product liability claims will not exceed the limits of our insurance coverage or that such insurance will continue to be available on commercially reasonable terms, or at all. Consequently, a product liability claim or other claim with respect to uninsured liabilities, or in excess of insured liabilities, could have a material adverse effect on our business, financial condition, operating results and cash flows. In addition, adverse publicity resulting from product liability litigation may materially adversely affect us regardless of whether the claims are valid or whether we are liable. These claims may divert our financial and management resources that would otherwise be used to benefit the future performance of our operations.

        Key employees could leave our company at any time, impairing our development and profitability.    We depend heavily on the technical knowledge and industry expertise of our management team. The development and execution of our business plan depends upon these individuals. We do not have employment agreements with most of our key employees. The departure of key people could adversely affect our business, financial condition, operating results and cash flows.

        We may be unable to recruit, motivate and retain qualified employees.    Our success depends upon our ability to attract, motivate and retain a sufficient number of qualified employees, including employees who concentrate in research and development, sales, marketing and manufacturing, to keep pace with our product development schedules. Even though we have not experienced shortages of qualified people to date, qualified individuals needed to fill these positions could be in short supply in our market. Our inability to recruit, motivate and retain such individuals may delay the planned launch of new products, including the recruitment of individuals needed to develop atrial fibrillation products, or result in high employee turnover, either of which could have a material adverse effect on our business, financial condition, operating results and cash flows. Additionally, competition for qualified employees could require us to pay higher wages and provide additional benefits to attract sufficient employees.

        Fluctuations in our operating results may result in decreases in the price of our securities.    Our operating results have and will continue to fluctuate significantly because of several factors, including the timing of FDA clearance, government policies regarding payment for our products and new technology. Consequently, our operating results may fall below the expectations of public market analysts and investors. In that event, the price of our securities would likely decrease. The price of our securities may fluctuate during the course of this offering and the price of our publicly traded units may be higher or lower than the price of the shares offered hereby. On September 7, 2004, the closing price of one publicly traded unit, consisting of one share of common stock and one Class A Warrant, was $1.15.

        No public market exists for our common stock.    We cannot assure you that a public market for our common stock will develop. Before our initial public offering, there was no public market for our units. Our units were listed on The Nasdaq SmallCap Market under the symbol "MDCVU" from the completion of our initial public offering in November 2001 until March 2003. In March 2003, our units were delisted from The Nasdaq SmallCap Market because we failed to satisfy the minimum stockholders' equity requirement for continued listing and because the bid price of our units had been below $1.00 for 30 consecutive trading days. Our units are now traded under the same symbol on the OTC Bulletin Board. Although certain of the selling shareholders own shares of common stock and warrants to purchase common stock that were purchased as units, such securities are not fungible with our publicly traded units because each publicly traded unit consists of one share of common stock and one Class A Warrant.

        You may have difficulty reselling our common stock.    Our securities are subject to certain rules of the SEC relating to "penny stocks." Such rules require broker-dealers to make a suitability determination for purchasers and to receive the purchaser's prior written consent for a purchase transaction, thus restricting the ability to purchase or sell our securities in the open market. In addition, trading in our securities is conducted in the over-the-counter market on the OTC Bulletin Board, which was established for securities that do not meet Nasdaq listing requirements. Selling our securities may be difficult because of the quantity of securities that may be bought and sold, the possibility that transactions may be delayed, and the low level of security analyst and news media coverage given to over-the-counter stocks. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our securities.

        Our affiliated shareholders have significant control, which could reduce your ability to receive a premium for your securities through a change in control.    As of August 31, 2004, officers and directors of our company beneficially owned approximately 35.0 percent of our outstanding common stock. As a result, they may be able to control our company and direct our affairs, including the election of directors and approval of significant corporate transactions. This concentration of ownership could also delay, defer or prevent a change in control of our company, and make some transactions more difficult or impossible without their support. These transactions might include proxy contests, tender offers, open market purchase programs or other share purchases that could give our shareholders the opportunity to realize a premium over the then prevailing market price of our securities. As a result, this concentration of ownership could depress the price of our securities.

        Minnesota law and our ability to issue preferred stock could deter a take-over or acquisition of our company.    Our articles of incorporation authorize the issuance of shares of preferred stock. Our board of directors, without any action by our shareholders, is authorized to designate and issue the preferred stock in such classes or series as it deems appropriate and establish the rights and privileges of such shares, including liquidation and voting rights. Our ability to designate and issue preferred stock having preferential rights over our common stock could adversely affect the voting power and other rights of holders of common stock, should we determine to issue preferred stock. We are also subject to the Minnesota Business Corporation Act, which includes provisions that limit the voting rights of persons acquiring specified percentages of shares of an issuing public corporation in a "control share acquisition" and restrict "business combinations" between issuing public corporations and specified persons acquiring their securities. Our ability to issue preferred stock and the application of the provisions of Minnesota law discussed above could impede or deter another company from making a tender offer or other proposal to take us over.

USE OF PROCEEDS

        The shares being registered under this prospectus for resale by the selling shareholders include shares issuable upon the exercise of warrants. We will not receive any proceeds from the sale of the shares by the selling shareholders. We will receive the exercise price of the warrants held by the selling shareholders, if any, when such warrants are exercised. However, as of the date of this prospectus, the trading price of our publicly traded units, which include one share of common stock and one Class A Warrant, generally has not exceeded the exercise price of these warrants. If we realize proceeds from the exercise of all of these warrants, the net proceeds to us would be approximately $9.5 million. We expect to use the proceeds of any such warrant exercises for general working capital purposes and the repayment of indebtedness.

CAPITALIZATION

        The following table sets forth our capitalization as of April 30, 2004 as follows:

  •
  on an actual basis, and

  •
  on a pro forma basis to reflect the sale of 1,540,900 shares of common stock and warrants to purchase the same number of shares in May 2004.

        You should read this information in conjunction with the financial statements and the related notes and Management's Discussion and Analysis or Plan of Operation included elsewhere in this prospectus.

	April 30, 2004
	Actual	Pro Forma
	(unaudited)	(unaudited)
Notes payable and line of credit	$3,929,041	$3,929,041
Preferred stock: $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock: $0.01 par value; 95,000,000 shares authorized, 9,189,933 shares issued and outstanding, actual; 10,730,833 shares issued and outstanding, pro forma	91,899	107,308
Additional paid-in capital	20,168,133	22,168,683
Deferred stock-based compensation	(1,933)	(1,933)
Accumulated deficit	(23,312,085)	(23,312,085)
Total shareholders' equity (deficit)	(3,053,986)	(1,038,027)
Total capitalization	875,055	2,891,014

        The above information excludes:

  •
  1,500,000 shares of common stock issuable by us upon the exercise of Class A Warrants at an exercise price of $6.50 per share;

  •
  2,730,763 shares of common stock issuable by us upon the exercise of outstanding warrants at an exercise price of $1.60 per share;

  •
  2,519,004 shares of common stock issuable by us upon the exercise of outstanding warrants at a weighted average exercise price of approximately $2.36 per share;

  •
  1,288,727 shares of common stock issuable by us upon the exercise of stock options granted, or shares available for issuance pursuant to future grants, under our stock option plans;

  •
  150,000 units, each consisting of one share of common stock and one Class A Warrant, issuable by us upon the exercise of a warrant that we issued to the underwriter of our initial public offering at an exercise price of $6.75 per unit; and

  •
  218,461 units, each consisting of one share of common stock and one warrant exercisable for one share of common stock at $1.8375 per share, issuable by us upon the exercise of warrants at $1.8375 per unit that we issued to our agent and our finder in our recently completed private placement.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data for the years ended April 30, 2003 and 2004, are derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP and which are included elsewhere in this prospectus. The selected consolidated financial data should be read in conjunction with such consolidated financial statements and the related notes and Management's Discussion and Analysis or Plan of Operation.

	Years Ended April 30,
	2003	2004
Statement of Operations Data:
Net sales	$2,578,063	$3,410,975
Cost of goods sold	1,807,402	2,204,993
Gross profit	770,661	1,205,902
Total operating expenses	5,018,873	5,302,114
Net loss	(4,667,709)	(6,238,990)
Basic and diluted net loss per share	(.60)	(.78)
Weighted average number of shares, basic and diluted	7,843,834	8,046,736

As of April 30, 2004
Balance Sheet Data:
Total current assets	$4,885,771
Total current liabilities	2,540,222
Working capital	2,345,549
Total assets	6,095,994
Long-term debt and related party lease obligation, less current portion	6,609,758
Total shareholders' equity (deficit)	(3,053,986)

        You should read this information in conjunction with the consolidated financial statements and the related notes and Management's Discussion and Analysis or Plan of Operation included elsewhere in this prospectus.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

        Our units were listed on The Nasdaq SmallCap Market under the symbol "MDCVU" from the completion of our initial public offering in November 21, 2001, until March 19, 2003. Our units are now traded under the same symbol on the OTC Bulletin Board ("OTCBB"). Each publicly traded unit consists of one share of common stock and one Class A Warrant to purchase one share of our common stock for $6.50. The following table sets forth the approximate high and low closing prices as reported by The Nasdaq SmallCap Market and the approximate high and low bid prices as reported by the OTCBB for our units for the periods indicated. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Period	High	Low
Fiscal Year 2003
First Quarter	$2.45	$0.55
Second Quarter	$1.44	$0.60
Third Quarter	$1.15	$0.55
Fourth Quarter	$1.01	$0.25
Fiscal Year 2004
First Quarter	$1.55	$0.30
Second Quarter	$2.45	$1.40
Third Quarter	$2.60	$1.15
Fourth Quarter	$2.30	$1.10

        As of August 31, 2004, we had approximately 130 shareholders of record and approximately 330 beneficial owners.

        We have never declared or paid cash dividends. We currently intend to retain future earnings, if any, to operate and expand our business, and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our board.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

        The following discussion contains various forward-looking statements within the meaning of Section 21E of the Exchange Act. Although we believe that, in making any such statement, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. When used in the following discussion, the words "anticipates," "believes," "expects," "intends," "plans," "estimates" and similar expressions, as they relate to us or our management, are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ materially from those anticipated, certain of which are beyond our control, include those discussed in Risk Factors as well as those discussed elsewhere in this Form SB-2.

        Our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements. Accordingly, we cannot be certain that any of the events anticipated by forward-looking statements will occur or, if any of them do occur, what impact they will have on us. We caution you to keep in mind the cautions and risks described in Risk Factors as well as those discussed elsewhere in this Form SB-2 and to refrain from attributing undue certainty to any forward-looking statements, which speak only as of the date of the document in which they appear.

Overview

        We are a cardiovascular surgery device company. For the past several years substantially all of our revenue has come from the sale of mechanical heart valves known as the Omnicarbon® Series 3000 ("OC3000") and Series 4000 ("OC4000"), which we manufacture and market. Our heart valves are used to treat heart failure caused by the aging process, heart diseases, prosthetic heart valve failure and congenital defects. To date, we have distributed the OC3000 and OC4000 heart valves primarily in Europe, South Asia, the Middle East and the Far East.

        On July 26, 2001, the FDA gave us notice of premarket approval to sell our OC 3000 heart valve in the U.S., the largest geographic market for mechanical heart valves. In the nearly three years since then we have recorded a cumulative revenue of approximately $900,000 from U.S. sales of the OC 3000. During those same three years we have invested heavily in recruiting and training U.S. distributors and promoting the valve to U.S. surgeons.

        The worldwide heart valve market is highly competitive. In addition, technology and competitive offerings, such as new tissue heart valves, place increased pressure on us as we seek to increase our market share and revenue. For more information regarding these risks, you should review Risk Factors.

        We are also attempting to add other cardiovascular products. In August 2003, we acquired a laser-technology platform which we hope to develop into products that will be used for the surgical treatment of atrial fibrillation from LightWave Ablation Systems, Inc. We have applied for FDA 510(k) clearance to market this device for soft tissue ablation including cardiac tissue and, assuming receipt of such clearance, we expect to begin commercialization of our initial AF treatment in the fall of 2004. Thereafter we expect to build on this technology to develop a second product for minimally invasive, beating heart treatment of atrial fibrillation. This application will require substantially more development and rigorous regulatory submissions including opening an IDE, conducting a clinical study and filing a PMA. We believe these and other products we may acquire or develop are critical to increasing revenues and reducing losses and ultimately achieving profitability.

Critical Accounting Policies

        The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We believe our estimates and assumptions are reasonable; however, actual results and the timing of the recognition of such amounts could differ from those estimates. We have identified the following critical accounting policies and estimates utilized by management in the preparation of our financial statements: revenue recognition, accounts receivable allowance, inventory obsolescence and deferred income tax assets. Actual amounts could differ significantly from management's estimates.

        Revenue Recognition.    We recognize revenue using guidance from SEC Staff Accounting Bulletin No. 104 "Revenue Recognition in Financial Statements." Revenue from the sale of our mechanical heart valves is recognized provided that we have received a written order, the price is fixed, title has transferred, collection of the resulting receivable is probable and there are no remaining obligations. Transfer of title occurs for substantially all international sales upon shipment. Our products are not subject to any customer acceptance process. There are no rights of return unless the product does not perform according to specifications. In the United States we consign valves to hospitals and record the sale when the hospital notifies us of patient implant. In prior periods, we paid marketing support to distributors in some markets. Such payments are reported as a reduction in our revenues in accordance with EITF 01-9.

        Accounts Receivable Allowance.    In determining the adequacy of our allowance for doubtful accounts, management considers a number of factors, including the aging of our receivable portfolio, customer payment trends, the financial condition of our customers and economic conditions in our customers' countries. Our analysis in determining the allowance for doubtful accounts is performed by management on a customer-by-customer basis. Although our recorded allowance includes our best estimates, we cannot predict the resolution of these matters with certainty. As of April 30, 2003 and 2004, our allowance for doubtful accounts was $113,295 and $102,869, respectively.

        Inventory Obsolescence.    In determining the appropriate carrying value of our inventories, management considers a number of factors, including the aging of our inventory, recent sales trends, industry market conditions and economic conditions. Our analysis requires us to estimate revenues by type of mechanical heart valve. Although adjustments to the carrying value of our inventories reflect our best estimates, the estimates require a large degree of judgment. During fiscal year 2004, we recorded a provision for inventory obsolescence of $125,563.

        Deferred Income Tax Assets.    In assessing the realizability of our deferred tax assets, management considers whether it is more likely than not that our deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent on the generation of future taxable income, which must occur prior to the expiration of our net operating loss and credit carryforwards, which comprise the majority of the deferred tax assets. As of April 30, 2004, we had established a valuation allowance of $7,659,740 to fully offset our deferred tax assets due to uncertainty about generating sufficient future taxable income necessary to realize these deferred tax assets, particularly in light of our history of significant operating losses. In addition, future utilization of available net operating loss carryforwards may be limited under Internal Revenue Code Section 382 as a result of future changes in ownership.

Results of Operations as a Percentage of Total Revenue for the Fiscal Years Ended April 30, 2003 and 2004

        Our operating results, expressed as a percentage of total revenue, were as follows:

	Year Ended April 30,
	2003	2004
Net sales	100.0%	100.0%
Cost of goods sold	70.1%	64.6%
Gross profit	29.9%	35.4%
Operating expenses:
Sales and marketing	89.5%	58.5%
General and administrative	71.2%	70.2%
Engineering and regulatory	34.0%	26.7%
Total operating expense	194.7%	155.4%
Loss from operations	(164.8)%	(120.0)%
Other income (expense):
Interest expense	(18.1)%	(26.9)%
Interest income	.5%	.2%
Other income (expense)	1.4%	(36.1)%
Total other expense, net	(16.2)%	(62.8)%
Net loss	(181.1)%	(182.8)%

Results of Operations for the Fiscal Years Ended April 30, 2003 and 2004

        Net Sales.    Net sales increased 32 percent from $2,578,063 for fiscal year 2003 to $3,410,975 for fiscal year 2004. Net sales in the U.S. increased 135 percent for fiscal year 2004 compared to fiscal year 2003. U.S. sales for fiscal year 2004, represented 19 percent of sales compared to 11 percent of sales for fiscal year 2003. For fiscal year 2004, sales to our European customers decreased 0.6 percent compared to the prior year. The percentage decrease for fiscal year 2004 was affected by the fact that our largest European customer did not purchase any valves in the quarter ended October 31, 2002 (fiscal year 2003). Sales to our other European customers declined 18 percent for fiscal year 2004 compared to fiscal year 2003. Unit sales for fiscal year 2004 increased 27 percent compared to unit sales for fiscal year 2003. Average selling prices increased for fiscal year 2004 compared to fiscal year 2003, primarily as a result of the increase in the proportion of sales made in the U.S. where our selling prices are generally higher than in most European countries, and the increase in total European sales which generate higher selling prices than all other non-U.S. countries.

        Substantially all of our sales are denominated in U.S. dollars. Fluctuations in foreign currency exchange rates have not resulted in significant losses or gains on outstanding trade accounts receivable. All of our distributors are required to pay for our products in U.S. dollars, other than our Japanese distributor, which pays in Japanese yen, and one European customer, who pays in euros.

        Cost of Goods.    We assemble heart valves with components we manufacture for the OC4000 and components supplied by Snia S.p.A. Carbomedics ("Carbomedics") for the OC3000. The cost of self manufactured components is approximately 1/3 the cost of components purchased from Carbomedics. The cost of self-manufactured components is dependent upon volume. We have produced level quantities of components during the past two years. Accordingly the cost of self manufactured components has not changed significantly between fiscal years 2003 and 2004.

        During fiscal years 2003 and 2004, we were required to purchase minimum quantities of components for the OC3000 from Carbomedics. Because our sales of the OC3000 did not grow as quickly as we had anticipated, we did not purchase the minimum quantity of components and we incurred penalties payable to Carbomedics totaling $138,738 for fiscal year 2003 and $147,434 for fiscal year 2004. The penalties were charged directly to cost of goods sold. We believe we will receive FDA approval for our self-production process for the OC4000 during fiscal year 2005, and have not entered into a new supply agreement with Carbomedics because we expect to begin self-producing the OC4000 and stop selling the OC3000. We have sufficient inventory of the OC3000 and will not have a similar penalty charged to cost of goods in fiscal year 2005.

        Gross Profit.    Gross profit margins in fiscal year 2003 were 29.9 percent compared to 35.4 percent in fiscal year 2004. The gross profit on valves we sell in the U.S. is higher than in other geographic regions as we sell directly to hospitals and selling prices in the U.S. are generally higher due in part to government regulations and reimbursement. Selling prices for heart valves vary significantly around the world. Our gross profit is subject to fluctuations as the geographic mix of sales fluctuates. Our gross margin increased in fiscal year 2004 principally because we generated a higher proportion of our fiscal year 2004 revenues from sales to U.S. customers, and a 31 percent increase in sales to our largest European customer from whom we generate higher margins than our other international customers. Our strategy is to pursue FDA approval of our proprietary pyrolytic carbon manufacturing process in order to lower our cost to produce and market the OC4000 in the U.S. Due to its lower manufacturing cost, we believe the OC4000 will generate significantly higher gross profit margins when sold in the U.S. than the OC3000 heart valve. Approximately 70 percent of our inventory at April 30, 2004, was the OC3000, which is made with components purchased from Carbomedics. Assuming our carbon and manufacturing facility are approved by the FDA, we will be able to sell either the OC3000 or the OC4000 in all of our current markets with the exception of Japan. Our gross margin will improve when we sell OC4000s in the U.S., but we intend to continue to sell our remaining inventory of OC3000s.

        Sales and Marketing.    For fiscal year 2003, sales and marketing expenses totaled $2,307,769 or 89.5 percent of net sales, compared to $1,996,406 or 58.5 percent of net sales in the fiscal year 2004. The decrease in sales and marketing expenses and the decrease in sales and marketing expenses as a percentage of net sales related to a more focused Omnicarbon marketing effort in the U.S. and international markets. The reduction in sales and marketing expenses can be directly attributable to four areas: compensation, travel, consulting and promotional expenses. We downsized our sales management group which resulted in a $24,264 decrease in travel expense and a $52,938 decrease in employee compensation expense in fiscal year 2004 compared to fiscal year 2003. We also reduced our use of outside consultants which reduced our consulting expenses by $110,792 in fiscal year 2004 compared to fiscal year 2003. Promotional expenses were down $61,000 from fiscal year 2003 to fiscal year 2004. Fiscal year 2003 sales and marketing expenses include $51,000 in demonstration costs for items given to sales representatives. Our heart valve marketing strategy is to promote the clinical results of the Omnicarbon heart valve and the technical strengths of our company in designing and manufacturing mechanical heart valves. We have determined that the level of market penetration does not justify continued spending on sales and marketing at the level of fiscal years 2003 and 2004 for the heart valve products. We will incur additional sales and marketing expenses as we introduce our new products, which will partially offset savings in our planned reductions in marketing expenses related to our valve products.

        General and Administrative.    For fiscal year 2003, general and administrative expenses totaled $1,834,418 or 71.2 percent of net sales, compared to $2,395,062 or 70.2 percent of net sales in fiscal year 2004. The primary components of the increase in general and administrative expenses were increased audit fees of $112,000, increased outside consulting fees of $275,000 related to enhancement of our senior management team and activities related to seeking additional sources of financing and increased insurance costs of $40,000.

        Engineering and Regulatory.    Engineering and regulatory expenses increased from $876,686 for fiscal year 2003 to $910,646 for fiscal year 2004. The increase in these costs reflected our increased development efforts related to the atrial fibrillation technology purchased during fiscal year 2004. For fiscal year 2004, engineering and regulatory expenses included charges of $83,930 associated with the acquisition of the LightWave technology. For fiscal year 2003, engineering and regulatory expenses included $29,094 of expenses associated with the purchase of the Northrup Universal Heart Valve Repair System™ and the IMA Access™ Retractor Device. We are committed to future payments for the LightWave technology acquisition contingent upon our achievement of certain developmental milestones. We estimate that such milestone payments will result in additional charges of approximately $125,000 in fiscal year 2005. Regulatory expenses accounted for $318,545 or 36 percent and $188,992 or 21 percent, respectively, of the total engineering and regulatory for fiscal years 2003 and 2004.

        Loss from Operations.    For fiscal year 2003, operating expenses of $5,018,873 exceeded gross profit of $770,661 resulting in a loss from operations of $4,248,212. For fiscal year 2004, operating expenses of $5,302,114 exceeded gross profit of $1,205,982 resulting in a loss from operations of $4,096,132. As of April 30, 2004, we had an accumulated deficit of $23,312,085. We have incurred losses in each of the last eight fiscal years.

        Other Income (Expense).    Other expense, net increased from $419,497 for fiscal year 2003 to $2,142,858 for fiscal year 2004. The increase resulted from an increase in interest expense and a $1,235,813 loss we recorded when we extended the terms of some of our debt. The increase in interest expense of $450,712 in the fiscal year 2004 was attributed to higher financing costs associated with the additional short-term debt obtained in fiscal year 2004 and the related-party property financing transaction consummated in fiscal year 2003. In addition, interest expense related to the issuance of warrants related to debt financing totaled $522,619 for fiscal year 2004, compared to $266,458 for fiscal year 2003. The losses on extinguishment of debt resulted from the issuance of warrants to lenders in connection with extension of the loan maturity dates.

        Income Tax Provision.    In light of our history of operating losses, we recorded a valuation allowance to fully offset our deferred tax assets in fiscal year 2000. We have continued to provide a full valuation allowance throughout fiscal year 2004 due to uncertainty about our ability to generate sufficient future taxable income necessary to realize our deferred tax assets. We have recorded no tax provision in fiscal years 2003 or 2004 due to net operating losses generated for income tax reporting purposes.

Liquidity and Capital Resources

        Cash and cash equivalents increased to $659,856 at April 30, 2004, from $184,227 at April 30, 2003. This increase in cash and cash equivalents of $475,629 was due to the following:

Net cash used in operating activities	$(3,716,592)
Net cash used in investing activities	(81,434)
Net cash provided by financing activities	4,273,655

Net increase	$475,629

        Net cash used in operating activities decreased $592,915 from $4,309,507 in fiscal year 2003 to $3,716,592 in fiscal year 2004. The use of cash in operations in both fiscal years was primarily due to net losses of $4,667,709 and $6,238,990, respectively. The cash effect of these net losses was partially offset by non-cash expenses of $1,938,218 associated with the issuance of common stock and warrants to purchase common stock in fiscal year 2004, and $238,996 in fiscal year 2003 and also by non-cash charges related to depreciation of $335,873 and $314,056 in fiscal years 2003 and 2004.

        Net cash used in investing activities was $128,960 in fiscal year 2003 and $81,434 in fiscal year 2004. In both fiscal years, the cash was used for capital expenditures. We expect our capital expenditures in fiscal year 2005 to be less than $250,000.

        In fiscal year 2003, net cash provided by financing activities was $1,841,019 consisting of borrowings from related parties of $1,303,333 combined with net proceeds from the related party sale-leaseback transaction of $1,000,000; partially offset by principal payments of $462,314. Net cash provided by financing activities was $4,273,655 in fiscal year 2004, and consisted of net proceeds from equity sales in February and April 2004 of $1,618,424, long-term borrowings of $3,150,000, partially offset by principal payments of $150,000 on debt and $333,152 of payments on lease obligations.

Recent Financing Activities

        We have invested a significant amount of cash to attempt to penetrate the U.S. heart valve market, build our U.S. sales organization and improve our international distribution capabilities especially in Europe. We have also invested in new products and technologies in an effort to broaden our product offerings. During the last two fiscal years, to improve our capital structure and provide working capital for operations, we completed the following transactions with PKM Properties, LLC ("PKM"), an entity controlled by Paul K. Miller, one of our directors and the largest beneficial owner of our securities, Draft Co. ("Draft"), an unrelated third party, and Peter L. Hauser ("Hauser"), a beneficial owner of our securities.

  •
  In January 2003, we established a discretionary line of credit with PKM. As of April 30, 2003 and 2004, we had borrowed $943,333 and $943,333, under this line of credit. This line of credit, as amended, requires the payment of interest at a rate of 10 percent per year, matures on June 30, 2005, and is collateralized by substantially all of our assets.

  •
  In April 2003, we also completed a refinancing transaction in which our corporate headquarters, manufacturing facility and surrounding land were sold to PKM in a sale-leaseback transaction. Simultaneous with the sale, we entered into a lease with PKM to lease back the facility and a portion of the land.

  •
  In July 2003, we established a $1.0 million term debt with PKM. This term debt, which was amended in November 2003 to provide for an additional $500,000 of borrowing, requires the payment of interest at a rate of 10 percent per year, matures on June 30, 2005, and is collateralized by substantially all of our assets.

  •
  In a simultaneous July 2003 transaction, we entered into a loan agreement and borrowed $1.0 million from Peter L. Hauser pursuant to the terms of a subordinated note with an interest rate of 10 percent per year. Pursuant to an intercreditor agreement with PKM, the loan is collateralized by substantially all of our assets. This loan, as amended, matures on June 30, 2005.

  •
  We also borrowed $500,000 in November 2003 from Draft Co., under a note that matured on June 30, 2004, which had an interest at a rate of 10 percent per year. The Draft loan was collateralized by substantially all our assets pursuant to a restated intercreditor agreement among PKM, Hauser, and Draft. This note was repaid on June 30, 2004.

  •
  In April 2004, we issued a short-term promissory note to PKM in the principal amount of $150,000. The note required the payment of interest at a rate of 10 percent per year. This note was repaid during April 2004.

  •
  In February, April and May, 2004, we conducted a private placement to accredited investors of units, each unit consisting of one share of common stock and one common stock purchase warrant to purchase one share of common stock. In this placement, we sold 2,730,763 units for aggregate gross proceeds of $4,014,222. During fiscal year 2004 we received gross proceeds from this private placement of $1,749,099. The five-year warrants sold with the common stock are exercisable to purchase an aggregate of 2,730,763 shares of common stock at an exercise price of $1.60 per share. In connection with such placement, we issued our agent a five-year warrant to purchase 123,272 units at an exercise price of $1.8375 per unit, paid our agent cash commissions of $181,210 and paid our agent a non-accountable expense allowance of $67,954. In connection with such placement, we issued our finder a five-year warrant to purchase 190,378 units at an exercise price of $1.8375 per unit, paid our finder a finder's fee of $140,928 and reimbursed our finder for expenses of $4,163. The warrants underlying the unit warrants issued to the agent and the finder are exercisable for a period of five-years at an exercise price of $1.8375 per share.

Analysis

        Even with the net proceeds from our recently completed private placement, we anticipate that we will need to raise additional capital in the fall of calendar year 2004. We expect to face substantial difficulty in raising funds in the current market environment, and we cannot provide any assurance that such additional financing will be available on terms acceptable to us or at all. In addition, the report of our independent registered public accounting firm for fiscal year 2004 includes an explanatory paragraph expressing doubt about our ability to continue as a going concern.

        We expect that our operating losses and negative operating cash flow will continue through at least fiscal year 2005 as we continue adding staff to support the development and launch of our atrial fibrillation technology. We anticipate that our sales and marketing and general and administrative expenses will continue to constitute a material use of our cash resources. The actual amounts and timing of our capital expenditures will vary significantly depending upon progress on our product development projects, the speed at which we are able to expand our distribution capability in domestic and international markets and the availability of financing.

        Our capital requirements may vary depending upon the timing and the success of the implementation of our business plan, regulatory, technological and competitive developments, or if:

  •
  increased sales levels of our core products and new products are not achieved;

  •
  operating losses exceed our projections;

  •
  our manufacturing and development costs or estimates prove to be inaccurate;

  •
  we determine to acquire, license or develop additional technologies; or

  •
  we continue to experience substantial difficulty in gaining U.S. market acceptance or delays in obtaining FDA clearance of our proprietary carbon coating process for heart valves sold in the U.S. market.

        By broadening our portfolio of cardiothoracic surgery products, we hope to reduce our dependence on sales of heart valves and reduce our reliance upon financing transactions, which may not be available to us. We cannot, however, assure you that our efforts to diversify our product offerings will:

  •
  be attainable;

  •
  be profitable;

  •
  reduce our reliance upon financing transactions; or

  •
  enable us to continue operations.

        Our ability to continue as a going concern depends upon our ability to obtain additional debt and/or equity financing in the fall of calendar year 2004. We expect to seek approximately $3,000,000 which we believe we will require to fund our operations and working capital requirements through April 2005. We cannot provide any assurances, however, that such additional financing will be available on terms acceptable to us or at all. We will need to obtain additional capital prior to the maturity date of our line of credit with PKM and our term debt with PKM and Hauser, all of which is due on June 30, 2005, unless otherwise extended or restructured to continue operations.

        We expect to face substantial difficulty in raising funds in the current market environment and we have no commitments at this time to provide the required financing. If we obtain the foregoing financing, we believe we will have sufficient capital resources to operate and fund the growth of our business for the remainder of fiscal year 2005.

        The amount of capital needed for fiscal year 2006 is difficult to estimate and will be dependent on our efforts to reduce losses in our heart valve operations, the introduction of our open-heart atrial fibrillation product and development costs on our minimally invasive atrial fibrillation products.

        We cannot assure you that we will be able to raise sufficient additional capital on terms that we consider acceptable, or at all. The terms of any equity financing are expected to be highly dilutive to our existing security holders. The delisting of our securities from the Nasdaq SmallCap Market that occurred in March 2003 negatively affects our ability to raise capital. If we are unable to obtain adequate financing on acceptable terms, we will be unable to continue operations.

Commitments and Contingent Liabilities

        Related Party Lease Obligation.    On April 4, 2003, we sold our corporate headquarters, manufacturing facility and surrounding land in Inver Grove Heights, Minnesota, to PKM. In connection with the refinancing transaction, we received total consideration of $3.84 million consisting of (i) $1.0 million in cash, (ii) PKM's assumption of our $2.5 million outstanding indebtedness to Associated Bank which eliminated our indebtedness to Associated Bank, and (iii) PKM's assumption of our promissory note with Dakota Electric Association and land special assessments payable to Dakota County aggregating $336,105.

        We simultaneously leased back our facility pursuant to a ten-year lease, with options to renew and an option to repurchase the facility. We continue to utilize the facility as we did prior to the financing transaction, with no change in operations.

        Clinical Studies.    We entered into agreements with several large non-U.S. hospitals to conduct clinical studies regarding certain aspects of our Omnicarbon heart valve's clinical performance. The agreements run through fiscal year 2006. In general, recipients of clinical study payments are required to purchase our products in order to complete their studies and collect and submit data according to a study protocol.

        Debt with Related Parties.    We entered into agreements with PKM and Hauser in July and November of 2003 to provide $2.5 million of bridge financing. We previously established a line of credit in January 2003 with PKM and have entered into various other financing transactions with PKM as described above.

        Other Short-Term Debt.    We entered into an agreement with Draft Co., in November 2003, to provide $500,000 in bridge financing. We repaid this debt on June 30, 2004.

        Atrial Fibrillation Technology Purchase Agreement.    We entered into an agreement with LightWave Ablation Systems, Inc. ("LightWave") in August 2003 to purchase technology for the treatment of atrial fibrillation. We issued 15,000 shares of common stock and a warrant to purchase 25,000 shares of common stock, and made an initial payment of $10,000 to LightWave for the worldwide technology distribution rights. In April 2004, we paid $15,000 coincident with the filing of a 510(k) application with the FDA pertaining to an application of the LightWave technology. Pursuant to terms of the agreement, additional cash payments will be made and warrants to purchase shares of our common stock may be issued to LightWave in the event that we meet certain development and marketing milestones, including obtaining a CE Mark, receipt of 510(k) clearance, and issuance of a U.S. Patent. Upon the first commercial sale in the U.S. or Europe utilizing the purchased technology, a payment of $125,000 will be due and an additional $385,000 will be due when cumulative gross sales of disposable products utilizing the purchased technology reach $1,500,000. In addition, for a period of 10 years measured from the first commercial sale utilizing the purchased technology, we will make a payment totaling 2 to 6 percent of net sales of disposable products. Following the first commercial sale utilizing the purchased technology, the timing of which is indeterminable, minimum payments under this provision would total $2,325,000 over nine years.

        The following table summarizes our contractual obligation as of April 30, 2004:

	Payments Due By Period
Summary of Contractual Obligations	TOTAL	Less than One Year	Two to Three Years	Four or More Years
Related Party Lease Obligation(1)	$3,774,924	$424,104	$864,048	$2,486,772
Clinical Studies	10,100	10,100
Consulting	17,308	17,308
Atrial Fibrillation Technology Purchase Agreement(2)	15,000	15,000
Debt with Related Parties	3,443,333		3,443,333
Other Short-Term Debt	500,000	500,000

TOTAL CONTRACTUAL OBLIGATIONS	$7,760,665	$966,512	$4,307,381	$2,486,772

(1)
Future payments include interest due.

(2)
Excludes payments that are contingent upon achievement of future development and sales milestones, as described above.

Qualitative and Quantitative Disclosures about Market Risk

        We develop our products in the U.S. and market our products globally. Because we continue to derive our revenue primarily from sources outside of the U.S., our financial results could be affected by many factors, such as changes in currency exchange rates or weak economic conditions in foreign markets. Substantially all of our sales are denominated in U.S. dollars. A strengthening of the U.S. dollar could make our products less competitive in foreign markets. We do not currently participate in any currency hedging activities to mitigate this risk. We assess the need to use financial instruments to hedge our exchange rate exposure on an ongoing basis. In addition, we continually evaluate selling prices and billing currencies to monitor our exchange rate exposure. Our interest income is sensitive to changes in the general level of U.S. interest rates. All of our outstanding debt instruments have fixed interest rates and are, therefore, not sensitive to changes in market interest rates. Based on the current nature and levels of our investments and debt, we believe that we currently have no material market risk exposure.

        Our general investing policy is to limit market and credit risk and the risk of principal loss. All liquid investments with original maturities of three months or less are considered to be cash equivalents.

BUSINESS

Overview

        Our primary objective is to develop cardiac products for improved patient outcomes by early treatment of cardiac disorders. Historically, we have developed, marketed and sold mechanical heart valves known as the Omnicarbon® 3000 and 4000 heart valves. Our long-range strategy, however, is to achieve profitability by diversifying into high growth markets in cardiothoracic surgery.

        We currently sell the OC 3000 heart valve in the U.S. and Japan, and the OC 4000 heart valve internationally. The OC 3000 is manufactured using pyrolytic carbon components manufactured by a third party, with the remaining manufacturing completed by our company. In contrast, the OC 4000 is completely manufactured by us, which includes our proprietary carbon coating process. We are seeking an amendment from the U.S. Food and Drug Administration ("FDA") to the Omnicarbon PMA to use our own proprietary carbon coating process, which we believe will be obtained during fiscal year 2005. Such approval would allow us to sell the OC 4000 in the U.S., and thereby enable us to significantly decrease the manufacturing cost of the Omnicarbon heart valves sold in the United States. We believe our proprietary carbon coating technology, excellent record of quality and the established superior clinical performance of the Omnicarbon valve versus leading mechanical heart valves give us a strategic position for worldwide growth.

        Approximately 36,000 Omnicarbon heart valves have been implanted worldwide. Sales of heart valves have been primarily to customers in Europe, South Asia, the Middle East and the Far East. Although we derived 43 percent of our net sales in fiscal year 2004 from Europe, we have established a U.S. sales organization, consisting primarily of independent sales representatives who are experienced in marketing products to cardiothoracic surgeons. We commenced marketing the OC 3000 heart valve in the U.S. in late January 2002.

        In August 2003, to reduce our dependence on sales of heart valves, we acquired a technology platform for the treatment of atrial fibrillation from LightWave Ablation Systems, Inc., a private research-based corporation focused on new devices for the treatment of cardiovascular diseases. Atrial fibrillation is a common irregular heart rhythm condition among the U.S. population and is a significant, worldwide healthcare challenge. Near-term, we plan to develop and introduce products targeting treatment of atrial fibrillation. We believe these and other products we may acquire or develop are critical to increasing revenues and reducing losses and ultimately achieving profitability.

        In order to achieve and maintain global leadership in the cardiovascular device market, we believe, there are several strategic prerequisites for long-term success:

  •
  Control over technology allowing innovation in product development

  •
  Production efficiencies: low cost production

  •
  Global presence, including developing countries

  •
  Bundling of cardiovascular device products

        We are positioning ourselves to achieve the first three criteria and will be developing new product offerings to achieve bundling capabilities long-range.

Product and Technology Diversification

Treatment of Atrial Fibrillation

        Our company acquired a laser-based technology platform in August 2003 for the treatment of atrial fibrillation ("AF") which will provide a basis for us to develop products for entry into a market that industry information which we believe to be reliable estimates at $250 million in open chest applications and over $1.0 billion in minimally invasive applications. Because such market estimates incorporate assumptions regarding the treatment of a portion of the existing untreated patient pool, these estimates may prove inaccurate. Further, the actual market size could be larger or smaller than the foregoing estimates. The laser-based technology we acquired adds an important long-term growth platform to our company and supports the vision of dealing with conditions at an early stage that can lead to congestive heart failure.

        AF is a common irregular heart rhythm condition among the U.S. population and is a significant, worldwide healthcare challenge. It describes the condition of an abnormal heart rhythm originating in the atria. Instead of the electrical impulse traveling in an orderly manner through the heart, many impulses begin and spread through the atria causing a rapid and disorganized, chaotic heartbeat. AF is one of the major precursors to congestive heart failure and can be partially traced to concomitant damage to the heart from a heart attack (myocardial infarction or "MI") and/or diseased valves, all of which can create an enlarged heart and inappropriate electrical signals.

        The occurrence of atrial dysrhythmias, notably AF, is now recognized to have a significant impact on patient morbidity and the economics of healthcare. The reduction of diastolic ventricular filling associated with AF can increase the occurrence of congestive heart failure and worsen its symptoms. In addition, patients with AF are subject to wide swings in heart rate, the risk of thromboembolism and stroke, and the complications associated with chronic anticoagulation. Termination of AF and restoration of sinus rhythm, where the heart beats with a normal rhythm, have a direct clinical impact on decreasing patient morbidity, improving functional activity and decreasing the cost of healthcare.

Ablation of Atrial Fibrillation

        The three major goals of medical treatment of AF are restoration of normal sinus rhythm, control of ventricular rate, and prevention of blood clot formation. Procedures and therapies that are currently used to treat AF have high risk factors to patients. Surgical procedures, which involve the creation of lesions on cardiac tissue to block inappropriate electrical signals, are highly invasive and drug therapies must be taken continuously and can have side effects for the patient.

        Currently there are several ablation devices for the surgical treatment of atrial fibrillation, each with its own challenges for minimally invasive procedures. Radio frequency ("RF") is the most frequently used energy source, but this approach generates wide ablation lines (5-7 mm). Other devices utilize microwave, cryoablation, ultrasound, and laser.

        Laser, which is the basis for our technology, enables the creation of very thin lesion lines and reduces collateral tissue damage. This is important as there have been cases of collateral tissue damage with RF which has led to restrictions on its use in at least one major country in Europe.

        Subject to successful product development and regulatory approval, we plan to introduce our laser-based technology in two stages. The first stage will involve a product for open heart procedures. The second stage will focus on a much larger patient population which will be accessible using minimally invasive techniques. See "Risk Factors" for more information regarding the challenges associated with introducing the product for use in minimally invasive techniques.

Regulatory Requirements

        The U.S. regulatory pathway for our laser technology is a 510(k) submission. This requires the necessary safety and performance testing. However, no specific treatment claims can be made. It normally takes from six to twelve months for the FDA to review and clear a 510(k) submission. In May 2004, we submitted a 510(k) for the current device configuration and manufacturing process. If it is determined that we would like to make specific treatment claims, a post-market IDE can be submitted, subject to approval of our 510(k) submission. We will use the knowledge gained from open chest procedures to begin clinical work on the minimally invasive system. For distribution in the European Community, the CE Mark will require the preparation of a technical dossier (including additional testing) to submit to the European Union's Notified Body (TÜV Product Service).

        The equipment portion of the system must meet several ASME and UL safety requirements to be tested by a third party.

        See "Government Regulation" for a more detailed discussion of the regulatory processes applicable to our products.

Heart Valves

        Our current lead product platform is mechanical heart valves. We manufacture two tilting disc (monoleaflet) heart valves: the Omnicarbon Series 3000 and the Omnicarbon Series 4000. Our sales strategy has been to market through independent distributors internationally and manufacturer's representatives domestically.

        Both versions of the Omnicarbon valve address the primary needs of replacing dysfunctional or degenerated heart valves. Our tilting disc design consists of a single, hingeless disc contained within a one-piece housing. Data from independent clinical studies have demonstrated that the Omnicarbon valve offers significant advantages in complication rates compared to popular bileaflet heart valves currently on the market.

        OC 3000 valves were granted approval for sale in the U.S. by the FDA in July 2001, and we launched this version in the U.S. in early calendar year 2002. OC 3000 valves are manufactured using pyrolytic carbon components that we purchase from a third party.

        Our Omnicarbon heart valves are designed to replace heart valves that have been made defective by disease or congenital origin. Cardiovascular disease is one of the most prevalent diseases in the world and is a leading cause of death in humans. The aging population in most developed countries will fuel the market for cardiovascular implants. Developing countries and eastern European countries are expected to increase spending on health care and may increase their consumption of mechanical heart valves due to the prevalence of rheumatic fever and other diseases. These global markets for cardiovascular devices are characterized by large multinational manufacturers and industry consolidation. Among the major product segments are pace makers, heart valves, angioplasty products, coronary stents and the emerging market of atrial fibrillation products. A number of the major manufacturers, such as Medtronic, Inc., St. Jude Medical, Inc., Guidant Corp. and Boston Scientific, Inc., have medical device lines which include all or most of these products.

        Potential complications or side effects with all mechanical heart valve implants include, but are not limited to:

  •
  thromboembolism and valve thrombosis, resulting in minor stroke;

  •
  hemorrhage;

  •
  deterioration of suture attachments of heart valve to surrounding tissue;

  •
  tissue interference with heart valve function; and

  •
  mechanical failure of the heart valve.

Heart Valve Repair System

        In October 2002, we acquired from Segmed, Inc., a new annuloplasty technology for the repair of mitral and tricuspid heart valves. During fiscal years 2003 and 2004, we completed engineering on the product, tested the product and submitted a 510(k) application to the FDA. In August 2004, we received 510(k) clearance from the FDA for this product. However, given our other product opportunities and the financial obligations associated with going forward with this product, we have determined to suspend its development. As a result of this determination, the inventor may, upon request, obtain a non-exclusive license to utilize the technology.

Patents and Proprietary Rights

        We believe strongly in protecting our intellectual property and will seek patent protection for new products and processes under development whenever we believe it is advisable. We have one U.S. patent on our pyrolytic carbon coating apparatus and two foreign patent applications. Our atrial fibrillation technology has one U.S. patent application. Our current patents will begin to expire in 2015. We cannot assure you that any patents held by us will be valid, enforceable or otherwise be of value to us in relation to products of our competitors or the market in general, or that any patent for which we have applied or may apply will be granted. Obtaining patent coverage for our AF technology will be critical to the success of our AF product.

        We have no patents covering the design of our Omnicarbon heart valves and we do not intend to seek such patents. Because heart valves of this design have been sold in the marketplace for many years, patent protection is no longer obtainable. We do not believe that protecting the design of a heart valve is critical for the success of a heart valve manufacturer. We believe that the key to success lies in a vertically integrated infrastructure, the soundness of design, clinical safety and efficacy of performance of the heart valve and the manufacturer's ability to successfully build product awareness.

        We also rely upon trade secrets and proprietary manufacturing know-how. We require our technical employees and consultants to agree in writing to keep our proprietary information confidential and, with certain limitations, to assign all inventions relating to our business to us.

        We have used, and therefore claim common law rights in, the following trademarks: GLIDETHRU, ULTRAPURE and ATRILAZE. We also have a Federal Registration for the marks: MEDICALCV, OMNICARBON and INTERFACE.

Marketing and Sales

        Our sales and marketing plan focuses on:

  •
  creating widespread awareness of and demand for our products among cardiovascular surgeons, cardiologists and medical treatment organizations that make medical device purchasing decisions;

  •
  capitalizing on our quality record without design failure or product recall;

  •
  creating awareness of the superior clinical performance of our Omnicarbon heart valves, including lower complication rates of thromboembolism, bleeding and hemolysis compared to other mechanical heart valves, including those of the two market leaders;

  •
  offering quality service, rapid product delivery and competitive pricing;

  •
  capitalizing on trends that influence the worldwide cardiovascular market, such as the increased number of cardiovascular surgical procedures due to the aging population and increases in health care spending in developing countries and eastern Europe; and

  •
  expanding our product offering for the cardiothoracic surgeon.

        Our goal is to reach cardiothoracic surgeons, organizations that make purchasing decisions with regard to medical devices and third party payers who pay for such treatment to make them aware of the advantages of our product. To reach these groups, we are using our corporate marketing and technical personnel, sales managers, sales representatives and clinical advisory board members. In addition, we:

  •
  support various clinical studies;

  •
  exhibit our products at major cardiovascular meetings;

  •
  host a website targeting both physicians and patients.

        United States.    As of April 30, 2004, our U.S. sales were supported by 19 independent sales representatives located throughout the U.S., who are experienced in marketing medical devices to cardiothoracic surgeons. We provide to our sales representatives training programs, marketing aides, educational materials for the medical community and sales literature.

        International.    We market and sell our products primarily in Europe, South Asia, the Middle East and the Far East. As of April 30, 2004, we had a network of 37 distributors. We generally require no collateral from our customers with respect to trade accounts receivable. We maintain an allowance for doubtful accounts based upon our historical experience and the expected collectibility of all accounts receivable.

Manufacturing and Supply

        We manufacture and assemble our products at our facility in Inver Grove Heights, Minnesota. We manufacture our OC 4000 heart valve in its entirety, utilizing our proprietary pyrolytic carbon process. We assemble our OC 3000 heart valve using our own proprietary suture ring and pyrolytic carbon components purchased historically from Snia S.p.A. Carbomedics. We plan to purchase components to our specifications and assemble them in our facility for our atrial fibrillation products.

        Pyrolytic carbon has been used in mechanical heart valves for approximately 30 years. Pyrolytic carbon coating on such components as heart valve housings and heart valve leaflets is formed by the pyrolysis of carbon. We began to develop our own pyrolytic carbon coating process in 1995. Our process involves heating propane to a high temperature, which breaks it down into hydrogen and carbon. The hydrogen is then vented and the carbon atoms are deposited on the surface of graphite substrate shaped as a disc or housing ring. Pyrolytic carbon coating has greater blood compatibility compared to other materials historically used in heart valves, resulting in a lower incidence of thromboembolism and other potential complications. Pyrolytic carbon components have been tested to last longer than any patient's lifetime. We also manufacture knitted, seamless Teflon® tubings which are used in constructing suture rings to correspond with various heart valve sizes. We have developed and instituted a complete, vertically integrated manufacturing and quality control system for our OC 4000 heart valves. The pyrolytic carbon components we have purchased from Snia S.p.A. Carbomedics for our OC 3000 heart valves are tested under the same rigorous requirements as our OC 4000 heart valves.

        We ship all of our products from our facility either to distributors or directly to hospitals. We generally do not have a significant backlog of orders and maintain a sufficient inventory of products which enables us to ship within 24 to 48 hours of receipt of orders.

        We assemble our OC 3000 and OC 4000 heart valves in a controlled clean room environment in our facility, where we fabricate the sewing cuff, conduct final cleaning and inspection and package the finished heart valves. The packaged heart valves are then sterilized. We believe that our manufacturing facilities meet applicable standards for "good manufacturing practices" established by the FDA and other applicable government standards. In the normal course, our facility is frequently subject to inspections by the FDA and foreign regulatory agencies in connection with their reviews of our products.

        We believe that the raw materials and components used in manufacturing our OC 4000 heart valves are readily available. However, we have purchased the pyrolytic carbon parts for our OC 3000 heart valves only from Snia S.p.A. Carbomedics, a supplier whose materials and manufacturing meet FDA regulations for inclusion in our medical devices. We had purchased these components under an original equipment manufacturing supply contract which expired in December 2003. Under this contract, we were obligated to purchase minimum quantities of carbon-coated components, manufactured pursuant to our specifications, exclusively from Snia S.p.A. Carbomedics. We have not renewed this contract and we have no other supplier of pyrolytic carbon parts for our OC 3000 heart valves; however, we believe we have sufficient OC 3000 heart valves to carry us through FDA premarket approval of our OC 4000 valves for sale in the U.S. Nevertheless, we may be required to negotiate for future product purchases from Snia S.p.A. Carbomedics.

Government Regulation

        The medical devices we manufacture and market are subject to regulation by the FDA and, in most instances, by state and foreign authorities or their designated representatives. Under the U.S. Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, as a manufacturer of medical devices, we must comply with policies and procedures that regulate the manufacturing, composition, labeling, testing, packaging and distribution of medical devices. In addition, medical devices are subject to different levels of government approval requirements, the most comprehensive of which requires the completion of an FDA approved clinical evaluation program and submission, and approval of a premarket approval application before a device may be commercially marketed. The FDA also conducts inspections before approving a premarket approval application to determine compliance with the quality system regulations which cover manufacturing and design. Our heart valves are subject to this level of approval.

        After premarket approval is received, the FDA may require testing and surveillance programs to monitor the effectiveness of approved products which have been commercialized. It has the power to prevent or limit further marketing of a product based on the results of such post-marketing programs. In addition, the FDA may, at any time after the approval of a premarket approval application, conduct periodic inspections to determine compliance with good manufacturing practice regulations and current medical device reporting regulations. If the FDA concludes that we are not in compliance with applicable laws or regulations, it can institute proceedings to:

  •
  seize our product;

  •
  issue a product recall;

  •
  impose operating restrictions; and/or

  •
  assess civil penalties or recommend criminal prosecution.

        The FDA also regulates recordkeeping for medical devices and reviews hospital and manufacturers' required reports of adverse experiences to identify potential problems with FDA-authorized devices. Some of the products that we intend to develop and market can be cleared under Section 510(k) of the Federal Food, Drug and Cosmetic Act. The process of obtaining Section 510(k) clearance typically requires less time and expense than the premarket approval process. Section 510(k) clearance normally takes from six to twelve months, but can take years, and generally requires the submission of supporting data, which in some cases can be extensive. In addition, the FDA may require review by an advisory panel as a condition for Section 510(k) clearance. We intend to rely on the Section 510(k) process with regard to certain products, such as our atrial fibrillation technology. However, we may develop and produce enhancements to our products that will require clearance under the FDA's lengthier and expensive premarket approval process, which can take a number of years and can require extensive supporting documentation. If we encounter difficulties in the premarket approval process, the commercial marketing of a product could be substantially delayed or prevented.

        International sales of our products are also subject to extensive regulation. Foreign regulatory bodies have established varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Generally, the extent and complexity of the regulation of medical devices is increasing worldwide, with regulations in some countries already nearly as extensive as those in the U.S. This trend may continue, and the cost and time required to obtain marketing approval in any given country thus may increase. We cannot assure you that any foreign approvals will be allowed on a timely basis, or at all.

        To market our products in countries of the European Union, we are required to obtain CE mark certification. CE mark certification is the international symbol of adherence to certain quality assurance standards and compliance with European medical device directives. In June 1995, we received ISO 9001 and EN 46001 qualification of our quality system for our manufacturing processes in our facility in Inver Grove Heights, Minnesota. We obtained the CE mark for our Omnicarbon 3000 heart valve on June 27, 1995, and for our Omnicarbon 4000 heart valve on April 8, 1999.

        We derive the great majority of our revenues from sales of Omnicarbon heart valves outside the U.S. Our inability, or the failure of our foreign distributors, to comply with varying foreign regulations or the imposition of new regulations could restrict the sale of our products internationally and thereby materially adversely affect our business, financial condition, operating results and cash flows.

Competition

        The cardiovascular device market is highly competitive, with St. Jude Medical, Inc. supplying the majority of mechanical heart valves sold worldwide. Other competitors in the mechanical heart valve field include Snia S.p.A. Carbomedics, Edwards Lifesciences, Inc., Medtronic, Inc., Sorin Biomedica Cardio S.p.A. in Italy, ATS Medical, Inc. and Medical Carbon Research Institute, L.L.C. In addition to many of the companies mentioned above, Boston Scientific Corp. and Guidant Corp. are developing products for the treatment of AF. Our competitors in the mechanical heart valve field also offer repair products. All of these competitors have:

  •
  greater name and product recognition;

  •
  greater financial, manufacturing and marketing resources;

  •
  greater regulatory compliance capabilities;

  •
  stronger physician relationships; and

  •
  broader and more established product lines than we have.

        Most of our competitors manufacture bileaflet heart valves for which there is a market preference. Some of these competitors also market tissue heart valves and are currently pursuing new mechanical heart valve designs, biocompatible coatings for mechanical heart valves, longer lasting tissue heart valves and surgical alternatives to implanting prosthetic heart valves. It is possible that developments by our competitors could render our heart valves, atrial fibrillation technology and/or other future products obsolete. We cannot assure you that we will be able to compete against such competitors.

Product Liability and Insurance

        The development and sale of medical devices entails significant risk of product liability claims and, sometimes, product failure claims. We face an inherent business risk of financial exposure to product liability claims if the use of our products results in personal injury or death. We also face the possibility that defects in the design or the manufacturing of our products could necessitate a product recall. We have not, to date, experienced significant product liability claims, and we have never had a product recall. We cannot assure you, however, that we will not experience losses in the future due to product liability claims or recalls.

        We currently maintain product liability insurance with coverage limits of $5,000,000 in the aggregate annually. We cannot assure you that such coverage limits will be adequate. In addition, trends regarding claims and damages in the medical device industry could increase the cost of insurance, which is already expensive, and may make insurance coverage difficult for us to obtain in the future on acceptable terms, or at all. Any claims against us, regardless of their merit or eventual outcome, could involve a significant financial outlay in connection with the investigation of claims or payment of deductible amounts to insurance companies. A significant claim could involve payment of an amount which could have a material adverse effect upon our business, financial condition, operating results and cash flows. In addition, adverse publicity resulting from product liability litigation may materially and adversely affect us, regardless of whether the claims are valid or whether we are liable.

Employees

As of April 30, 2004, we had 36 full-time employees, including 24 who were in manufacturing and research and development, and the remainder of who were in administration, regulatory/clinical and sales/marketing. We are not a party to any collective bargaining agreement and believe that our relations with employees are good.

Property

        We lease a 55,000 square foot production and administrative facility located in Inver Grove Heights, a suburb of Saint Paul, Minnesota. Our facility has approximately 8,000 square feet of general office space and over 32,000 square feet of manufacturing space. Our facility also includes over 9,500 square feet of controlled environment rooms and necessary support areas for producing and assembling our products. Our facility is subject to inspection by the FDA and foreign regulatory agencies as part of their product marketing clearance and surveillance programs. In April 2003, this facility was sold in a refinancing transaction to PKM Properties, LLC, an entity controlled by Paul K. Miller, one of our directors and the largest beneficial owner of our securities. We signed a lease with an initial 10-year lease term, with options to renew or repurchase the facility. See the notes to our Consolidated Financial Statements for the year ended April 30, 2004.

Legal Proceedings

        As of August 31, 2004, we were not a party to any material litigation.

MANAGEMENT

        The following table provides information with respect to our directors and executive officers as of August 31, 2004. Our directors hold office until our next annual meeting of shareholders and until their successors have been elected and qualified. Each executive officer has been appointed to serve until his successor is duly appointed by the board or his earlier removal or resignation from office. There are no family relationships among our directors and executive officers.

Name	Age	Principal Occupation	Position with MedicalCV	Director Since
Lawrence L. Horsch	69	Chairman of the Board of MedicalCV, Inc.	Chairman of the Board	2003
Susan L. Critzer	48	Chief Executive Officer and Chief Financial Officer of Restore Medical, Inc.	Director	2002
Marc P. Flores	39	President, Chief Executive Officer and Director of MedicalCV, Inc.	President, Chief Executive Officer and Director	2004
David B. Kaysen	54	President and Chief Executive Officer of Diametrics Medical, Inc.	Director	2002
Salvador Mercé Cervelló	46	Managing and General Director of Mercé v. Electromedicina, S.L.	Director	1996
Adel A. Mikhail, Ph.D.	69	Technology Consultant	Director	1992
Paul K. Miller	81	Private Investor	Director	1994
John H. Jungbauer	55	Vice President, Finance, Chief Financial Officer and Secretary of MedicalCV, Inc.	Vice President, Finance, Chief Financial Officer and Secretary	N/A

Board of Directors

        Lawrence L. Horsch, who became our Acting Chief Executive Officer in April 2004, became one of our directors and Chairman of the Board in August 2003. He served as a director of Boston Scientific Corporation from February 1995 to May 2003. He was one of the founding directors of SciMed Life

Systems, Inc. and served as Chairman of the Board from 1977 to 1994, and Acting Chief Financial Officer from 1994 to 1995. Since 1990, Mr. Horsch has served as Chairman of Eagle Management & Financial Corp., a management-consulting firm. Mr. Horsch has been involved as a director or consultant to numerous early-stage companies in the Twin Cities area and has been a member of the University of St. Thomas MBA adjunct faculty since 1979. Mr. Horsch currently serves as a director of Leuthold Funds, Inc., a registered investment company.

        Susan L. Critzer, one of our directors since August 2002, has served as Chief Executive Officer and Chief Financial Officer of Restore Medical, Inc., a company focused on products for the ear, nose and throat field, since June 2002. From January 2001 to June 2002, Ms. Critzer served as Chief Operating Officer of Venturi Development Group, an incubator focused on seed level medical device opportunities. Ms. Critzer has over 25 years of experience in general management, manufacturing, quality assurance, engineering, and product development. Prior to joining Venturi, Ms. Critzer served as Vice President, Operations, Interim President and Acting Chief Financial Officer and President and Chief Executive Officer of Integ Incorporated, a development stage glucose monitoring company that went public in 1996 and was acquired by Inverness Medical in early 2001. Before joining Integ, Ms. Critzer served in various management roles at the Davis + Geck Division of American Cyanamid Corp., Deseret Medical Inc. and Becton-Dickinson Corp. From September 1973 to April 1986, Ms. Critzer was a manufacturing superintendent and senior administrator for manufacturing at the Saginaw Division of General Motors Corp.

        Marc P. Flores became our President, Chief Executive Officer and one of our directors in August 2004. Mr. Flores served as Vice President of Sales & Marketing of Coalescent Surgical, Inc., a company focused on developing advanced technology for blood vessel anastomoses, from March 2000 to August 2004. Prior to joining Coalescent, Mr. Flores was Western Regional Manager of Sales for CardioThoracic Systems, Inc. from June 1997 to March 2000. Before joining CardioThoracic Systems, he held a variety of management and sales positions with Boston Scientific Corporation, GE Medical Systems and Xerox Corporation.

        David B. Kaysen, one of our directors since August 2002, serves as President, Chief Executive Officer and a director of Diametrics Medical, Inc., a company that develops, manufactures and commercializes blood and tissue analysis systems that provide diagnostic results at the point of patient care. Mr. Kaysen has more than 25 years of executive management and sales and marketing experience in the medical products and services industry, most recently serving 10 years as President, Chief Executive Officer and a director of Rehabilicare Inc. (now Compex Technologies, Inc.), a manufacturer and marketer of home electrotherapy equipment for the physical therapy, rehabilitation, occupational and sports medicine markets. From 1988 to 1989, Mr. Kaysen served as President, Chief Executive Officer and a director of Surgidyne, Inc. (now Sterion, Inc.). Mr. Kaysen has also held senior management positions in sales and marketing at several medical product and services companies, including Redline Healthcare, American Hospital Supply Corporation, Emeritus Corporation and Lectec/NDM Corporation. Mr. Kaysen currently serves as a director of Zevex International, Inc., a publicly held company engaged in the business of designing, manufacturing and distributing medical devices.

        Salvador Mercé Cervelló, one of our directors, serves as Managing and General Director of Mercé V. Electromedicina, S.L., a commercial supplier of electromedical products, mainly products for cardiac surgery and cardiology, including those produced by our company, in Spain. He served on our board from November 1993 to November 1995 and again from December 1996 through the present.

        Adel A. Mikhail, Ph.D., served as President and Chief Executive Officer of our company from March 1992 to June 2001, and Chairman of the Board from March 1992 to August 2003. Since June 2001, he has provided certain consulting services to our company. Dr. Mikhail has more than 29 years of experience in the mechanical heart valve industry, including 17 years with our predecessors, Medical Incorporated and Omnicor. Dr. Mikhail served such entities in several technical capacities, including Senior Vice President of Clinical Research and Regulatory Affairs.

        Paul K. Miller has been one our directors since August 1994. Mr. Miller served as President of Acton Construction Management Company, a real estate management company, from 1980 to 2004. Mr. Miller has, over the course of his business career, been the President and majority shareholder of various companies with offices in Minnesota and Texas which have been engaged in the construction of municipal wastewater projects throughout the central United States and in the acquisition and management of real estate investments. He is a significant investor and director of a number of development stage companies and has served as a bondholders representative on the creditors committees of several publicly held companies.

        John H. Jungbauer joined our company as Vice President, Finance, Chief Financial Officer and Secretary in February 2004. Mr. Jungbauer came to our company with over 26 years of experience in financial management and long-range planning, international financial/treasury operations, information technology systems. From 1990 to 2002, Mr. Jungbauer was Vice President of Finance and Chief Financial Officer with ATS Medical, Inc. During 1988 and 1989, he was Executive Vice President of Titan Medical, Inc. From 1977 to 1987, he held several financial management positions at St. Jude Medical, Inc., including Vice President of Finance and Chief Financial Officer from 1981 to 1987.

Limitation of Liability and Indemnification

        Under the Minnesota Business Corporation Act, we have adopted a provision in our articles of incorporation that provides that our directors shall not be personally liable for monetary damages to us or our shareholders for a breach of fiduciary duty as a director to the full extent that the act permits the limitation or elimination of the liability of directors. Our bylaws also provide that we will indemnify our current and former directors, committee members, officers and employees in the manner and to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provision, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

        The following table sets forth information with respect to compensation paid by us to our highest paid executive officers (the "Named Executive Officers") during our most recent fiscal year. As noted below, Mr. Horsch ceased serving as our Acting Chief Executive Officer in August 2004. As noted below, Messrs. Mowery, Seck and Fisher have each resigned from their positions at our company.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)		Securities Underlying Options		All Other Compensation ($)(1)
Lawrence L. Horsch(2) Acting Chief Executive Officer	2004 2003 2002	0 0 0	0 0 0	105,413 0 0	(3)	144,643 18,000 0	(3) (4)	0 0 0
Blair P. Mowery(5) Former President, Heart Valve Division	2004 2003 2002	165,006 164,372 170,298	0 0 50,000	0 0 0		0 0 300,000		10,245 9,861 0
Allan R. Seck(6) Former Vice President Business Development	2004 2003 2002	144,438 143,568 139,775	0 0 0	0 0 0		0 0 0		2,304 2,304 0

Jules L. Fisher(7) Former Chief Financial Officer	2004 2003 2002	125,081 155,002 72,852	0 0 0	0 0 0	0 0 76,000	1,997 2,155 0

(1)
Represents the dollar value of insurance premiums paid by our company with respect to term life insurance for the benefit of the Named Executive Officer.

(2)
Mr. Horsch served as our Acting Chief Executive Officer from April 2004 to August 2004.

(3)
Represents $41,985 paid for consulting services provided by Mr. Horsch pursuant to a letter agreement described in "Certain Relationships and Related Transactions" and $63,428 representing the difference between the price paid by Mr. Horsch for 85,714 shares of our common stock and the fair market value of such stock at the date of purchase.

(4)
Represents consideration paid for advisory services provided by Mr. Horsch pursuant to an advisory agreement described in "Certain Relationships and Related Transactions." Following Mr. Horsch's appointment as Chairman of the Board, this advisory agreement terminated and vesting on this option ceased. At that time, the option had vested to the extent of 9,000 shares.

(5)
Mr. Mowery, who became President of our Heart Valve Division in April 2004, formerly served as our President and Chief Executive Officer from June 2001 to April 2004. He resigned from his positions at our company in July 2004.

(6)
Mr. Seck, who became Vice President, Business Development in June 2004, formerly served as Senior Vice President, Sales and Marketing from March 2001 to June 2004. He resigned from his position at our company in July 2004.

(7)
Mr. Fisher, who became our Chief Financial Officer and Secretary on December 17, 2001, resigned from his positions at our company in February 2004.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth information concerning grants of stock options during the fiscal year ended April 30, 2004 to each Named Executive Officer. We granted no stock appreciation rights during our last fiscal year.

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/share)	Expiration Date
Lawrence L. Horsch	100,000 44,643	37.0 16.5	0.70 1.68	8/19/2013 11/11/2013
Blair P. Mowery	0	0	N/A	N/A
Allan R. Seck	0	0	N/A	N/A
Jules L. Fisher	0	0	N/A	N/A

        The following table sets forth information concerning the options exercised by each Named Executive Officer during the fiscal year ended April 30, 2004. It also sets forth information concerning unexercised options held by such persons as of April 30, 2004. No stock appreciation rights were exercised by such persons during the last fiscal year or were outstanding at the end of that year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In the Money Options at Fiscal Year End ($)(1)
Name	Shares Acquired on Exercise	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Lawrence L. Horsch	0	N/A	86,977	66,666	35,577	53,333
Blair P. Mowery	0	N/A	300,000	0	0	N/A
Allan R. Seck	0	N/A	80,000	20,000	0	0
Jules L. Fisher	0	N/A	19,000	57,000	0	0

(1)
Represents the fair market value of one publicly traded unit at April 30, 2004 minus the per share exercise price of the option to purchase shares of common stock.

Employment Agreements

        Under a letter agreement effective April 16, 2004, Blair P. Mowery resigned from his position as our President and Chief Executive Officer and became President of our Heart Valve Division. This agreement provided that Mr. Mowery's employment would continue on an at-will basis, that his salary would remain at $165,000 per year, and that Mr. Mowery would remain on the Board of Directors until a new Chief Executive Officer is hired, after which Mr. Mowery would resign as a member of the Board. The agreement provided that if Mr. Mowery remained in the position of President of the Heart Valve Division until the new Chief Executive Officer is hired and thereafter decided to leave the company, he would receive one-year's severance, including regular pay and fringe benefits. The agreement further provided that in the event the company should sell its Heart Valve Division after the arrival of a new Chief Executive Officer, Mr. Mowery would be paid a bonus to be determined by the compensation committee.

        In July 2004, Mr. Mowery resigned from his position as President of our Heart Valve Division. He also resigned from our board of directors. Pursuant to the terms of his severance agreement, Mr. Mowery will be paid one year's severance, including regular pay and fringe benefits. He has also agreed to certain non-compete terms. In addition, we have agreed to issue a five-year option to Mr. Mowery for the purchase of 25,000 shares of our common stock at an exercise price of $1.50 per share.

        In May 1999, we entered into a letter agreement with Allan R. Seck. Under this agreement, Mr. Seck was employed to serve as our Vice President—Sales and Marketing at a salary of $132,000 per year plus a bonus of one percent of sales over $3,500,000 per year. We retained the right to terminate Mr. Seck's employment at will. However, upon a change in control of our company, we agreed to pay him an amount equal to two years' salary and accelerate the vesting of Mr. Seck's unvested stock options to be immediately exercisable. In consideration of Mr. Seck's entry into this agreement, we granted him a stock options to purchase 100,000 shares of our common stock at a price of $2.50 per share. Such options vest over four years and expire on July 26, 2005. In March 2001, Mr. Seck became Senior Vice President, Sales and Marketing. In August 2001, we amended our agreement with Mr. Seck to provide that the bonus based on annual sales would be payable only through fiscal year 2002. In consideration of Mr. Seck's entry into this amendment, we agreed to increase his salary by an amount not to exceed 15 percent and develop a new executive and sales incentive plan in which he would be eligible to participate. In June 2004, Mr. Seck became Vice President, Business Development.

        In July 2004, Mr. Seck resigned from his position as Vice President, Business Development. Pursuant to the terms of his severance agreement, Mr. Seck will be paid 10 weeks' severance, including regular pay and fringe benefits. He has also agreed to certain non-compete terms.

        We have entered into various agreements with Lawrence L. Horsch, our Acting Chief Executive Officer and Chairman of the Board. For more information about these agreements, please review "Certain Relationships and Related Transactions."

        In August 2004, we entered into a letter agreement with Marc P. Flores. Under this agreement, Mr. Flores agreed to serve as our President and Chief Executive Officer at an annual salary of $222,500 per year plus a bonus potential of $10,000 per quarter based upon achievement of certain goals. Subject to development and adoption of such plan by our board of directors and approval of such award by our compensation committee, we agreed to grant Mr. Flores a 20 percent interest in a pool of 800,000 shares of restricted common stock. The restrictions on such stock would lapse upon attaining a common stock price of $10.00 per share by April 30, 2007, or the purchase of our company by a third party at a price of at least $10.00 per share by April 30, 2007, assuming Mr. Flores continues to be employed by our company through April 30, 2007. We also agreed to grant Mr. Flores a stock option to purchase 171,154 shares of our common stock at a price of $1.30 per share. Such option vests over four years and expires on August 30, 2014. In addition, we agreed to pay certain relocation expenses for Mr. Flores.

Director Compensation

        Our directors are reimbursed for certain reasonable expenses incurred in attending board meetings. Directors who are also employees receive no remuneration for services as members of the board or any board committee. Through November 2003, our non-employee directors were entitled to receive automatic annual stock option grants for the purchase of 7,000 shares under our 1993 Director Stock Option Plan. Following the expiration of such plan, automatic annual stock option grants for the purchase of 7,000 shares have been made to our non-employee directors under our 2001 Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Lawrence L. Horsch

        In February 2003, we entered into an advisory agreement with Lawrence L. Horsch, who became one of our directors and Chairman of the Board in August 2003 and our Acting Chief Executive Officer in April 2004. Pursuant to this agreement, Mr. Horsch agreed to provide 10 hours of advisory services per month, for a retainer of $750 per month. As additional consideration, we issued a five-year option to Mr. Horsch for the purchase of 18,000 shares of common stock exercisable at $0.51 per share. Such option vested to the extent of 1,500 shares per month during the term of the advisory agreement. Mr. Horsch began providing advisory services to us under this agreement on February 18, 2003. Following his appointment as Chairman of the Board, we agreed with Mr. Horsch to terminate the advisory agreement. At the termination of the advisory agreement, Mr. Horsch had been paid $4,500 in advisory fees and the option granted to Mr. Horsch had vested to the extent of 9,000 shares.

        Effective August 19, 2003, upon the termination of the advisory agreement, we entered into a letter agreement with Mr. Horsch to address our relationship with him as Chairman of the Board. Pursuant to this agreement, Mr. Horsch agreed to provide 32 hours of service per month as Chairman of the Board, for a retainer of $60,000 per year. Pursuant to the agreement, Mr. Horsch agreed to purchase 85,714 shares of common stock from our company at a price of $0.70 per share. As additional consideration, we issued a ten-year option to Mr. Horsch for the purchase of 100,000 shares of common stock exercisable at $0.70 per share. Such option vests in full upon the fourth anniversary of the date of grant. This vesting may be accelerated to the extent of one-third of the shares purchasable under the option upon the occurrence of each of three performance measures the completion of certain additional debt or equity financing, certain advances in product development and achievement of certain stock performance. The agreement provides for a term of 12 months; however, it may be terminated if our board of directors determines to remove Mr. Horsch as Chairman of the Board.

        On April 16, 2004, we entered into an arrangement with Mr. Horsch to compensate him for the extra hours he has worked and will be working beyond the 32 hours per month agreed upon in the August 19, 2003 letter agreement. Pursuant to this arrangement, Mr. Horsch will be granted ten-year options to purchase shares of common stock exercisable at $1.67 per share. The number of shares of common stock purchasable pursuant to the options will be the value of the hours (at $156.25 per hour) divided by .30 with the result divided by the exercise price. As of August 31, 2004, no options had been issued to Mr. Horsch under this arrangement.

Separation Agreement with Adel A. Mikhail, Ph.D.

        In November 2000, we entered into a separation agreement and release with Adel A. Mikhail, Ph.D. Dr. Mikhail was our founder and served as our President and Chief Executive Officer from March 1992 until June 2001, at which time he retired. Among other things, the separation agreement provided that following the termination of his employment as President and Chief Executive Officer, we would retain Dr. Mikhail as an independent consultant for a period of two years to provide advice and technical expertise with respect to our operations. Dr. Mikhail agreed to provide up to 40 hours of consulting services per month, for a retainer of $6,000 per month. We agreed to pay Dr. Mikhail at the rate of $125 per hour, up to a maximum of $1,000 per day, for services rendered beyond 40 hours per month. Dr. Mikhail began providing consulting services to us under this agreement in June 2001. During our fiscal year ended April 30, 2003, we paid Dr. Mikhail $74,385 in consulting fees.

        In June 2003, upon the expiration of the consulting arrangement set forth in the separation agreement, we entered into a technical assistance agreement with Dr. Mikhail. Pursuant to this agreement, Dr. Mikhail agreed to continue performing consulting services as an independent contractor in exchange for the same compensation set forth in the separation agreement. During our fiscal year ended April 30, 2004, we paid Dr. Mikhail $72,000 in technical assistance fees. We are currently renegotiating our technical assistance agreement with Dr. Mikhail.

Arrangements and Transactions with Paul K. Miller and PKM Properties, LLC

        January Discretionary Credit Agreement.    In January 2003, we required funding to meet critical working capital shortages. To address these needs we established a discretionary line of credit (the "January Discretionary Credit Agreement") with PKM Properties, LLC ("PKM"), an entity controlled by Paul K. Miller, one of our directors and the largest beneficial owner of our securities, pursuant to which we borrowed an aggregate of $943,666. The line of credit initially had a maturity date of April 17, 2003. On April 15, 2003, the maturity date was extended to September 17, 2003. The line of credit required the payment of interest at the higher of 7 percent or 1 percent above a bank reference rate (7 percent was the rate in effect as of April 30, 2003). In October 2003, we amended the discretionary line of credit with PKM established in January 2003 to extend the maturity date and increase the interest rate to 10 percent. The line of credit contains various representations and loan covenants as are customary in banking and finance transactions. In connection with the January Discretionary Credit Agreement, PKM was issued a second mortgage on our real estate and a security interest in all of our remaining assets, including inventory, equipment, accounts and contract rights, instruments, deposits and intangibles, including patents and trademarks. As additional consideration, we also issued to PKM a warrant with a five-year term to purchase 350,000 shares of our common stock at an exercise price of $0.596 per share. In February 2004, the maturity date of this loan was extended to June 30, 2005. As of August 31, 2004, PKM had advanced $943,333 under the January Discretionary Credit Agreement.

        Financing Transaction.    On April 4, 2003, we sold our real estate, including real property and office-warehouse- manufacturing facility, together with certain personal property related thereto, to PKM. The purchase price for the property was $3.84 million, paid with (1) $1.0 million in cash (subject to certain reductions, prorations and credits), (2) PKM's assumption of a mortgage note against the property in the amount of $2.5 million in favor of Associated Bank Minnesota, dated November 23, 1999, and (iii) PKM's assumption of our promissory note with Dakota Electric Association and land special assessments payable to Dakota County aggregating $336,105. As additional consideration, we issued to PKM a five-year warrant for the purchase of 350,000 shares of our common stock at an exercise price of $0.625 per share.

        Concurrent with the sale of the property, we entered into a ten-year lease for the property with a base annual rent of $360,000 for the first and second year; $370,800 per year for the third, fourth and fifth year, and $389,340 for the remaining years of the lease subject to an increase for additional interest payable by PKM on its long-term permanent financing of the property, which may increase base monthly rents by up to one-twelfth of the additional annual interest payable by PKM. Assuming we are not in default under the terms of the lease, we have two options to extend the lease for five-year periods upon expiration of the initial ten-year term at a market rate. We also pay under the lease operating costs and real estate taxes. Under certain conditions, we also have an option to purchase the building at the end of the initial ten-year term at the fair value at that time. The purpose of the transaction was to retire our bank debt and provide us with additional required working capital.

        May Discretionary Credit Agreement.    In July 2003, we entered into an additional discretionary credit agreement (the "May Discretionary Credit Agreement") with PKM, pursuant to which PKM agreed to lend to us up to an additional $935,000. We required additional funding to meet ongoing working capital needs, including to meet obligations to PKM under the above-described January Discretionary Credit Agreement and facilities lease. The interest rate is 10 percent per year. The line of credit contains various representations and loan covenants as are customary in banking and finance transactions and is secured by a security interest in substantially all of our remaining property, including inventory, equipment, accounts and contract rights, instruments, deposits and intangibles, including patents and trademarks. As additional consideration, we agreed to issue PKM ten-year warrants for the purchase of up to 380,357 shares of our common stock at an exercise price of $0.70 per share with terms and conditions that include weighted-average anti-dilution rights and provide certain rights to PKM to require registration of the common stock underlying the warrants under federal and state securities laws. We also agreed to modify certain terms of the warrants issued to PKM in connection with the January Discretionary Credit Agreement to conform to the terms of the warrants issued as part of this bridge debt financing. We also agreed to pay PKM a placement fee of 6.5 percent of the amount borrowed under the May Discretionary Credit Agreement. In addition, we paid counsel for PKM approximately $56,000 to cover fees and expenses incurred on behalf of PKM in connection with the May Discretionary Credit Agreement. Because the May Discretionary Credit Agreement is a discretionary credit facility, PKM may, in its sole discretion, decide not to make any additional loans thereunder, and is not contractually obligated to do so. In November 2003, we amended the $1.0 million term debt with PKM initiated on July 3, 2003, to provide for an additional $500,000 of borrowing under the same terms as the July 8, 2003 financing. We issued, as additional consideration, ten-year warrants to purchase up to 77,381 shares of our common stock at an exercise price of $1.68 per share with terms and conditions that include weighted-average anti-dilution rights. In February 2004, the maturity date of this loan was extended to June 30, 2005. In connection with the extension, we issued a warrant with a ten year term to purchase up to 330,933 shares of our common stock at an exercise price of $2.00 per share.

        April 2004 Short-Term Loan.    In April 2004, we issued a short-term promissory note to PKM in the principal amount of $150,000. The note required the payment of interest at a rate of 10 percent per year. We repaid such note in full during April 2004.

Transaction with Peter L. Hauser

        In July 2003, we entered into a loan agreement and borrowed $1.0 million from Peter L. Hauser, an existing shareholder, pursuant to a subordinated note with an interest rate of 10 percent per year. Pursuant to an intercreditor agreement with PKM, the loan is secured by substantially all of our assets. We issued to Mr. Hauser ten-year warrants for the purchase of 380,357 shares of our common stock on terms comparable to the warrants issued to PKM in connection with the May Discretionary Credit Agreement. Following this transaction, Mr. Hauser became the beneficial owner of over 10 percent of our securities. In February 2004, the maturity date of this loan was extended to June 30, 2005. In connection with the extension, we issued a warrant with a ten-year term to purchase up to 136,000 shares of our common stock at an exercise price of $2.00 per share.

Loan from Allan R. Seck

        In December 2002, we received a $60,000 unsecured advance from Allan R. Seck, then our Senior Vice President—Sales and Marketing, to fund working capital requirements. This note required us to pay interest at the rate of six percent per year. This loan was repaid in full in early April 2003.

Employment Agreement with Marc P. Flores

        We have an employment agreement with Marc P. Flores, our President, Chief Executive Officer and one of our directors. You should review "Executive Compensation—Employment Agreements" for more information about such agreement.

Related Party Distributor

        We sell heart valves through a distribution network of approximately 37 exclusive distributors, including Mercé v. Electromedicina, S.L. The Managing and General Director of Mercé v. Electromedicina, Salvador Mercé Cervelló, is one of our board members. During the fiscal years ended April 30, 2003 and 2004, such distributor made net purchases of product from our company equal to approximately 29.6 percent and 29.4 percent of our net sales, respectively. Our accounts receivable with this distributor accounted for approximately 37.9 and 35.7 percent of our accounts receivable at April 30, 2003 and 2004, respectively. Obligations to us from our distributors are unsecured. Distributors could fail to pay receivables or cease distributing our products at any time, thereby materially and adversely affecting our business, financial condition, operating results and cash flows. We anticipate that we will continue to do business with Mercé v. Electromedicina in future periods.

General

        The transactions set forth herein were approved by a majority of our independent, disinterested directors who had access, at our expense, to our legal counsel or independent legal counsel. We believe that all such transactions were made on terms no less favorable to us than we could have obtained from unaffiliated third parties. In the future, all material affiliated transactions will be approved by a majority of our independent, disinterested directors who will have access, at our expense, to our legal counsel or independent legal counsel and will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of August 31, 2004, by (a) each person who is known to us to own beneficially more than five percent of our common stock, (b) each director, (c) each Named Executive Officer (as defined herein), and (d) all executive officers and directors as a group. The percentage of beneficial ownership is based on 10,730,833 shares outstanding as of August 31, 2004. As indicated in the footnotes, shares issuable pursuant to warrants and options are deemed outstanding for computing the percentage of the person holding such warrants or options but are not deemed outstanding for computing the percentage of any other person. Unless otherwise noted, each person identified below has sole voting and investment power with respect to such shares. Except as otherwise noted below, we know of no agreements among our shareholders which relate to voting or investment power with respect to our common stock. Unless otherwise indicated, the address for each listed shareholder is c/o MedicalCV, Inc., 9725 South Robert Trail, Inver Grove Heights, Minnesota 55077.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(1)		Percent Beneficially Owned(1)
Paul K. Miller	3,320,251	(2)	26.6%
Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	1,660,000	(3)	14.6%
Peter L. Hauser 16913 Kings Court Lakeville, Minnesota 55044	1,005,557	(4)	8.7%
Adel A. Mikhail, Ph.D.	760,552	(5)	6.9%
Graphite Enterprise Trust PLC 4th Floor, Berkeley Square House Berkeley Square, London W1X 5PA United Kingdom	630,000	(6)	5.9%
Blair P. Mowery(7)	340,000	(8)	3.1%
Lawrence L. Horsch	232,690	(9)	2.1%
Salvador Mercé Cervelló	133,000	(10)	1.2%
Allan R. Seck(11)	110,000	(12)	1.0%
Susan L. Critzer	14,000	(13)	*
David B. Kaysen	14,000	(13)	*
Jules L. Fisher(14)	0		0
Marc P. Flores	0		0
All directors and executive officers as a group (eight persons)	4,524,493	(15)	35.0%

*
Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Securities "beneficially owned" by a person may include securities owned by or for, among others, the spouse, children, or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of August 31, 2004.

(2)
Represents (a) 1,367,580 shares, (b) 120,000 shares owned by Gracon Contracting Co., an entity over which Mr. Miller exercises control, (c) 35,000 shares purchasable pursuant to the exercise of options, (d) 100,000 shares purchasable pursuant to the exercise of warrants, (e) 1,488,671 shares purchasable pursuant to the exercise of warrants held by PKM Properties, LLC, an entity over which Mr. Miller exercises control, (f) 4,500 units owned by Mr. Miller's spouse, and (g) 100,000 units. Each such unit consists of one share of common stock and one Class A Warrant to purchase one share of common stock.

(3)
Includes 615,000 shares purchasable pursuant to the exercise of warrants.

(4)
Represents (a) 53,000 shares, (b) 37,500 units purchasable upon the exercise of warrants, (c) 516,357 shares purchasable upon the exercise of warrants, and (d) 180,600 units held by Mr. Hauser's IRA. Each such unit consists of one share of common stock and one Class A Warrant to purchase one share of common stock.

(5)
Represents 499,552 shares held by Adel A. Mikhail and Narguis Mikhail, Dr. Mikhail's spouse, as joint tenants, 240,000 shares purchasable pursuant to the exercise of warrants and 21,000 shares purchasable pursuant to the exercise of options.

(6)
Includes 126,000 shares held by Graphite Enterprise Trust Limited Partnership, an entity over which Foreign & Colonial Enterprise Trust PLC exercises control.

(7)
Mr. Mowery resigned as President, Heart Valve Division in July 2004.

(8)
Includes 325,000 shares purchasable pursuant to the exercise of options.

(9)
Represents (a) 115,714 shares, (b) 30,000 shares purchasable pursuant to the exercise of warrants, and (c) 86,976 shares purchasable pursuant to the exercise of options.

(10)
Includes 28,000 shares purchasable pursuant to the exercise of options. Mr. Mercé Cervelló is the Managing and General Director of Mercé v. Electromedicina, S.L.

(11)
Mr. Seck resigned as Vice President, Business Development in July 2004.

(12)
Includes 100,000 shares purchasable pursuant to the exercise of options.

(13)
Represents shares purchasable pursuant to the exercise of options.

(14)
Mr. Fisher resigned as our Chief Financial Officer in February 2004.

(15)
Includes 198,976 shares purchasable pursuant to the exercise of options and 1,988,171 shares purchasable pursuant to the exercise of warrants.

        Certain shares, options, and warrants beneficially owned by our officers, former officers, directors, former directors, significant shareholders, and employees are subject to an escrow agreement with the Commissioner of Commerce for the State of Minnesota. The depositors, who placed an aggregate of 1,664,845 shares into escrow, entered into this escrow agreement as a condition of the registration of the units sold in our initial public offering. The term of escrow runs through November 20, 2004.

Equity Compensation Plan Information

        The following table provides information as of the end of the most recently completed fiscal year with respect to compensation plans under which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,151,727		$2.81	944,768	(1)
Equity compensation plans not approved by security holders	3,151,315	(2)	$1.78	0

Total	4,303,042		$2.05	944,768

(1)
Represents 2,500 shares remaining available for future issuance under our 1997 Stock Option Plan and 942,268 shares remaining available for future issuance under our 2001 Equity Incentive Plan. On January 1st of each year, the aggregate number of shares that may be awarded under our 2001 Equity Incentive Plan automatically increases by the greater of (a) 50,000 shares or (b) 3.5% of the outstanding shares on such date, or a lesser amount determined by our compensation committee.

(2)
Represents (a) 350,000 shares of common stock underlying a five-year warrant exercisable at $0.596 per share issued to Paul K. Miller in connection with a line of credit with PKM Properties, which warrant expires January 17, 2008, (b) 350,000 shares of common stock underlying a five-year warrant exercisable at $0.6275 per share issued to Paul K. Miller in connection with a sale-leaseback transaction entered into on April 4, 2003, which warrants expire on April 4, 2008, (c) 100,000 shares of common stock underlying a seven-year warrant exercisable at $2.95 per share issued to Segmed Inc. in connection with a purchase of technology, which warrants expire on August 7, 2009, (d) 240,000 shares of common stock underlying a five-year warrant exercisable at $2.125 per share issued to Adel A. Mikhail, Ph.D., a director and our former chief executive officer, on February 2, 2001, pursuant to a severance and consulting agreement dated November 1, 2000, (e) an aggregate of 100,000 shares of common stock underlying warrants exercisable at $2.00 per share issued to Paul K. Miller, a director, on November 22, 1999 and December 6, 2000, in connection with Mr. Miller's guarantee of a bank loan, both of which warrants expire on November 19, 2004, (f) 150,000 units underlying a warrant exercisable at $6.75 per unit issued to Equity Securities Investments, Inc. on November 20, 2001, in connection with its services as underwriter of our initial public offering, (g) 380,357 shares of common stock underlying a ten-year warrant exercisable at $0.70 per share issued to Peter L. Hauser in connection with a July 2003 financing with Mr. Hauser, (h) 380,357 shares of common stock underlying a ten-year warrant exercisable at $0.70 per share issued to PKM in connection with a July 2003 financing with PKM, (i) 25,000 shares of common stock underlying a seven-year warrant exercisable at $1.46 issued to LightWave Ablation Systems, Inc. in connection with a purchase of technology, which warrant expires on August 27, 2010, (j) 77,381 shares of common stock exercisable at $1.68 underlying a ten-year warrant issued to PKM in connection with an amendment to our financing with PKM, which warrant expires on November 13, 2013, (k) 90,909 shares of common stock exercisable at $1.43 underlying a ten-year warrant issued to Draft Co. in consideration of a loan agreement with Draft Co., which warrant expires on November 24, 2013, (l) 330,933 shares of common stock exercisable at $2.00 underlying a ten-year warrant issued to PKM in connection with an extension of the maturity date of the January Discretionary Credit Agreement, which warrant expires on February 3, 2014, (m) 136,000 shares of common stock exercisable at $2.00 underlying a ten-year warrant issued to Peter L. Hauser in connection with the extension of the maturity date of the $1.0 million financing provided by Mr. Hauser, which warrant expires February 3, 2014, (n) 95,189 units underlying a five-year warrant exercisable at $1.8375 per unit issued to our finder in connection with its services in our recently completed private placement, each unit consisting of one share of common stock and a warrant to purchase a share of our common stock at $1.8375 per share, and (o) 100,000 shares of common stock underlying a stock option exercisable at $0.70 per share granted to Lawrence L. Horsch in August 2003.

DESCRIPTION OF SECURITIES

        Our authorized capital stock consists of 95,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share.

Units

        Each unit offered in our initial public offering consisted of one share of common stock and one redeemable Class A Warrant. Each Class A Warrant became exercisable, and transferable separately from the common stock, 18 months after the effectiveness of our initial public offering. Once separated by the holder, Class A Warrants may not be later recombined with common stock to form units. A unit ceases to exist once the common stock or Class A Warrant is sold separately. The holder of a Class A Warrant is entitled to purchase, at any time until three years after the effectiveness of our initial public offering, one share of common stock at an exercise price of $6.50 per share, subject to customary anti-dilution adjustments. We may redeem the Class A Warrants for $0.01 per warrant at any time, on ten business days' written notice, if the closing price of our common stock or units exceeds $8.50, subject to customary anti-dilution adjustments, for any ten consecutive trading days before such notice.

Common Stock

        As of August 31, 2004, there were 10,730,833 shares of common stock issued and outstanding.

        All outstanding shares of common stock are, and the shares issuable upon exercise of warrants held by the selling shareholders will be, fully paid and nonassessable. The holders of common stock are entitled to one vote for each share held of record on all matters voted upon by shareholders and may not cumulate votes for the election of directors. Thus, the owners of a majority of the common stock outstanding may elect all of the directors if they choose to do so, and the owners of the balance of such shares would not be able to elect any directors. Subject to the rights of any future series of preferred stock which may be designated, each share of outstanding common stock is entitled to participate equally in any distribution of net assets made to the shareholders in the event of liquidation, dissolution or winding up of our company and is entitled to participate equally in dividends as and when declared by the board of directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of common stock. All shares of common stock have equal rights and preferences.

Undesignated Preferred Stock

        At present, no shares of preferred stock are issued or have been designated by the board of directors for issuance. Under governing Minnesota law and our articles of incorporation, no action by our shareholders is necessary, and only action of the board of directors is required, to authorize the issuance of any of the shares of authorized preferred stock. The board of directors is empowered to establish, and to designate the name of, each class or series of preferred stock and to set the terms of such shares, including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion, voting rights, preferences and other rights. Accordingly, the board of directors, without shareholder approval, may issue shares of preferred stock with terms that could adversely affect the voting power and other rights of holders of the common stock. We have no current plans to issue preferred stock.

        The undesignated preferred stock may have the effect of discouraging an attempt, through the acquisition of a substantial number of shares of common stock, to acquire control of our company with a view to effecting a merger, sale or exchange of assets or a similar transaction. For example, the board of directors could issue preferred stock as a dividend to holders of common stock or place preferred stock privately with purchasers who may side with the board of directors in opposing a takeover bid. The anti-takeover effects of the undesignated preferred stock may deny shareholders the receipt of a premium on their common stock and may also have a depressive effect on the market price of the common stock.

Stock Options

        We have adopted two stock option plans under which we may grant options to employees, consultants, independent contractors, officers and employee directors. We reserved 500,000 shares of common stock for the grant of stock options under our 1992 Stock Option Plan. As of August 31, 2004, options to purchase 155,600 shares of common stock were outstanding and no further options were available for grant under our 1992 Stock Option Plan. We reserved 500,000 shares of common stock for the grant of stock options under our 1997 Stock Option Plan. As of August 31, 2004, options to purchase 417,500 shares of common stock were outstanding and options to purchase 82,500 shares of common stock were available for grant under our 1997 Stock Option Plan.

        In June 2001, we adopted the 2001 Equity Incentive Plan and reserved 500,000 shares of common stock for issuance upon exercise of stock options, for grants of performance awards and for awards of restricted stock to be granted under the plan to employees, officers, consultants, advisors, employee and non-employee directors and employees of certain related entities. The number of shares reserved for issuance under the plan increases on January 1 of each year by the greater of 50,000 shares or 3.5% of the outstanding shares of common stock on such date, unless the board of directors sets the increase at a lower number of shares. This plan was approved by our shareholders on August 9, 2001. As of August 31, 2004, 495,781 stock options were outstanding and 833,114 shares were available for issuance under our 2001 Equity Incentive Plan.

Director Stock Options

        We also have a stock option plan under which we have granted options to non-employee directors. We reserved 300,000 shares of common stock for the grant of stock options under our 1993 Director Stock Option Plan. As of August 31, 2004, options to purchase 106,000 shares of common stock were outstanding and no further options were available for grant under our 1993 Director Stock Option Plan.

Warrants

        As of August 31, 2004, we had outstanding warrants to purchase an aggregate of 7,271,700 shares of common stock, outstanding warrants to purchase an aggregate of 150,000 publicly traded units, each such unit consisting of one share of common stock and one Class A Warrant, and outstanding warrants to purchase an aggregate of 218,461 units, each such unit consisting of one share of common stock and one common stock purchase warrant.

        In general, each outstanding warrant contains anti-dilution provisions, together with certain incidental and demand rights which will require us to register the shares underlying the warrants with the SEC at our expense.

        Holders of such warrants are not entitled to vote, receive dividends or exercise any of the rights of holders of the shares of common stock for any purpose until the warrants have been duly exercised and payment of the purchase price has been made. The warrants may be presented for exercise at our office. There is no established market for the warrants, and we expect that such market will not develop.

Class A Warrants

        Warrant Agreement.    Our Class A Warrants were issued under and are governed by the provisions of a warrant agreement between us and Registrar and Transfer Company. The following summary of the warrant agreement is not complete and is qualified in its entirety by reference to the warrant agreement, a copy of which has been filed as an exhibit to the registration statement covering our initial public offering.

        The shares of common stock and the Class A Warrants offered as part of our publicly traded units became detachable, and transferable separately, 18 months after the effectiveness of our initial public offering. Each Class A Warrant entitles the holder to purchase one share of common stock until three years after the effectiveness of our initial public offering, subject to earlier redemption, if at such time (a) a current prospectus relating to the shares of common stock issuable upon exercise of the Class A Warrants is in effect and (b) the issuance of such shares is qualified for sale or exempt from qualification under applicable state securities laws. Each Class A Warrant is exercisable at a price of $6.50 per share, subject to customary anti-dilution adjustments.

        We may redeem the Class A Warrants, on not less than ten business days' written notice, at a price of $0.01 per warrant, at any time following a period of ten consecutive trading days during which the closing price of the common stock or units exceeds $8.50, subject to customary anti-dilution adjustments. We must provide warrantholders with written notice of redemption within 30 business days after the expiration of any such ten consecutive trading day period or we will lose the right to redeem the Class A Warrants with respect to that ten consecutive trading day period. After such notice, the warrantholders will automatically forfeit all rights thereunder, except the right to receive the $0.01 redemption price per warrant, unless they exercise the Class A Warrants before they are redeemed.

        Holders of Class A Warrants are not entitled to vote, receive dividends or exercise any of the rights of holders of the shares of common stock for any purpose until the Class A Warrants have been duly exercised and payment of the purchase price has been made. The Class A Warrants are in registered form and may be presented for transfer, exchange or exercise at the office of the warrant agent. There is no established market for the Class A Warrants, and we cannot assure you that any such market will develop.

        The warrant agreement provides for adjustment of the exercise price and the number of shares purchasable upon exercise to protect the warrantholders against dilution in certain events, including dividends, stock splits, reclassification and any combination of common stock, or the merger, consolidation or disposition of substantially all of the assets of our company.

        Registration.    We will have a sufficient number of shares of common stock authorized and reserved for issuance upon the exercise of the Class A Warrants. When issued, such shares will be fully paid and nonassessable. In order for the warrantholder to exercise his or her Class A Warrants and obtain shares of common stock free of any transfer restriction, we must have a current registration statement on file with the SEC and, unless an exemption is available, with the securities authority of the state in which the warrantholder resides. The shares reserved for issuance upon the exercise of the Class A Warrants are registered under the Securities Act. Furthermore, we agreed with the underwriter of our initial public offering to use our best efforts to maintain the effectiveness of the registration statement throughout the term of the Class A Warrants by filing any necessary post-effective amendments or supplements to the registration statement with respect to the shares of common stock issuable upon exercise of the Class A Warrants. Because the trading price of our publicly traded units has never exceeded the exercise price of our Class A Warrants and due to the significant legal and other related expenses of keeping the registration statement current, we have not, to date, taken the steps necessary to maintain this registration statement at the federal level. We cannot assure you that this registration statement will be current at the time a warrantholder desires to exercise his or her Class A Warrants. Additionally, we agreed to use our best efforts to maintain qualifications in those states where the units were originally qualified for sale to permit exercise of the Class A Warrants and issuance of shares of common stock upon such exercise in such states. Similarly, we have not, to date, taken the steps necessary to maintain this registration statement in the various states. We cannot assure you that any such qualifications will be effective at the time a warrantholder desires to exercise his or her Class A Warrants. If this registration statement is not current, or if the common stock underlying the Class A Warrants is not qualified for sale in particular states, warrantholders in those states, absent an applicable exemption, must either sell such Class A Warrants or let them expire.

        Exercise.    The Class A Warrants may be exercised upon surrender of the certificate for the warrant on or before the expiration date, or earlier redemption date, at the office of the warrant agent, with the purchase form on the reverse side of the certificate properly completed and executed as indicated, accompanied by payment of the full exercise price, by certified or cashier's check payable to the order of our company, for the number of Class A Warrants being exercised.

        For the term of the Class A Warrants, the warrantholders are given the opportunity to profit from any rise in the market price of our securities, with a resulting dilution in the interest of our shareholders. During such term, we may be deprived of opportunities to sell additional equity securities at a favorable price. The warrantholders may be expected to exercise their Class A Warrants at a time when we would, in all likelihood, be able to obtain equity capital by a sale or a new offering on terms more favorable to us than the terms of the Class A Warrants.

Certain Effects of Authorized but Unissued Stock

        As of August 31, 2004, under our articles of incorporation, there were 84,269,167 shares of common stock and 5,000,000 shares of preferred stock available for future issuance without shareholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. With the exception of the following possible issuances, we do not currently have any plans to issue additional shares of common stock:

  •
  1,500,000 shares of common stock issuable by us upon the exercise of Class A Warrants at an exercise price of $6.50 per share;

  •
  2,730,763 shares of common stock issuable by us upon the exercise of outstanding warrants at an exercise price of $1.60 per share;

  •
  2,519,004 shares of common stock issuable by us upon the exercise of outstanding warrants at a weighted average exercise price of approximately $2.36 per share;

  •
  1,288,727 shares of common stock issuable by us upon the exercise of stock options granted, or shares available for issuance pursuant to future grants, under our stock option plans;

  •
  150,000 units, each consisting of one share of common stock and one Class A Warrant, issuable by us upon the exercise of a warrant that we issued to the underwriter of our initial public offering at an exercise price of $6.75 per unit; and

  •
  218,461 units, each consisting of one share of common stock and one warrant exercisable for one share of common stock at $1.8375 per share, issuable by us upon the exercise of warrants at $1.8375 per unit that we issued to our agent and our finder in our recently completed private placement.

        One of the effects of the existence of unissued and unreserved common and preferred stock is that the board of directors could issue shares to persons likely to support current management and thereby protect the continuity of our company's management. Such additional shares could also be used to dilute the ownership of persons seeking to obtain control of our company.

Certain Limited Liability, Indemnification and Anti-Takeover Provisions under Minnesota Law

        Our articles of incorporation limit the liability of our directors to the fullest extent permitted by Minnesota law. Specifically, our directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability for:

  •
  any breach of the director's duty of loyalty to our company or our shareholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  corporate distributions which are in contravention of restrictions in the Minnesota Business Corporation Act, our articles of incorporation or bylaws or any agreement to which our company is a party;

  •
  violations of Minnesota securities laws;

  •
  any transaction from which the director derives an improper personal benefit; or

  •
  any act or omission occurring before the effective date of the provision in our articles of incorporation eliminating or limiting liability.

        Section 302A.521 of the Minnesota Business Corporation Act provides that a Minnesota business corporation must indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity, as defined, of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. For this purpose, proceeding means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification. You should refer to that section for a complete statement of such indemnification rights.

        Our bylaws provide that each past or present director, officer, committee member and employee of our company will be indemnified by us in accordance with, and to the fullest extent permissible by, applicable law.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Certain provisions of Minnesota law, described below, could delay, defer or prevent a change in control of our company and could have the effect of making it more difficult to acquire our company or remove incumbent management.

        We are governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act because we are an "issuing public corporation" that has 50 or more shareholders. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination or the interested shareholder's acquisition of shares is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock, or who is an affiliate or associate of the corporation and at any time within four years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock. Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act could, under some circumstances, deny our shareholders the receipt of a premium on their common stock and may also have a depressive effect on the market price of our stock.

        In the event of certain tender offers for stock of our company, Section 302A.675 of the Minnesota Business Corporation Act precludes the tender offeror from acquiring additional shares of stock, including acquisitions pursuant to mergers, consolidations or statutory share exchanges, within two years following the completion of such an offer unless the selling shareholders are given the opportunity to sell the shares on terms that are substantially equivalent to those contained in the earlier tender offer. The section does not apply if a committee of the board of directors consisting of all of its disinterested directors, excluding present and former officers of the corporation, approves the subsequent acquisition before shares are acquired pursuant to the earlier tender offer.

        Anti-takeover provisions of our articles of incorporation and those under Minnesota law could diminish the opportunity for shareholders to participate in acquisition proposals at a price above our then current stock price. These provisions may also inhibit increases in our stock price that could result from takeover attempts and could adversely affect the voting power of your shares. For example, while we have no present plans to issue any preferred stock, our board of directors, without further shareholder approval, may issue preferred stock that could have the effect of delaying, deterring or preventing a change in control. No other anti-takeover provisions are currently contemplated by management.

Warrant Agent, Transfer Agent and Registrar

        We have appointed Registrar and Transfer Company as the warrant agent for the Class A Warrants and the transfer agent and registrar for our publicly traded units and common stock. As of August 31, 2004, we had approximately 130 shareholders of record.

SHARES ELIGIBLE FOR FUTURE SALE

        As of August 31, 2004, we had outstanding an aggregate of 10,730,833 shares of our common stock, assuming no exercises of outstanding options and warrants. All shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless they are purchased by one of our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act.

        Certain outstanding shares of our common stock not included in this prospectus are eligible for sale in the public market as follows:

Rule 144

        In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of certain prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which equals 107,308 shares as of August 31, 2004, or

  •
  the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

        Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. Our transfer agent will require an opinion from legal counsel to effect a Rule 144(k) transaction.

SELLING SHAREHOLDERS

        The following table presents information regarding the selling shareholders. Unless otherwise noted, the 8,634,387 shares of common stock listed below represent the shares that the selling shareholders beneficially owned on June 10, 2004. In the following table, percentage of beneficial ownership is based on 10,730,833 outstanding shares of common stock.

Name and Address of Selling Shareholder	Shares Beneficially Owned Before Offering (1)(2)		Percent Beneficially Owned Before Offering(1)	Shares Offered(2)		Shares Beneficially Owned if All Shares are Sold in the Offering	Percent Beneficially Owned After Offering
Paul K. Miller 1809 Lydia Avenue St. Paul, MN 55113	3,320,251	(3)(4)	26.7	100,000	(5)	3,220,251	26.1
PKM Properties, LLC 606 24th Avenue South Suite B12 Minneapolis, MN 55454	1,488,671	(5)	12.2	1,488,671	(5)	0	0
Peter L. Hauser 16913 Kings Court Lakeville, MN 55044	1,005,557	(6)	8.6	516,357	(5)	489,200	4.5
Adel A Mikhail, Ph.D. 2332 West 111st Street Bloomington, MN 55431	753,552	(3)(7)	6.9	240,000	(5)	499,552	4.7
Jeffrey J. Michael 10901 Red Circle Drive Suite 370 Minnetonka, MN 55343	410,000	(8)	3.8	70,000		0	0
A. Russell Melgaard 7900 E. Oakmont Place Sioux Falls, SD 57110	400,000	(9)	3.6	200,000		200,000	1.8
4J2R1C Limited Partnership 10901 Red Circle Drive Ste 370 Minnetonka, MN 55343	340,000		3.1	340,000		0	0
Tower Finance, Ltd. 49169 Lake Avenue McGregor, MN 55760	240,900	(11)	2.2	190,378	(10)	50,522	*
Feltl & Company 225 South Sixth Street 42nd Floor Minneapolis, MN 55402	235,344	(10)	2.1	235,344	(10)	0	0

Jerry L. Prostrollo Trust 816 N. Prairie Madison, SD 57042	200,000		1.8	200,000		0	0
Pat L. Prostrollo 1024 Twin Oaks Dr. Madison, SD 57042	140,000		1.3	140,000		0	0
Matthew and Patricia Tikalsky, JTWROS 1314 1st Ave. SE New Prague, MN 56071	140,000		1.3	140,000		0	0
Robert G. Allison Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	130,000		1.2	130,000		0	0
Raymond K. Newkirk 1489 Shoreline Drive Wayzata, MN 55391	100,000		*	100,000		0	0
Bradley W. Nye 19444 Burns Parkway Anoka, MN 55303	100,000		*	100,000		0	0
Daniel S. & Patrice M. Perkins JTWROS Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	100,000		*	100,000		0	0
I. Eugene Phelps 972 Shadylane East Wayzata, MN 55391	100,000		*	100,000		0	0
Segmed, Inc. 4702 Lakeview Drive Edina, MN 55424	100,000	(5)(12)	*	100,000	(5)	0	0
USB Piper Jaffray as Custodian FBO David H. Potter IRA Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	100,000		*	100,000		0	0

Nicholas Hauser 4463 Fawn Ridge Trail Eagan, MN 55123	80,800	(13)	*	75,000	(5)	5,800	*
E. Terry Skone Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	80,000		*	80,000		0	0
Andrew J. Redleaf 3033 Excelsior Blvd, Suite 300 Minneapolis, MN 55416	79,728		*	79,728		0	0
Piper Jaffray as Custodian FBO Robert H. Clayburgh IRA Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	70,000		*	70,000		0	0
Donald F. Hagen Revocable Trust U/A dtd 4/13/95 1589 Hwy 7, #200 Hopkins, MN 55305	70,000		*	70,000		0	0
Raymond R. Johnson Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	70,000		*	70,000		0	0
John E. and Mary Joann Feltl, JTWROS 7040 Willow Creek Road Eden Prairie, MN 55344	68,000		*	68,000		0	0
Donna Welsh 7222 Lewis Ridge Pkwy Edina, MN 55439	68,000		*	68,000		0	0
Daniel B. & Linda O. Ahlberg JTWROS Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	60,000		*	60,000		0	0

Alice Ann Corporation Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	60,000		*	60,000	0	0
David C. and Carole A. Brown Rev Trust u/a dtd 10/23/97 Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	60,000		*	60,000	0	0
Steven Bruggeman 5609 St. Albans Court Shoreview, MN 55126	60,000		*	60,000	0	0
Lawrence L. and Kathleen J. Horsch, JTWROS 1404 Hilltop Ridge Houlton, WI 54082	60,000		*	60,000	0	0
Subramanian Krishnan 3620 Wedgewood Lane Plymouth, MN 55441	60,000		*	60,000	0	0
USB Piper Jaffray as Custodian FBO James G. Peters IRA Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	60,000		*	60,000	0	0
John and Donelda M. Prusak, JTWROS 1646 1 3/4 Street Turtle Lake, WI 54889	60,000		*	60,000	0	0
Kenneth C. Ehrhardt IRA 8902 E. Coopers Hawk Ct. Sun Lakes, AZ 85248	54,490	(14)	*	40,000	14,490	*
Gary A. Bergren Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	50,000		*	50,000	0	0

John H. Jungbauer 9725 South Robert Trail Inver Grove Heights, MN 55077	50,000		*	50,000		0	0
Piper Jaffray as Custodian FBO Dan Lastavich IRA Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	50,000		*	50,000		0	0
Realty Center, Inc. p/s/t FBO Thomas A. Ries 7600 Parklawn Ave. S., #200 Edina, MN 55435	50,000		*	50,000		0	0
UBS Financial Services Inc. cdn FBO John Steinbergs, IRA 603 Lake Street Excelsior, MN 55331	50,000	(5)	*	50,000	(5)	0	0
Janet M. Voight Trust u/a dtd 8/29/96 Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	50,000		*	50,000		0	0
Piper Jaffray as Custodian FBO James Wallace SPN/PRO Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	50,000		*	50,000		0	0
Piper Jaffray as Custodian FBO Michael Wilcox SEG/IRA Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	50,000		*	50,000		0	0

John P. and Erin R. Hupp, JTWROS 4632 Aldrich Ave. S. Minneapolis, MN 55409	44,000	(15)	*	40,000	4,000(15)	*
Piper Jaffray as Custodian FBO William H. Baxter IRA Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	40,000		*	40,000	0	0
Piper Jaffray as Custodian FBO William B. Becker IRA Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	40,000		*	40,000	0	0
Jeff and Tammie Broin, JTWROS 809 W. 3rd Street Dell Rapids, SD 57022	40,000		*	40,000	0	0
Linda M. Broin Living Trust U/A dtd 9/13/96 6836 W. Honeysuckle Ct. Sioux Falls, SD 57106	40,000		*	40,000	0	0
Pamela Brown Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	40,000		*	40,000	0	0
Craig L. Campbell Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	40,000		*	40,000	0	0
George J. Chlebecek 3709 46th Ave. S. Minneapolis, MN 55406	40,000		*	40,000	0	0
Ann Chudnofsky Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	40,000		*	40,000	0	0
Sam L. Claassen 6413 Cherokee Trail Edina, MN 55439	40,000		*	40,000	0	0

Gary E. and Leslie J. Clipper, JTWROS Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	40,000	*	40,000	0	0
Edwin and Leona Dauphinais, JTWROS 18150 N. Diamond Lake Rd. Dayton, MN 55327	40,000	*	40,000	0	0
Kenneth C. Ehrhardt 8902 E. Coopers Hawk Ct. Sun Lakes, AZ 85248	40,000	*	40,000	0	0
USB Piper Jaffray as Custodian FBO Bradley A. Erickson IRA Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	40,000	*	40,000	0	0
Piper Jaffray as Custodian FBO Fred T. Gerbig IRA Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	40,000	*	40,000	0	0
Piper Jaffray as Custodian FBO J. Richard Gilliland IRA Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	40,000	*	40,000	0	0
Dennis D. Gonyea Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	40,000	*	40,000	0	0
Gary A. and Elizabeth A. Hansberger, JTWROS 1975 Persimmon Drive St. Charles, IL 60174	40,000	*	40,000	0	0
Gary P. and Holly D. Hotovec, JTWROS 20404 Hwy 15 N. Hutchinson, MN 55350	40,000	*	40,000	0	0

Delaware Charter Guarantee & Trust Company, TTEE FBO Gary S. Kohler IRA 3033 Excelsior Blvd. Suite 300 Minneapolis, MN 55416	40,000		*	40,000		0	0
Gary S. Kohler 11554 Cedar Pass Minnetonka, MN 55305	40,000		*	40,000		0	0
Elizabeth Kuehne Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	40,000		*	40,000		0	0
Michael H. and Marla R. Leafer JTWROS Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	40,000		*	40,000		0	0
Lightwave Ablation System, Inc. 142 Stutts Road Mooresville, NC 28117	40,000	(16)	*	25,000	(5)	15,000	*
Robert J. Maietta 1260 Birch Pond Trail White Bear Lake, MN 55110	40,000		*	40,000		0	0
Emmet McCormick 11127 Lewis Ave. SW Hutchinson, MN 55350	40,000		*	40,000		0	0
Piper Jaffray as Custodian FBO Michael E. McElligott SPN/PRO Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	40,000		*	40,000		0	0
MERBCO, Inc. 6810 Riverview Blvd. Bradenton, FL 34209	40,000		*	40,000		0	0
Andrew J. O'Connell 2710 Ashbourne Road Wayzata, MN 55391	40,000		*	40,000		0	0

Piper Jaffray as Custodian FBO Charles W. Pappas IRA Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	40,000	*	40,000	0	0
John T. Potter Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	40,000	*	40,000	0	0
National Financial Services, LLC FBO Honorato C. Remucal Rollover IRA 1075 West Shore Drive Hutchinson, MN 55350	40,000	*	40,000	0	0
Frank A. Revering 3800 Quincy St. N.E. Columbia Heights, MN 55421	40,000	*	40,000	0	0
RBC Dain Rauscher as Custodian FBO James G. Ridenour IRA 1679 Tamberwood Trail Woodbury, MN 55125	40,000	*	40,000	0	0
Thomas C. Sauter 1242 Benton St. Anoka, MN 55303	40,000	*	40,000	0	0
RBC Dain Rauscher as Custodian FBO Mark D. Schierman Roth IRA 540 Hidden Circle Hutchinson, MN 55350	40,000	*	40,000	0	0
Dr. Paul and Nancy S. Seel JTWROS Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	40,000	*	40,000	0	0
Cedric A. and Margaret E. Veum Living Trust u/a dtd 6/20/96 Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	40,000	*	40,000	0	0

Patricia Vogelpohl 144 Chaparral Drive Apple Valley, MN 55124	40,000		*	40,000		0	0
Thomas P. Walsh, Sr. 3800 West 53rd Sioux Falls, SD 57106	40,000		*	40,000		0	0
David M. Westrum, TTEE FBO David M. Westrum Revocable Living Trust u/a dtd 6/1/97 Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	40,000		*	40,000		0	0
MTC Inc. Profit Sharing Plan 7605 Equitable Drive Eden Prairie, MN 55344	38,000	(15)	*	20,000		18,000(15)	*
UBS Financial Services Inc. cdn FBO Ronald Bach, IRA 6625 Dakota Trail Edina, MN 55439	35,000	(17)	*	25,000	(5)	10,000	*
Elizabeth Feltl Frye 6401 Ridgeview Dr. Edina, MN 55439	34,000		*	34,000		0	0
John C. Feltl 4909 Lakeview Drive Edina, MN 55424	34,000		*	34,000		0	0
Michael R. Wigley 1035 Tonkawa Road Long Lake, MN 55356	34,000		*	34,000		0	0
Richard E. Lewis 60 139th Ave. NW Andover, MN 55304	34,000		*	34,000		0	0
National Financial Services, LLC FBO Thomas B. Lyke IRA 1250 Carolina Ave NW Hutchinson, MN 55350	30,000		*	30,000		0	0

RND Signs Pension Plan FBO Richard Rendahl 7605 Equitable Drive Eden Prairie, MN 55344	27,800	(15)	*	20,000		7,800(15)	*
Draft Co. 336 Robert Street North Suite 1220 St. Paul, MN 55101	27,273	(5)	*	27,273	(5)	0	0
Nicholson Boys LP 336 Robert Street North Suite 1220 St. Paul, MN 55101	27,273	(5)	*	27,273	(5)	0	0
Alan Frailich 10196 E. Meadow Hill Dr. Scottsdale, AZ 85260	27,200		*	27,200		0	0
Standford M. Baratz Revocable Trust 326 West Ferndale Road Wayzata, MN 55305	25,000	(5)	*	25,000	(5)	0	0
Loren M. and Donna M. Anderson, JTWROS 18449 234th Circle Hutchinson, MN 55350	20,000		*	20,000		0	0
Ask Property Management 5605 W. 36th St. St. Louis Park, MN 55418	20,000		*	20,000		0	0
Art Bannerman and Sean Stephen Bannerman, TIC 2393 Hauer Trail Shakopee, MN 55379	20,000		*	20,000		0	0
Jon H. Buck 10670 1st Timber Lane Northfield, MN 55057	20,000		*	20,000		0	0
National Financial Services, LLC Custodian FBO James P. Felling SEP IRA 530 Hidden Circle SW Hutchinson, MN 55350	20,000		*	20,000		0	0
Philip G. and Pamela R. Graves JTWROS 310 Alan St. SW Hutchinson, MN 55350	20,000		*	20,000		0	0
Todd R. Hanson 13710 61st Avenue North Plymouth, MN 55446	20,000		*	20,000		0	0

James J. Heikes 15873 Hwy 7 East Hutchinson, MN 55350	20,000	*	20,000	0	0
Thomas P. and Glenda M. Kleinkauf, JTWROS 19308 Sioux Hills Rd. Hutchinson, MN 55350	20,000	*	20,000	0	0
Clement A. and Marlys J. Nelson, JTWROS 5644 Heather Ridge Ct. Shoreview, MN 55126	20,000	*	20,000	0	0
Thomas and Margaret O'Leary, JTWROS 7946 Ithaca Lane Maple Grove, MN 55311	20,000	*	20,000	0	0
Jerry Papenfus 276 Pleasant Hill Drive Winona, MN 55987	20,000	*	20,000	0	0
James Peters 328 McHugh St. Holmen, WI 54636	20,000	*	20,000	0	0
Ralph R. Pettyjohn 2910 Everest Lane Plymouth, MN 55447	20,000	*	20,000	0	0
Principal Realty Holdings, Inc. 7741 W. 96th Street Bloomington, MN 55438	20,000	*	20,000	0	0
John Ryden 10563 Maryland Road Bloomington, MN 55438	20,000	*	20,000	0	0
Mark J. Rutzick 829 Park Place Dr. Mendota Heights, MN 55118	20,000	*	20,000	0	0
National Financial Services, LLC FBO Brad Schmidtbauer IRA 18650 Nowthen Blvd. Anoka, MN 55303	20,000	*	20,000	0	0
Clifford Stiles, M.D. P.O. Box 218 Foley, MN 56329	20,000	*	20,000	0	0

James P. and Kathryn Welbourn, JTWROS 1772 Lafayette Lane Mound, MN 55364	20,000		*	20,000		0	0
Scott M. Welsh 11348 N. Justin Dr. Mequon, WI 53092	20,000		*	20,000		0	0
Raft Co. 336 Robert Street North Suite 1220 St. Paul, MN 55101	18,181	(5)	*	18,181	(5)	0	0
George W. Yankoupe 17705 30th Place N. Plymouth, MN 55447	15,000		*	15,000		0	0
Mary K. Norstad 4075 Goldenrod Lane Plymouth, MN 55441	14,000		*	14,000		0	0
Ralph Klein 3740 Wellington Lane Plymouth, MN 55441	13,600		*	13,600		0	0
L. MeRoy and Carol J. Lillehaugen, JTWROS 5630 Loring Lane Golden Valley, MN 55422	12,000	(15)	*	10,000		2,000(15)	*
National Financial Services, LLC FBO Mary Jo Lyke, IRA 1250 Carolina Avenue NW Hutchinson, MN 55350	10,000		*	10,000		0	0
William B. McHugh 4595 Fox Berry Drive Medina, MN 55340	10,000		*	10,000		0	0
William B. McHugh, IRA 4595 Fox Berry Drive Medina, MN 55340	10,000		*	10,000		0	0
Phil Murray 6013 Ashcroft Avenue Edina, MN 55424	10,000		*	10,000		0	0
Maureen Rendahl 5833 Dewey Hill Road Edina, MN 55439	10,000		*	10,000		0	0
Darrell Vander Esch 8500 East Saddle Creek Rd Sioux Falls, SD 57110	10,000		*	10,000		0	0

CPL Investments 336 Robert Street North Suite 1220 St. Paul, MN 55101	9,091	(5)	*	9,091	(5)	0	0
Richard H. Nicholson 336 Robert Street North Suite 1220 St. Paul, MN 55101	9,091	(5)	*	9,091	(5)	0	0
Neil Engquist 502 84th Lane NW Coon Rapids, MN 55433	4,000	(10)	*	4,000	(10)	0	0
Berthel Fisher & Company Financial Services, Inc. 701 Toma Street P.O. Box 609 Marion, IA 52302	4,000	(10)	*	4,000	(10)	0	0
Okoboji Financial Services P.O. Box 259 Okoboji, IA 51355	3,200	(10)	*	3,200	(10)	0	0

*
Represents less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Securities "beneficially owned" by a person may include securities owned by or for, among others, the spouse, children, or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of June 10, 2004.

(2)
Except as otherwise noted, the shares reported in this column consist 50% of shares of common stock, and 50% of shares of common stock purchasable upon the exercise of warrants with an exercise price of $1.60 per share.

(3)
Certain shares, options, and warrants beneficially owned by our officers, directors, former directors, significant shareholders, and employees are subject to an escrow agreement with the Commissioner of Commerce for the State of Minnesota. The depositors, who placed an aggregate of 1,664,845 shares into escrow, entered into this escrow agreement as a condition of the registration of the units sold in our initial public offering. The term of the escrow runs through November 20, 2004.

(4)
Consists of (a) 1,367,580 shares, (b) 120,000 shares owned by Gracon Contracting Co., an entity over which Mr. Miller exercises control, (c) 35,000 shares purchasable pursuant to the exercise of options exercisable within 60 days of July 23, 2004, (d) 100,000 shares purchasable pursuant to the exercise of warrants, (e) 1,488,671 shares purchasable pursuant to the exercise of warrants held by PKM Properties, LLC, an entity over which Mr. Miller exercises control, (f) 4,500 units owned by Mr. Miller's spouse, and (g) 100,000 units. Each such unit consists of one share of common stock and one Class A Warrant to purchase one share of common stock.

(5)
Consists entirely of shares of common stock issuable upon the exercise of warrants.

(6)
Represents (a) 53,000 shares, (b) 37,500 units purchasable upon the exercise of warrants, (c) 516,357 shares purchasable upon the exercise of warrants, and (d) 180,600 units held by Mr. Hauser's IRA. Each such unit consists of one share of common stock and one Class A Warrant to purchase one share of common stock.

(7)
Represents (a) 499,552 shares held by Adel A. Mikhail and Narguis Mikhail, Dr. Mikhail's spouse, as joint tenants, (b) 240,000 shares purchasable pursuant to the exercise of warrants, and (c) 21,000 shares purchasable pursuant to the exercise of options exercisable within 60 days of August 31, 2004.

(8)
Includes 340,000 shares beneficially owned by 4J2R1C Limited Partnership, an entity over which Mr. Michael exercises control.

(9)
Represents 150,000 shares and 250,000 shares purchasable pursuant to the exercise of warrants.

(10)
Represents shares of common stock purchasable upon the exercise of warrants to purchase units. Each unit consists of one share of common stock and one warrant to purchase one share of common stock.

(11)
Represents 50,522 shares and warrants to purchase 95,189 units. Each unit consists of one share of common stock and one warrant to purchase one share of common stock.

(12)
The warrants are exercisable with respect to 50,000 shares within 60 days of August 31, 2004.

(13)
Represents 2,900 shares, 2,900 shares purchasable upon the exercise of warrants, and 37,500 units purchasable upon the exercise of warrants. Each unit consists of one share of common stock and one warrant to purchase one share of common stock

(14)
Represents 34,490 shares and 20,000 shares purchasable upon the exercise of warrants.

(15)
The shares reported in the Shares Beneficially Owned Before Offering column include shares underlying publicly traded units. The shares reported in the Shares Beneficially Owned if All Shares are Sold in the Offering column represent shares underlying publicly traded units. Each publicly traded unit consists of one share of common stock and one Class A Warrant to purchase one share of common stock with an exercise price of $6.50 per share.

(16)
Represents 15,000 shares and 25,000 shares purchasable upon the exercise of warrants.

(17)
Represents 25,000 shares purchasable upon the exercise of warrants, and 5,000 units. Each unit consists of one share of common stock and one warrant to purchase one share of common stock.

Sale to Selling Shareholders

        In February, April and May, 2004, we conducted a private placement to accredited investors of units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock. We sold 2,730,763 units for aggregate gross proceeds of $4,014,222. The five-year warrants sold with the common stock are exercisable to purchase an aggregate of 2,730,763 shares of common stock at an exercise price of $1.60 per share. In connection with such placement, we issued our agent a five-year warrant to purchase 123,272 units at an exercise price of $1.8375 per unit, paid our agent cash commissions of $181,210 and paid our agent a non-accountable expense allowance of $67,954. In connection with such placement, we issued our finder a five-year warrant to purchase 95,189 units at an exercise price of $1.8375 per unit, paid our finder a finder's fee of $140,928 and reimbursed our finder for expenses of $4,163. The warrants underlying the unit warrants issued to the agent and the finder are exercisable for a period of five-years at an exercise price of $1.8375 per share. This prospectus covers all of the shares issued in the recently completed private placement as well as certain other securities previously issued in private transactions.

Selling Shareholders' Registration Rights

        We have agreed to use our commercially reasonable best efforts to cause the shares sold in the above-referenced private placement to be registered for resale on Form SB-2 and such registration declared effective by the SEC within 90 days following the initial filing of such resale registration statement. We are obligated to keep such registration effective for one year after the initial declaration by the SEC of the effectiveness of such resale registration. We may require persons who sell shares pursuant to such registration statement to suspend such sales for such reasonable period of time as we may require, acting in a reasonable manner, using our commercially reasonable best efforts to effect any required amendment or supplement to such registration statement. We have also agreed to use commercially reasonable efforts to cause the shares to be registered in such states as may be required to permit the holders of such shares to effect resales.

        If the registration statement is not declared effective by the SEC within the required 90-day period, then we will deliver to each investor in the above-referenced private placement additional shares and warrants in an amount equal to five percent of such investor's subscription amount. We have also agreed to register for resale any additional shares issued pursuant to the provision.

        The other shares included in the registration statement have been included pursuant to the exercise by selling shareholders of incidental registration rights.

        Our registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares covered by this prospectus.

Relationships with Selling Shareholders

        Paul K. Miller is one of our directors and the largest beneficial owner of our securities. Mr. Miller controls PKM Properties, LLC ("PKM"). We have entered into various financing transactions with PKM as described in "Certain Relationships and Related Transactions." Peter L. Hauser became the beneficial owner of over 10 percent of our securities in connection with a financing transaction described in "Certain Relationships and Related Transactions." Adel A. Mikhail, Ph.D. is one of our directors. We have a technical assistance agreement with Dr. Mikhail as described in "Certain Relationships and Related Transactions." Lawrence L. Horsch is Chairman of the Board and our Acting Chief Executive Officer. We have entered into various agreements with Mr. Horsch as described in "Certain Relationships and Related Transactions." John J. Jungbauer is our Vice President, Finance, Chief Financial Officer and Secretary.

PLAN OF DISTRIBUTION

        The selling shareholders may offer their shares at various times in one or more of the following transactions:

  •
  on the OTC Bulletin Board

  •
  in privately negotiated transactions

  •
  through put or call option transactions relating to the shares

  •
  through short sales of shares

  •
  through hedging transactions

  •
  in a combination of any of the above transactions

        The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prices, or at negotiated prices.

        The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

        Feltl & Company, Tower Finance, Ltd., Berthel Fisher & Company Financial Services, Inc. and Okoboji Financial Services may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. The other selling shareholders, and any persons who participate in the sale of the shares from time to time, may also be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions paid or discounts or concessions allowed to any such persons, and any profits received on resale of the shares, may be deemed to be underwriting compensation under the Securities Act. To the extent that a selling shareholder may be deemed to be an underwriter, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        In order to comply with applicable state securities laws, the shares will be sold only through registered or licensed brokers or dealers. In addition, the shares will not be sold until they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

LEGAL MATTERS

        The validity of the shares offered hereby will be passed upon for us by Briggs and Morgan, Professional Association, Minneapolis, Minnesota.

EXPERTS

        The financial statements as of April 30, 2003 and 2004 and for each of the years then ended included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

        We are subject to the information requirements of the Exchange Act. Accordingly, we file reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our website is located at www.medicalcvinc.com. The information on, or that can be accessed through, our website is not part of this prospectus.

        We have filed with the SEC a registration statement on Form SB-2 under the Securities Act. This prospectus does not contain all of the information, exhibits and undertakings set forth in the registration statement, certain parts of which are omitted as permitted by the rules and regulations of the SEC. For further information, please refer to the registration statement which may be read and copied in the manner and at the sources described above.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of MedicalCV, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of MedicalCV, Inc. at April 30, 2003 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note1 to the financial statements, the Company has sustained losses and negative cash flows from operations in recent years and has insufficient funds to finance its working capital and capital expenditure needs, which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PRICEWATERHOUSECOOPERS LLP PricewaterhouseCoopers LLP Minneapolis, Minnesota
June 4, 2004, except for the sixth paragraph of Note 5 as to which the date is June 30, 2004

MEDICALCV, INC.
Consolidated Balance Sheets

	April 30,
	2003	2004
ASSETS
Current assets:
Cash and cash equivalents	$184,227	$659,856
Trade accounts receivable, net	1,472,995	1,495,401
Inventories	2,782,613	2,518,698
Prepaid expenses and other current assets	183,856	211,816

Total current assets	4,623,691	4,885,771

Property, plant and equipment, net	1,368,240	1,135,618
Deferred financing costs	62,989	74,605

Total assets	$6,054,920	$6,095,994

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$895,405	$1,498,848
Short-term debt with related party	943,333	—
Current portion of related party lease obligation	273,843	288,995
Note payable		485,708
Current portion of capital lease obligations	42,069	—
Accrued expenses	813,539	266,671

Total current liabilities	2,968,189	2,540,222

Long-term debt		3,443,333
Related party lease obligation, less current portion	3,472,661	3,166,425
Shareholders' equity (deficit):
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $.01 par value; 95,000,000 shares authorized; 7,843,834 and 9,189,933 shares issued and outstanding as of April 30, 2003 and 2004, respectively	78,438	91,899
Additional paid-in capital	16,613,337	20,168,133
Deferred stock-based compensation	(4,610)	(1,933)
Accumulated deficit	(17,073,095)	(23,312,085)

Total shareholders' equity (deficit)	(385,930)	(3,053,986)

Total liabilities and shareholders' equity (deficit)	$6,054,920	$6,095,994

The accompanying notes are an integral part of the consolidated financial statements.

MedicalCV, Inc.
Consolidated Statement of Operations

	Year ended April 30,
	2003	2004
Net sales	$2,578,063	$3,410,975
Cost of goods sold	1,807,402	2,204,993

Gross profit	770,661	1,205,982

Operating expenses:
Sales and marketing	2,307,769	1,996,406
General and administrative	1,834,418	2,395,062
Engineering and regulatory	876,686	910,646

Total operating expenses	5,018,873	5,302,114

Loss from operations	(4,248,212)	(4,096,132)

Other (expense) income:
Interest expense	(467,315)	(918,027)
Interest income	12,705	4,993
Other expenses, net	35,113	(1,229,824)

Total other expense, net	(419,497)	(2,142,858)

Net loss	$(4,667,709)	$(6,238,990)

Basic and diluted net loss per share	$(.60)	$(.78)

Weighted average shares used in computing basic and diluted net loss per share	7,843,834	8,046,736

The accompanying notes are an integral part of these financial statements.

MedicalCV, Inc.
Consolidated Statements of Changes in Shareholders' Equity (Deficit)

	Common Stock
			Additional Paid-in Capital	Deferred Stock-Based Compensation	(Accumulated Deficit)
	Shares	Amount				Total
Total, April 30, 2002	7,843,834	$78,438	$16,362,050	$(9,062)	$(12,405,386)	$4,026,040
Net loss					(4,667,709)	(4,667,709)
Amortization of stock-based compensation				4,452		4,452
Stock options issued to consultants			20,329			20,329
Warrants issued in connection with sale-leaseback transaction			89,602			89,602
Warrants issued in connection with short-term debt with related party			128,995			128,995
Warrants issued in connection with technology purchase			12,361			12,361

Net loss					(4,667,709)	(4,667,709)
Total, April 30, 2003	7,843,834	$78,438	$16,613,337	$(4,610)	$(17,073,095)	$(385,930)

Amortization of stock-based compensation				$2,677		$$2,677
Common stock issued below market value to Director for cash	85,714	857	$122,571			123,428
Stock options issued to consultants			$72,915			72,915
Warrants issued to lenders			1,740,560			1,740,560
Warrants issued for LightWave technology (Note 10)			31,280			31,280
Common stock issued for LightWave technology (Note 10)	15,000	150	7,500			7,650
Common stock issued for services	55,522	555	33,445			34,000
Common stock and warrants issued for cash, net of offering costs of $190,675	1,189,863	11,899	1,546,525			1,558,424
Net Loss					(6,238,990)	(6,238,990)

Total, April 30, 2004	9,189,933	$91,899	$20,168,133	$(1,933)	$(23,312,085)	(3,053,986)

The accompanying notes are an integral part of these financial statements.

MedicalCV, Inc.
Consolidated Statement of Cash Flows

	Year ended April 30,
	2003	2004
Cash flows from operating activities:
Net loss	$(4,667,709)	$(6,238,990)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	335,873	314,056
Provision for doubtful accounts	47,132	12,649
Return of inventory (Note 4)	(92,000)
Provision for inventory obsolescence		125,563
Common stock sold below market value to Director	—	63,428
Stock-based compensation	24,780	75,592
Warrants and common stock issued in connection with technology purchase	12,361	38,930
Common stock issued for services	—	34,000
Interest and other expense associated with warrant grants	201,855	1,726,268
Changes in assets and liabilities:
Accounts receivable	(261,511)	(35,055)
Inventories	(368,078)	138,352
Prepaid expenses and other assets	(169,875)	(27,960)
Accounts payable	305,885	603,443
Accrued expenses	321,779	(546,868)

Net cash used in operating activities	(4,309,507)	(3,716,592)

Cash flows from investing activities:
Purchase of property, plant and equipment	(128,960)	(81,434)

Net cash used in investing activities	(128,960)	(81,434)

Cash flows from financing activities:
Deferred financing costs	—	(11,616)
Proceeds from issuance of common stock and warrants, net of offering costs	—	1,618,424
Borrowings on line of credit with related party		—
Borrowings on debt with related party	60,000	—
Principal payments on debt with related party	(360,000)	—
Borrowings on long term debt	—	3,150,000
Principal payments on long-term debt	(42,460)	(150,000)
Proceeds from sale-leaseback transaction with related party, net	1,000,000	—
Principal payments under related party lease obligation	1,243,333	(291,084)
Principal payments on capital lease obligations	(59,854)	(42,069)
Net cash provided by financing activities	1,841,019	4,273,655

Net increase (decrease) in cash and cash equivalents	(2,597,448)	475,629
Cash and cash equivalents at beginning of year	2,781,675	184,227

Cash and cash equivalents at end of year	$184,227	$659,856

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$265,460	$396,442
Non-cash investing and financing activities:
Warrants issued in connection with sale-leaseback transaction with related party	89,602
Assumption of line of credit obligation by purchaser	2,500,000
Assumption of Dakota Electric and Dakota County debt by purchaser	336,105

The accompanying notes are an integral part of these financial statements.

MedicalCV, Inc.
Notes to Consolidated Financial Statements

1.     Business Description

        MedicalCV, Inc. (the "Company") is a corporation engaged in the manufacture and marketing of cardiovascular surgery devices primarily in Europe, South Asia, the Middle East and the Far East. The primary product of the Company is a mechanical heart valve.

        The Company's consolidated financial statements for the year ended April 30, 2004, have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company has sustained losses and negative cash flows from operations in recent years and expects these conditions to continue for the foreseeable future. At April 30, 2004, the Company had an accumulated deficit of $23,312,085 and had insufficient funds to finance its working capital and capital expenditure needs and to meet its debt service requirements. These matters raise substantial doubt about the Company's ability to continue as a going concern. The Company is currently pursuing the refinancing of its debt and seeking other financing, in addition to the equity sales described in Note 16, to fund its operations and working capital requirements. If the Company is unable to refinance its debt and obtain additional funds in the second quarter of fiscal year 2005, it will be required to significantly revise its business plans and drastically reduce operating expenditures such that it may not be able to develop or enhance its products, gain market share in the United States of America or respond to competitive pressures or unanticipated requirements, which could seriously harm its business, financial position and results of operations.

        The Company is subject to risks and uncertainties common to medical technology-based companies, including rapid technological change, dependence on one principal product, new product development and acceptance, actions of competitors, dependence on key personnel and United States of America market penetration.

2.     Summary of Significant Accounting Policies

Principles of Consolidation

        The Company's consolidated financial statements include the accounts of MedicalCV, Inc. and its wholly-owned subsidiary, CVD International, Inc., which was liquidated in fiscal year 2003 with no material impact to the financial statements. All significant inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

        The Company's financial instruments consist primarily of cash and cash equivalents, trade accounts receivable, short and long term debt and accounts payable for which the current carrying amounts approximate fair value. The interest rates currently available to the Company approximate current rates for debt agreements with similar terms and average maturities.

Cash and Cash Equivalents

        Cash and cash equivalents consist of checking accounts and a money market account, all of which are held in two depository institutions. The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value because of the short maturity of these instruments. Deposits in these institutions may exceed the amount of federal insurance provided on such deposits.

Inventories

        Inventories consist of various mechanical heart valves and other medical items that are stated at the lower of cost or market, with cost determined utilizing standard costs, which approximate the first-in, first-out method of inventory valuation.

Property, Plant and Equipment

        Property, plant and equipment is stated at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the related assets. The building is depreciated over a 30-year life. Machinery and equipment, furniture and fixtures, tooling and software are depreciated over five-year lives. Maintenance and repairs are charged to current operations when incurred. The cost and related accumulated depreciation or amortization of assets disposed of are removed from the related accounts and any resulting gains or losses are included in the statement of operations.

Long-Lived Assets

        The Company periodically evaluates the carrying value of long-lived assets to be held and used, including but not limited to, capital assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose. No losses from impairment have been recognized in the consolidated financial statements.

Revenue Recognition

        The Company recognizes revenue using guidance from SEC Staff Accounting Bulletin No. 104 "Revenue Recognition in Financial Statements." Revenue from the sale of its mechanical heart valves is recognized provided that the Company has received a written order, the price is fixed, title has transferred, collection of the resulting receivable is probable and there are no remaining obligations. Transfer of title occurs for substantially all international sales upon shipment. The Company's products are not subject to any customer acceptance process. There are no rights of return unless the product does not perform according to specifications. In the United States, valves are consigned to hospitals and the sale is recorded when the hospital notifies the Company of patient implant. In prior periods, marketing support was paid to distributors in some markets. Such payments are reported as a reduction in revenues in accordance with EITF 01-9.

Research and Development

        Research and development costs are expensed as incurred.

Stock-Based Compensation

        The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and its interpretations and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148 "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123."

        The Company has adopted the disclosure provisions of SFAS No. 123 for employee stock-based compensation. For purposes of the pro forma disclosures below, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation cost for the Company's stock options been recognized based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Company's net loss would have been adjusted to the pro forma amounts indicated in the following table:

	For the Years Ended April 30,
	2003	2004
Net loss reported	$(4,667,709)	$(6,238,990)
Less: Pro forma stock based employee compensation cost	(294,142)	(364,946)
Net loss—pro forma	(4,961,851)	(6,603,936)
Net loss per common share—basic and diluted
As reported	(.60)	(.78)
Pro forma	$(.63)	$(.83)

Income Taxes

        Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Income tax expense or benefit is the tax payable or refundable for the year and the change during the year in deferred tax assets and liabilities.

Comprehensive Income (Loss)

        Comprehensive income (loss) includes net income (loss) and items defined as other comprehensive income (loss). Items defined as other comprehensive income (loss) include items such as foreign currency translation adjustments and unrealized gains and losses on certain marketable securities. For the years ended April 30, 2003 and 2004, there were no adjustments to net loss to arrive at comprehensive loss.

Concentration of Credit Risk

        At April 30, 2003 and 2004, approximately 37.9 percent and 35.7 percent, respectively, of the Company's accounts receivable were due from one distributor in each respective fiscal year (see Note 13). The Company generally requires no collateral from its customers with respect to trade accounts receivable. The Company maintains an allowance for doubtful accounts based upon its historical experience and the expected collectibility of all accounts receivable.

Net Income (Loss) Per Share

        Basic net income (loss) per common share is computed using net income (loss) and the weighted-average number of shares of common stock outstanding. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. Diluted net loss per common share does not differ from basic net loss per common share in the years ended April 30, 2003 and 2004 since 4,300,940 and 7,492,905 respectively, of potential dilutive shares of common stock from the exercise of stock options and warrants were excluded from the computation because the effect of including them in the loss per share computation would have been anti-dilutive.

3.     Supplemental Financial Statement Information

        Certain balance sheet components consist of the following at April 30:

Trade Accounts Receivable, Net	2003	2004
Related parties	$557,899	$533,402
Other	1,028,391	1,064,868
Allowance for doubtful accounts	(113,295)	(102,869)

	$1,472,995	$1,495,401

Inventories	2003	2004
Raw materials	$377,961	$97,074
Work-in-process	529,668	216,324
Finished goods	1,874,984	2,205,300

	$2,782,613	$2,518,698

Property, Plant and Equipment, Net	2003	2004
Land	$182,000	$182,000
Building	1,251,601	1,251,601
Machinery and equipment	1,558,442	1,593,132
Furniture and fixtures	182,243	229,814
Tooling	116,363	116,363
Software	146,159	147,332

	3,438,808	3,520,242
Accumulated depreciation and amortization	(2,070,568)	(2,384,624)

	$1,368,240	$1,135,618

4.     Return of Inventory

        During the quarter ended July 31, 2002, the Company obtained inventories from two former international distributors. The heart valves were sold to these customers during fiscal year 2000 and the first half of fiscal year 2001. Due to financial difficulties experienced by these distributors, the Company provided allowances for the remaining uncollected accounts receivable balances in fiscal years 2001 and 2002. The Company did not anticipate the return of these products at the time the uncollectible accounts were established. Upon obtaining title to the heart valves from these former distributors during the quarter ended July 31, 2002, the Company increased its inventories and recorded a recovery of its prior provision for doubtful accounts which reduced its general and administrative costs for the year ended April 30, 2003, by $92,000 representing the cost of the returned inventories.

5.     Debt with Related Parties and Note Payable

Debt with Related Parties

        In January 2003, the Company established a discretionary line of credit with PKM Properties, LLC (PKM), an entity controlled by Paul K. Miller. Mr. Miller serves on the Company's Board of Directors and is its largest shareholder. This line of credit was initially scheduled to mature on April 17, 2003. On April 15, 2003, the maturity date was extended to September 17, 2003. As of April 30, 2003 and 2004, the Company had borrowed $943,333 under the line of credit. In addition, the Company incurred direct financing costs of $67,828, which were amortized to interest expense over the original three-month term of the line of credit. The line of credit bore interest at the higher of 7 percent or 1 percent above a bank reference rate (7 percent as of April 30, 2003). The Company issued PKM a second mortgage on the Company's real estate and a security interest in all remaining assets of the Company. In October 2003, the Company amended the discretionary line of credit with PKM originally established in January 2003 to extend the maturity date to May 27, 2004, and to increase the interest rate to a fixed rate of 10 percent. Additionally, on February 3, 2004, the maturity date of the line of credit was extended to June 30, 2005. In connection with the original line of credit, the Company issued a warrant to PKM with a five-year term to purchase 350,000 shares of the Company's common stock at an exercise price of $0.596 per share. The fair value of the warrants of $128,995 was amortized to interest expense over the original three-month term of the line of credit.

        On July 8, 2003, the Company entered into a $1.0 million term debt agreement with PKM. Pursuant to the agreement, the Company borrowed $764,728 during the first quarter of fiscal year 2003 and borrowed the final draw of $235,272 on August 20, 2003. The debt, which is collateralized by substantially all of the Company's assets, bears interest at a rate of 10 percent per year, with an original maturity date of May 27, 2004. In connection with the first quarter borrowings, the Company issued a warrant to PKM with a ten-year term for the purchase of 320,178 shares of the Company's common stock at an exercise price of $0.70 per share. The Company also issued a warrant to purchase an additional 60,179 shares of the Company's common stock on the same terms in conjunction with the final draw on August 20, 2003. In connection with this financing, on July 8, 2003, the Company agreed to extend the term of 700,000 previously issued warrants from five years to ten years. The allocated fair value of the warrants issued prior to July 31, 2003, and the incremental value of the existing warrants was $383,361, and has been reported as a discount on the borrowings under the term debt. This discount, which was presented as a reduction of the carrying value of the debt on the consolidated balance sheet, was being amortized as interest expense over the eleven-month term of the debt. In addition, the Company incurred direct and incremental costs of $65,000 in completing the debt arrangement, which were included in deferred financing costs and were being amortized as interest expense over the original eleven-month term of the debt. On February 3, 2004, the maturity date of the term debt was extended to June 30, 2005.

In connection with the extension, the Company issued a warrant to PKM with a ten-year term for the purchase of 330,933 shares of the Company's common stock at an exercise price of $2.00 per share. The fair value of the warrants issued was $598,179.

        In November 2003, the Company amended the one-year $1.0 million term debt agreement with PKM, initiated on July 8, 2003, to provide for an additional $500,000 of borrowings with the same terms as the July 8, 2003 financing. The Company issued, as additional consideration, a ten-year warrant to purchase up to 77,381 shares of common stock at an exercise price of $1.68 per share with terms and conditions that include weighted-average anti-dilution rights. The allocated fair value of the newly-issued warrant was $63,365 and is accounted for as a discount on the borrowings under the term debt. This discount was amortized as interest expense over the remaining term of the debt. As of April 30, 2004, the discount was fully amortized.

        On July 8, 2003, the Company also entered into a $1.0 million term debt agreement with Peter L. Hauser ("Hauser"), a principal shareholder. The Company borrowed $1.0 million under this bridge financing during the quarter ended July 31, 2003. The debt, which is collateralized by substantially all of the Company's assets pursuant to an intercreditor agreement with PKM, bears interest at a rate of 10 percent per year and had a maturity date of June 30, 2004. In connection with the term debt, the Company also issued a warrant with a ten-year term to purchase up to 380,357 shares of the Company's common stock at an exercise price of $0.70 per share. The allocated fair value of the warrant was $281,706 and was accounted for as a discount on the borrowings under the term debt. This discount, which was presented as a reduction of the carrying value of the debt on the consolidated balance sheet was being amortized as interest expense over the original twelve-month term of the debt. In addition, the Company incurred direct and incremental costs of $71,772 in completing the debt arrangement, which were included in deferred financing costs and were being amortized as interest expenses over the original twelve-month term of the debt. On February 3, 2004, the maturity date of the term debt was extended to June 30, 2005. In connection with the extension, the Company issued a warrant to Hauser with a ten-year term for the purchase of 136,000 shares of the Company's common stock at an exercise price of $2.00 per share. The fair value of the warrants issued was $245,845.

        The extensions of the maturity dates of the term debt issued to PKM and Hauser as described above was accounted for as an extinguishment of debt in accordance with EITF 96-19 "Debtor's Accounting for a Modification or Exchange of Debt Instruments." Accordingly, unamortized discounts aggregating $391,789 and the fair value of the warrants issued in connection with the maturity date extensions, amounting to $844,024, were included in the Company's determination of the debt extinguishment loss recorded in the fourth quarter of fiscal year 2004. The $1,235,813 aggregate loss from these transactions, accounted for as an extinguishment of debt, is included in other expenses, net in the consolidated statement of operations for the year ended April 30, 2004.

Note Payable

        In November 2003, the Company also entered into a loan agreement and borrowed $500,000 from Draft Co. ("Draft"), pursuant to a note that matured on June 30, 2004, which bore interest at an annual rate of 10 percent. Pursuant to an amended intercreditor agreement among PKM, Hauser, and Draft, the loan was collateralized by substantially all of the Company's assets. The Company issued the lender warrants to purchase up to 90,909 shares of common stock at an exercise price of $1.43 per share with other terms comparable to the warrants issued to PKM as described above. The allocated fair value of the newly issued warrants was $100,056 and was accounted for as a discount on the borrowings under the term debt. This discount, which is presented as a reduction of the carrying value of the debt on the consolidated balance sheet is being amortized as interest expense over the seven-month term of the debt. As of April 30, 2004, the unamortized balance of the discount was $14,292. In addition, the Company incurred direct and incremental costs of $31,850 in completing the debt arrangement, which are included in deferred financing costs and are being amortized as interest expenses over the term of the debt. The note was repaid in June of 2004.

        The Company determined the fair value of all warrants described above using the Black Scholes option pricing model and the volatility, dividend yield and risk-free interest rate assumptions identified in Note 9 over the term of the applicable warrant and using a risk-free interest rate commensurate with that term.

6.     Related Party Lease Obligation

        On April 4, 2003, the Company sold its corporate headquarters and manufacturing facility and surrounding land in Inver Grove Heights, Minnesota, to PKM (see Note 5 regarding the Company's relationship with PKM).

        In connection with the transaction, the Company received total consideration of $3.84 million consisting of (1) $1.0 million in cash, (ii) PKM's assumption of the Company's $2.5 million outstanding indebtedness to Associated Bank, and (iii) PKM's assumption of the Company's promissory note with Dakota Electric Association and land special assessments payable to Dakota County aggregating $336,105. Also in connection with the transaction, the Company issued to PKM a five-year warrant for the purchase of 350,000 shares of the Company's common stock at an exercise price of $0.625 per share. These warrants had an allocated fair value of $89,602. The Company determined the fair value of the warrants using the Black Scholes option pricing model and the volatility and dividend yield assumptions identified in Note 9 over the five-year term and using a risk-free interest rate commensurate with that term.

        Simultaneous with the sale of the facility, the Company entered into a lease with PKM to lease back the facility and a portion of the land. The lease has a ten-year initial term with options for the Company to extend the lease up to ten additional years. Under certain conditions, the Company also has an option to purchase the building at the end of the initial ten-year term at the fair value at that time.

        Due to the Company's continued involvement with the property including the ability to buy back the property at a future date, the transaction is accounted for as a financing of the property sold and leased back. Accordingly, the net book value of the facility and land sold to PKM with a net book value of $707,015 (gross value of $1,433,601 net of accumulated depreciation of $726,586) continues to be presented as part of the Company's property, plant and equipment balance (see Note 3). The related party lease obligation of $3,455,420 represents the minimum amounts due PKM for the initial ten year term discounted at 4.4 percent and additional payments to be paid to PKM for the Dakota Electric Association and Dakota County obligations assumed by PKM.

        Scheduled maturities of the related party lease obligation are as follows:

Year Ending April 30,	Amount
2005	$288,995
2006	311,155
2007	324,183
2008	334,784
2009	366,198
Thereafter	1,830,105

$3,455,420

7.     Leases

Operating Leases

        The Company leased certain manufacturing equipment under various operating lease agreements which expired at various dates in fiscal year 2004. At the end of the lease terms, the Company exercised its option to return the equipment.

        Rental expense under operating leases was $21,935 and $6,502 in fiscal years 2003 and 2004, respectively.

Capital Leases

        The Company leased certain manufacturing equipment under various capital leases. The equipment was leased under agreements expiring through fiscal year 2004 with implicit interest rates ranging from 8.9 percent to 10 percent. At the end of the lease term, the Company elected to purchase the equipment under bargain purchase options. The leases were collateralized by the underlying equipment with a total cost of $181,420 and accumulated amortization of $125,998 and $156,234 at April 30, 2003 and 2004, respectively.

        As of April 30, 2004, the Company had no remaining lease payments due under capital lease obligations.

8.     Income Taxes

        The components of deferred income taxes at April 30 are as follows:

	2003	2004
Federal net operating loss carryforwards	$4,706,100	$7,022,085
Research and experimentation credit carryforwards	524,200	466,533
State net operating loss carryforwards	243,400	300,032
Other carryforwards	76,700	12,696
Inventories	57,200	96,045
Allowance for uncollectible accounts	118,400	37,033
Property, plant and equipment	80,600	(289,293)
Accrued expenses and other	15,300	14,609

Total deferred tax assets	5,821,900	7,659,740
Valuation allowance	(5,821,900)	(7,659,740)

Net deferred tax asset	$—	$—

        The Company has established valuation allowances to fully offset tax assets due to uncertainty about the Company's ability to generate the future taxable income necessary to realize these deferred tax assets, particularly in light of the Company's recent history of significant operating losses. In addition, future utilization of available net operating loss carryforwards may be limited under Internal Revenue Code Section 382 as a result of changes in ownership that have or may result from the issuance of common stock or common stock options and warrants.

        The Company's federal net operating loss carryforwards of approximately $19,505,792 and state net operating loss carryforwards of $5,636,061 expire in various fiscal years from 2014 through 2024. Available research and experimentation credit carryforwards at April 30, 2004 represent federal and state amounts of $354,603 and $111,930, respectively, with expiration dates in fiscal years 2010 through 2021.

9.     Shareholders' Equity (Deficit)

Common Stock

        On November 27, 2001, the Company closed on its initial public offering. In connection with the initial public offering, the Company issued 1,500,000 units at a price of $4.50 per unit for gross proceeds of $6,750,000. After offering costs, the Company received net proceeds of $5,396,485. Each unit consisted of one share of common stock and one redeemable Class A Warrant. Each Class A Warrant became exercisable and separable from the common stock on May 20, 2003. The holder of each Class A Warrant is entitled to purchase, at any time until November 20, 2004, one share of common stock at an exercise price of $6.50 per share, subject to customary anti-dilution adjustments. The Company may redeem the Class A Warrants for $0.01 per warrant at any time, upon ten business days' written notice, if the closing price of the Company's common stock or units exceeds $8.50, subject to customary anti-dilution adjustments, for any ten consecutive trading days before such notice.

        During the fourth quarter of fiscal year 2004 the Company closed on the private sale of 1,189,863 units for $1.47 per unit. Each unit consisted of one share of common stock and one five-year warrant to purchase a common share for $1.60 per share. Proceeds from the offering, net of offering costs of $190,675, were $1,558,424. In addition to cash commissions included in the offering costs, the Company issued to the private placement agents 190,378 five-year warrants to purchase common stock for $1.8375 per share.

        During the year ended April 30, 2004 the Company issued 55,522 shares of common stock to various consultants in exchange for services. The fair value of these shares was expensed and is included in operating expenses for the year ended April 30, 2004.

        In September of 2003, the Company sold 85,714 shares of common stock to the Chairman of the Board for $0.70 per share. The excess of the fair value of these shares over the selling price ($ 63,428) has been reported as an operating expense for the year ended April 30, 2004.

        As discussed in Note 10, during the year ended April 30, 2004 the Company issued 15,000 shares of common stock in connection with a technology purchase agreement.

Stock Options

        The Company's shareholders have authorized the issuance of stock options for the aggregate purchase of 2,744,861 shares of common stock under various plans covering certain employees, members of the Board of Directors and certain independent contractors approved by the Board of Directors. Options are typically granted at prices not less than fair market value at the date of grant. Options generally become exercisable between one to three years after grant date and have a maximum term of three to ten years depending on the plan.

        The following is a summary of stock option activity with respect to the Company's various plans and includes option activity for employees, directors and non-employees:

	Options	Weighted Average Exercise Price Per Share
Outstanding, April 30, 2002	1,041,390	$3.46
Granted	179,500	..75
Expired	(134,950)	3.89

Outstanding, April 30, 2003	1,085,940	$3.46
Granted	260,127	1.28
Expired	(94,340)	5.00

Outstanding, April 30, 2004	1,251,727	$2.65

        At April 30, 2003 and 2004, 603,034 and 944,768 options, respectively, were available for grant under the Company's stock option plans. On August 9, 2001, the Company's shareholders approved the 2001 Equity Incentive Plan (2001 Plan) and reserved 500,000 shares of common stock for issuance upon exercise of stock options to be granted under the 2001 Plan to employees, officers, consultants, advisors, employee and non-employee directors and employees of certain related entities. The number of shares reserved for issuance under the 2001 Plan increases on January 1 of each year by the greater of 50,000 shares or 3.5 percent of the outstanding shares of the Company's common stock on such date, unless the Board of Directors sets the increase at a lower number of shares. On January 1, 2003 and 2004, the number of shares available under the 2001 Plan increased by 274,534 shares and 279,827 shares, respectively, pursuant to the foregoing provision.

        The following table summarizes information about stock options outstanding and exercisable at April 30, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.30 - $1.76	353,143	7.30	$0.92	219,021	$1.10
$2.16 - $5.00	898,584	3.14	$3.32	681,284	$3.53

	1,251,727			900,305

        During the years ended April 30, 2003 and 2004, the Company issued four and ten-year options to purchase an aggregate of 42,500 and 167,643 shares of the Company's common stock at exercise prices of $0.51 to $0.87 and $0.30 to $1.68 per share, respectively, to certain non-employees who provided technical advisory services to the Company. The aggregate fair value of the options using the Black-Scholes valuation model was $20,329 and $189,312 and were fully expensed in fiscal years 2003 and 2004. The following assumptions were used to value the options for the years ended April 30, 2003 and 2004:

	2003	2004
Dividend yield rate	0 percent	0 percent
Risk free interest rate	3.26 percent	3.80 percent
Expected life	4 to 10 years	5 to 10 years
Volatility	85 percent	118 percent

        The Company is amortizing this deferred compensation over the vesting periods of the related stock options, which generally range from three to five years. This compensation is recognized on an accelerated basis in accordance with FASB Interpretation (FIN) No. 28. Compensation expense relating to stock options granted below fair market value of $4,452 and $2,677 was recognized during the years ended April 30, 2003 and 2004.

        The Company used the Black-Scholes option pricing model and the following assumptions for purposes of measuring the fair value of stock options issued to employees as disclosed in Note 1 to the Consolidated financial statements for the years ended April 30, 2003 and 2004:

	2003	2004
Dividend yield rate	0 percent	0 percent
Risk free interest rate	3.26 percent	3.80 percent
Expected life	4 to 10 years	5 to 10 years
Volatility	85 percent	118 percent

Stock Warrants

        At April 30, 2003 and 2004, the Company had outstanding and exercisable warrants to purchase 3,440,000 and 6,241,178 shares, respectively, of the Company's common stock at prices ranging from $0.60 to $6.75 per share. The warrants expire at various dates through February 3, 2014. At April 30, 2003 and 2004, the weighted average remaining contractual life of the warrants was 1.68 and 4.77 years and the weighted average exercise price of the warrants was $4.58 and $3.27, respectively.

        As discussed above under "Common Stock" during the fourth quarter of fiscal year 2004, the Company issued 1,189,863 warrants to purchase common stock to investors and issued 190,378 warrants to purchase common stock to agents of the Company's private placement.

        As discussed in Note 5, the Company issued to certain lenders and a lessor, warrants to purchase 1,395,937 common shares during the year ended April 30, 2004 and warrants to purchase 700,000 common shares during the year ended April 30, 2003.

        As discussed in Note 10, during the year ended April 30, 2004, the Company issued a seven-year warrant to purchase 25,000 shares of common stock in connection with a technology purchase agreement.

10.   Atrial Fibrillation Technology Purchase Agreement

        The Company entered into an agreement with LightWave Ablation Systems, Inc. ("LightWave") in August 2003 to purchase technology for the treatment of atrial fibrillation. Upon closing, the Company issued 15,000 shares of common stock and a seven-year warrant to purchase up to 25,000 shares of common stock for $1.46 per share, and made an initial payment of $10,000 to LightWave for the worldwide technology distribution rights. The Company made an additional payment of $15,000 in the fourth quarter of fiscal year 2004 when LightWave achieved certain U.S. regulatory milestones. The

Company is obligated to pay LightWave an additional $15,000 in April 2005, or earlier if the Company achieves certain European regulatory approvals. In addition, the Company is required to pay up to an additional $510,000 and to issue warrants to purchase up to an additional 75,000 common shares at $1.46 per share in the event that the Company meets certain development and sales milestones related to the acquired technology. The Company has recorded a research and development charge of $83,930 in the fiscal year ended April 30, 2004, to reflect the fair value of the common shares issued, the cash issued and issuable and the fair value of the common stock and warrants issued to LightWave. At April 30, 2004, the accrued future cash payments of $15,000 are included in accrued expenses.

11.   Research and Development Costs

        Research and Development costs principally consist of engineering costs, included as part of engineering and regulatory in the Consolidated Statement of Operations, totaled $558,141 and $762,525 for the fiscal years ended April 30, 2003 and 2004, respectively. Research and Development costs relate primarily to product and process development initiatives.

12.   Supply Agreement

        In July 1998, the Company entered into a three-year supply agreement with Snia S.p.A. Carbomedics, Inc. ("Carbomedics"), the source of certain raw material components associated with the manufacture of certain of the Company's heart valves. The supply agreement was extended for an additional two years in March 2001, and expired December 31, 2003.

        This agreement provided that the Company purchase a minimum number of raw material units each calendar year through 2003. Under the terms of the agreement, the Company is required to compensate Carbomedics for any purchase shortfalls up to a maximum of $200,000 per year. The Company has not met the minimum purchase requirement for the last four calendar years. As a result, the Company expensed $138,738 and $147,434 related to these purchase shortfalls to cost of goods sold in fiscal years 2003 and 2004, respectively. This agreement was not renewed by the Company following its expiration in December 2003.

13.   Segment and Related Party Information

        The Company views its operations and manages its business as one segment, the manufacturing and marketing of cardiothoracic surgery devices. Factors used to identify the Company's single operating segment include the organizational structure of the Company and the financial information available for evaluation by the chief operating decision maker. The following table summarizes net sales by geographic area:

	For the Years Ended April 30,
	2003	2004
Europe	$1,471,015	$1,462,385
South Asia	414,455	479,035
Middle East	342,585	463,382
Far East	60,348	48,854
Other	40,960	316,341
United States	248,700	640,978

Total	$2,578,063	$3,410,975

        At April 30, 2003 and 2004, substantially all of the Company's operations and assets were based in the United States.

        The Company distributes its products primarily through distributor organizations that, in turn, market the product directly to medical institutions. One of these distributors is a shareholder of the Company with an ownership interest of approximately 6.6 percent. An affiliate of this shareholder distributor is also a member of the Company's Board of Directors. Sales to distributors that individually account for 10 percent or more of the Company's net sales in each respective fiscal year are as follows:

	2003	2004
Distributor #1 (shareholder)	$762,842	$1,002,622
Distributor #2	319,985	351,641
Distributor #3	347,085	348,555
Distributor #4	319,000	198,600

        Accounts receivable from distributor #1 at April 30, 2003 and 2004, totaled $557,899 and $533,402, respectively.

14.   Spin-off of UROPACE

        On November 1, 2000, the Company completed the spin-off of UROPACE, Inc. (UROPACE), a subsidiary of the Company, to the existing shareholders of the Company.

        As a part of this spin-off, the Company agreed to loan UROPACE up to $356,250 at a variable interest rate. Principal and interest on the note was payable in installments equal to 5 percent of UROPACE's future annual net sales until the note and interest was paid in full. The Company had loaned UROPACE $235,000 at April 30, 2003. Due to the development stage of UROPACE and the uncertainty associated with the collection of this amount, the Company recorded an allowance for the entire balance of the loan during the year ended April 30, 2003, and wrote off the entire balance during the year ended April 30, 2004.

15.   Savings and Retirement Plan

        The Company sponsors a 401(k) savings and retirement plan (the Plan) which is available to all eligible employees. Under the Plan, the Company may make a discretionary contribution to the Plan upon approval by the Company's Board of Directors. Employees are fully vested in their own contributions and earnings thereon and become fully vested in the Company's contributions and earnings thereon after three years of service. The Company made contributions to the Plan of $21,504 and $19,662 in fiscal years 2003 and 2004, respectively.

16.   Subsequent Event-Equity Sale

        On May 21, 2004, the Company closed on the private sale of units, each consisting of one share of common stock and one warrant to purchase one share of common stock. For a price of $1.47 per unit, the Company issued 1,540,900 shares of common stock and 1,540,900 five year warrants for the purchase of common shares of stock at $1.60 per share. Gross proceeds totaled $2,265,123. In connection with this sale, the Company issued to the agent a five year warrant to purchase 123,272 units at an exercise price of $1.8375 per unit, and the Company paid the agent a cash commission of $181,210, and an expense allowance of $67,954. The warrants underlying the unit warrants issued to the agent are exercisable for a period of five years at an exercise price of $1.8375 per share.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any state where the offer or sale is not permitted.

Prospectus Summary
Risk Factors
Use of Proceeds
Capitalization
Selected Consolidated Financial Data
Market for Common Equity and Related Shareholder Matters
Management's Discussion and Analysis or Plan of Operation
Business
Management
Executive Compensation
Certain Relationships and Related Transactions
Principal Shareholders
Description of Securities
Shares Eligible for Future Sale
Selling Shareholders
Plan of Distribution
Legal Matters
Experts
Available Information

8,634,387 Shares

Common Stock

PROSPECTUS

            , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        We are governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation; or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

        As permitted by Section 302A.251 of the Minnesota Statutes, Article 6 of our articles of incorporation provides that we will indemnify our directors in the manner and to the fullest extent permitted by law. Section 6.1 of our bylaws provides that we will indemnify, in accordance with the terms and conditions of Section 302A.521 of the Minnesota Statutes, the following persons: (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the board of directors; and (d) employees and former employees.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The estimated expenses in connection with the issuance and distribution of the securities registered hereby are set forth in the following table. All amounts presented, other than the SEC registration fee, are estimates.

SEC registration fee	$1,513
Legal fees and expenses	35,000
Accounting fees and expenses	25,000
Blue sky fees and expenses	5,000
Transfer agent fees and expenses	5,000
Printing expenses	20,000
Miscellaneous	3,487

Total	$95,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

        The following sets forth certain information concerning the securities we have sold within the past three years without registering such securities under the Securities Act.

        (a)   On August 21, 2001, we issued $500,000 principal amount of 10% convertible subordinated bridge notes to 13 accredited investors with warrants to purchase 500,000 shares of common stock at an exercise price of $6.50 per share. We received gross cash proceeds of $500,500 in consideration of the bridge notes and the warrants. We paid a cash commission of $40,040 and a non-accountable expense allowance of $5,005 to Equity Securities Investments, Inc. in connection with this transaction.

        (b)   On November 27, 2001, we issued a five-year warrant to purchase 150,000 units at $6.75 per unit to the underwriter of our initial public offering for cash consideration of $50. The warrant became exercisable on November 20, 2003. It expires November 20, 2007.

        (c)   On August 7, 2002, we issued to Segmed, Inc., a Minnesota corporation, a seven-year warrant to purchase 100,000 shares of our common stock at $2.95 per share. We issued this warrant in partial consideration of Segmed's assignment of certain intellectual property to our company.

        (d)   On January 17, 2003, we issued to PKM Properties, LLC ("PKM"), an entity controlled by Paul K. Miller, a five-year warrant to purchase 350,000 shares of our common stock at $0.596 per share. Mr. Miller is a member of our board of directors and is the largest beneficial owner of our securities. We issued this warrant in connection with a line of credit we established with PKM.

        (e)   On April 4, 2003, we completed a refinancing transaction in which our headquarters and manufacturing facility was sold in a sale-leaseback transaction to PKM. As part of the consideration for this transaction, we issued to PKM a five-year warrant to purchase 350,000 shares of our common stock at $0.625 per share.

        (f)    On July 8, 2003, we completed a $2.0 million bridge financing, resulting in net proceeds of approximately $1.87 million.

        Under the terms of the financing, we established a one-year $1.0 million discretionary line of credit with PKM. The line, which requires the payment of interest at a rate of 10 percent per year, is collateralized by substantially all of our assets. As additional consideration for the financing, we agreed to issue PKM ten-year warrants for the purchase of up to 380,357 shares of our common stock at an exercise price of $0.70 per share with terms and conditions that include weighted-average anti-dilution rights. Of such securities, warrants for the purchase of 320,178 shares expire on July 8, 2013, and warrants for the purchase of 60,179 shares expire on August 20, 2013. We also agreed to modify certain terms of the warrants issued to PKM in January 2003, to conform to the terms of the warrants issued as part of this bridge debt financing.

        In a simultaneous transaction, we entered into a loan agreement and borrowed $1.0 million from Peter L. Hauser pursuant to a one-year subordinated note with an interest rate of 10 percent per year. Pursuant to an intercreditor agreement with PKM, the loan is collateralized by substantially all of our assets. Mr. Hauser was issued ten-year warrants for the purchase of 380,357 shares of our common stock on terms comparable to the PKM warrants described above. As a result of the transaction, Mr. Hauser became the beneficial owner of over 10 percent of our securities.

        PKM and Mr. Hauser were also paid a 6.5% placement fee in connection with the July 2003 bridge financing.

        (g)   Effective July 15, 2003, we issued 50,522 shares of common stock to Tower Finance, Ltd., a financial advisory firm, in connection with Tower's agreement to provide consulting services.

        (h)   On August 19, 2003, we granted to Lawrence L. Horsch, our Chairman of the Board, a ten-year non-qualified stock option for the purchase of 100,000 shares of our common stock at an exercise price of $0.70 per share. We granted this stock option to Mr. Horsch pursuant to the terms of a letter agreement dated August 19, 2003, under which Mr. Horsch became our Chairman of the Board.

        (i)    On September 29, 2003, we sold 85,714 shares of our common stock to Lawrence L. Horsch, our Chairman of the Board, at a purchase price of $0.70 per share. We agreed to sell these share to Mr. Horsch pursuant to the terms of a letter agreement dated August 19, 2003, under which Mr. Horsch became our Chairman of the Board.

        (j)    On September 29, 2003, we issued 15,000 shares of our common stock to LightWave Ablation Systems, Inc. pursuant to the terms of a letter agreement dated April 22, 2003. We also issued to LightWave a seven-year warrant to purchase 25,000 shares of our common stock at an exercise price of $1.46, which warrant expires August 27, 2010. We issued these shares and warrants in partial consideration of our acquisition of a technology platform for the treatment of atrial fibrillation from such company.

        (k)   On November 13, 2003, we issued to PKM a ten-year warrant to purchase 77,381 shares of our common stock at an exercise price of $1.68 per share. We issued this warrant in consideration of amendment to the one-year $1.0 million term debt arrangement with PKM, which provided for an additional $500,000 of borrowings.

        (l)    On November 24, 2003, we issued to Draft Co., an unrelated third party, ten-year warrants to purchase 90,909 shares of our common stock at an exercise price of $1.43 per share. We issued this warrant in consideration of a loan agreement to borrow $500,000, pursuant to a note maturing June 30, 2004 and bearing interest at a rate of 10.0 percent per year. This note was repaid on June 30, 2004.

        (m)  On February 3, 2004, we issued to PKM a ten-year warrant to purchase 330,933 shares of our common stock at an exercise price of $2.00 per share. We issued this warrant in connection with the extension of the maturity date of the January Discretionary Credit Agreement to June 30, 2005.

        (n)   On February 3, 2004, we issued to Peter L. Hauser a ten-year warrant to purchase 136,000 shares of our common stock at an exercise price of $2.00 per share. We issued this warrant in connection with the extension of the maturity date of the $1.0 million Hauser financing to June 30, 2005.

        (o)   Between February 2004 and May 2004, we conducted a private placement to accredited investors of units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock. We sold 2,730,763 units for aggregate gross proceeds of $4,014,222. The five-year warrants sold with the common stock are exercisable to purchase an aggregate of 2,730,763 shares of common stock at an exercise price of $1.60 per share. In connection with such placement, we issued our agent a five-year warrant to purchase 123,272 units at an exercise price of $1.8375 per unit, paid our agent cash commissions of $181,210 and paid our agent a non-accountable expense allowance of $67,954. In connection with such placement, we issued our finder a five-year warrant to purchase 95,189 units at an exercise price of $1.8375 per unit, paid our finder a finder's fee of $140,928 and reimbursed our finder for expenses of $4,163. The warrants underlying the unit warrants issued to the agent and the finder are exercisable for a period of five-years at an exercise price of $1.8375 per share.

        Each of the foregoing issuances was made in reliance upon the exemption provided in Section 4(2) and/or the safe harbor provided by Rule 506 of the Securities Act. Such securities are restricted as to sale or transfer, unless registered under the Securities Act, and certificates representing such securities contain restrictive legends preventing sale, transfer or other disposition unless registered under the Securities Act. In addition, the recipients of such securities received, or had access to, material information concerning MedicalCV, Inc., including, but not limited to, the registrant's reports on Form

10-KSB, For 10-QSB and Form 8-K, as filed with the SEC, including amendments to such reports. Other than as noted above, no underwriting commissions or discounts were paid with respect to the issuances of such securities.

ITEM 27. EXHIBITS.

        See "Index to Exhibits."

ITEM 28. UNDERTAKINGS.

        The small business issuer hereby undertakes to:

        (1)   File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i)  Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  Include any additional or changed material information on the plan of distribution.

        (2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Inver Grove Heights, State of Minnesota, on September 9, 2004.

MedicalCV, Inc.
By	/s/ MARC P. FLORES Marc P. Flores President and Chief Executive Officer

        In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ MARC P. FLORES Marc P. Flores	President and Chief Executive Officer (Principal Executive Officer)	September 9, 2004
/s/ JOHN H. JUNGBAUER John H. Jungbauer	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	September 9, 2004
* Susan L. Critzer	Director
* Lawrence L. Horsch	Chairman of the Board
* David B. Kaysen	Director
* Salvador Mercé Cervelló	Director
* Adel A. Mikhail, Ph.D.	Director
* Paul K. Miller	Director
*By	/s/ JOHN H. JUNGBAUER John H. Jungbauer Attorney-In-Fact	September 9, 2004

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Restated Articles of Incorporation of the Registrant (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
3.2	Bylaws of the Registrant (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
4.1	Reference is made to Exhibits 3.1 and 3.2.
4.2	Specimen common stock certificate (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
4.3	Form of Warrant Agreement (including specimen Class A Warrant certificate) (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884) ).
4.4	Specimen unit certificate (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
5	Legal Opinion of Briggs and Morgan, P.A.*
10.1	1992 Stock Option Plan (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.2	1993 Director Stock Option Plan (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.3	1997 Stock Option Plan (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.4	2001 Equity Incentive Plan (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.5	Warrant Agreement by and between the Registrant and Paul K. Miller, dated November 22, 1999 (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.6	Warrant Agreement by and between the Registrant and Adel A. Mikhail, dated February 2, 2001 (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.7	Warrant Agreement by and between the Registrant and Paul K. Miller, dated December 6, 2000 (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.8	Form of Escrow Agreement by and between the Registrant, Paul K. Miller, Adel A. Mikhail, Ph.D., Salvador Mercé Vives, Mercé V. Electromedicina S.L., Richard A. DeWall, M.D., Blair P. Mowery, Salvador Mercé Cervelló, Allan R. Seck, Norman Dann, Ronald M. Bosrock, George M. Wettstaedt, Gene E. Stobbs, Shelley Johnson, Associated Trust Company National Association and the Commissioner of Commerce for the State of Minnesota (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.9	Discretionary Credit Agreement by and between the Registrant and PKM Properties, LLC, dated January 17, 2003 (incorporated by reference to our Quarterly Report on Form 10-QSB/A, filed on April 4, 2003 (File No. 000-33295)).
10.10	Discretionary Credit Note in the principal amount of $943,666, issued by the Registrant, Maker, to PKM Properties, LLC, Payee, dated January 17, 2003 (incorporated by reference to our Quarterly Report on Form 10-QSB/A, filed on April 4, 2003 (File No. 000-33295))
10.11	Security Agreement by and between the Registrant, Debtor, and PKM Properties, LLC, Secured Party, dated January 17, 2003 (incorporated by reference to our Quarterly Report on Form 10-QSB/A, filed on April 4, 2003 (File No. 000-33295)).
10.12	Second Mortgage by the Registrant for the benefit of PKM Properties, LLC, dated January 17,

2003 (incorporated by reference to our Quarterly Report on Form 10-QSB/A, filed on April 4, 2003 (File No. 000-33295)).
10.13	Common Stock Purchase Warrant issued by the Registrant to PKM Properties, LLC, dated January 17, 2003 (incorporated by reference to our Quarterly Report on Form 10-QSB/A, filed on April 4, 2003 (File No. 000-33295)).
10.14	Promissory Note in the principal amount of $60,000, issued by the Registrant, Maker, to Allan R. Seck, Payee, dated December 11, 2002 (incorporated by reference to our Quarterly Report on Form 10-QSB/A, filed on April 4, 2003 (File No. 000-33295)).
10.15	Working Capital Line of Credit—Change in Terms Agreement by and between Associated Bank Minnesota, Lender, and the Registrant, Borrower, dated November 23, 2002 (incorporated by reference to our Quarterly Report on Form 10-QSB/A, filed on April 4, 2003 (File No. 000-33295)).
10.16	Commercial Guaranty from Paul K. Miller, Guarantor, to Associated Bank Minnesota, Lender, dated November 23, 2002 (incorporated by reference to our Quarterly Report on Form 10-QSB/A, filed on April 4, 2003 (File No. 000-33295)).
10.17	Loan Agreement by and between Peter L. Hauser and the Registrant, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed July 14, 2003 (File No. 000-33295) ).
10.18	$1.0 Million Subordinated Note issued by the Registrant, Maker, to Peter Ludwig Hauser, Payee, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed July 14, 2003 (File No. 000-33295)).
10.19	Subordination and Intercreditor Agreement by and between Peter L. Hauser and PKM Properties, LLC, accepted and acknowledged by the Registrant, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed July 14, 2003 (File No. 000-33295)).
10.20	May Security Agreement in favor of PKM Properties, LLC and Peter L. Hauser, securing property of the Registrant, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed July 14, 2003 (File No. 000-33295)).
10.21	Warrant Agreement to purchase 380,357 shares of common stock issued by the Registrant to Peter Ludwig Hauser, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed July 14, 2003 (File No. 000-33295)).
10.22	May Discretionary Credit Agreement by and between the Registrant and PKM Properties, LLC, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed July 14, 2003 (File No. 000-33295)).
10.23	May Discretionary Credit Note issued by the Registrant, Maker, to PKM Properties, LLC, Payee, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed July 14, 2003 (File No. 000-33295)).
10.24	Amendment to Warrants by and between the Registrant and PKM Properties, LLC, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed July 14, 2003 (File No. 000-33295) ).
10.25	Warrant Agreement to purchase 320,178 shares of common stock issued by the Registrant to PKM Properties, LLC, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed July 14, 2003 (File No. 000-33295)).
10.26	Warrant Agreement to purchase 60,179 shares of common stock issued by MedicalCV, Inc. to PKM Properties, LLC, dated August 20, 2003 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on December 15, 2003 (File No. 000-33295)).
10.27	Warrant Agreement to purchase 77,381 shares of common stock issued by the Registrant to PKM Properties, LLC, dated November 13, 2003 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on March 22, 2004 (File No. 000-33295)).
10.28	Warrant Agreement to purchase 136,000 shares of common stock issued by the Registrant to Peter L. Hauser, dated February 3, 2004 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.29	Warrant Agreement to purchase 330,933 shares of common stock issued by the Registrant to PKM Properties, LLC, dated February 3, 2004, (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).
10.30	Letter Agreement between the Registrant and Lawrence L. Horsch, dated effective August 19, 2003, (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).
10.31	Non-Qualified Stock Option Agreement issued by the Registrant to Lawrence L. Horsch in the amount of 100,000 shares, dated August 19, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).
10.32	Purchase Agreement between the Registrant and PKM Properties, LLC, dated April 4, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295) ).
10.33	Building Lease Agreement between the Registrant and PKM Properties, LLC, dated April 4, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295) ).
10.34	Technology Purchase Agreement between the Registrant and LightWave Ablation Systems, Inc., Gregory Brucker and Robert Svenson M.D., dated August 27, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).
10.35	Warrant Agreement to purchase 25,000 shares of common stock issued by the Registrant to LightWave Ablation Systems, Inc., dated August 27, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).
10.36	Technology Assignment Agreement between the Registrant, LightWave Ablation Systems, Inc., Robert H. Svenson, M.D. and Gregory Brucker, dated August 27, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).
10.37	Proprietary Information and Inventions Agreement between the Registrant, Robert H. Sevenson, M.D. and Gregory Brucker, dated August 10, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).
10.38	Technical Assistance Agreement between the Registrant and Robert H. Svenson, M.D., dated August 7, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).
10.39	Technical Assistance Agreement between the Registrant and Gregory Brucker, dated August 7, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295) ).
10.40	Technical Assistance Agreement between the Registrant and Adel Mikhail, Ph.D., dated June 14, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).
10.41	Assignment Agreement between the Registrant, Segmed, Inc. and William F. Northrup III, M.D., dated August 7, 2002 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).
10.42	Technical Assistance Agreement between the Registrant and William F. Northrup III, M.D. dated August 7, 2002 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).
10.43	Warrant Agreement to purchase up to 100,000 shares of common stock issued by the Registrant to Segmed, Inc., dated August 7, 2002 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).
10.44	First Amended and Restated Subordination and Intercreditor Agreement by and between Peter L. Hauser, PKM Properties, LLC and Draft Co., accepted and acknowledged by the Registrant dated November 24, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.45	Amendment No. 1 to First Amended and Restated Subordination and Intercreditor Agreement by and between Peter L. Hauser, PKM Properties, LLC and Draft Co., accepted and acknowledged by the Registrant dated January 29, 2004 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).
10.46	Severance and Release Agreement between the Registrant and Blair P. Mowery, effective August 11, 2004.
10.47	Severance and Release Agreement between the Registrant and Allan R. Seck, effective August 6, 2004.
10.48	Letter Agreement between the Registrant and Marc P. Flores, effective August 30, 2004 (incorporated by reference to our Current Report on Form 8-K, filed September 2, 2004 (File No. 000-33295) ).
23.1	Consent of Briggs and Morgan, P.A. (included in Exhibit 5).
23.2	Consent of Independent Registered Public Accounting Firm.
24	Power of Attorney.*

*
Previously filed.